 As filed with the Securities and Exchange Commission on December 29, 2010
Registration No.   _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUEPASA CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	7310	86-0879433
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

324 Datura Street, Suite 114
West Palm Beach, Florida 33401
 (561) 366-1249
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Matte
324 Datura Street, Suite 114
West Palm Beach, Florida 33401
 (561) 366-1249
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael D. Harris, Esq.
Brian S. Bernstein, Esq.
Harris Cramer LLP
3507 Kyoto Gardens Drive, Suite 320
Palm Beach Gardens, Florida 33410
(561) 478-7077

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.001 par value per share	1,918,329	9.25	17,744,543	2,060.14

(1)  Consists of shares of common stock and shares of common stock underlying warrants.  Under Rule 416 of the Securities Act of 1933, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or similar events.
(2)  The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of our common stock on the OTC Bulletin Board on December 22, 2010, a date within five (5) business days prior to the date of the filing of this registration statement.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 29, 2010

QUEPASA CORPORATION

PROSPECTUS

1,918,329 Shares of Common Stock

This prospectus relates to the sale of up to 1,753,329 shares of our common stock and 165,000 shares of common stock issuable upon exercise of warrants at $4.50 per share which may be offered by the selling shareholders identified in this prospectus.  We will not receive any proceeds from the sales of shares of our common stock by the selling shareholders named on page 60.  We will, however, receive proceeds in connection with the exercise of the warrants referred to above.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “QPSA”.  As of the last trading day before the date of this prospectus, the closing price of our common stock was $10.40 per share.

The common stock offered in this prospectus involves a high degree of risk.  See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying shares of our common stock.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering.  The selling shareholders may be deemed underwriters of the shares of our common stock that they are offering within the meaning of the Securities Act of 1933.  We will bear all costs, expenses and fees in connection with the registration of these shares.

The selling shareholders are offering these shares of common stock. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2011

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  The selling shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.  Quepasa Corporation, is referred to throughout this prospectus as “Quepasa,” “we,” “our” or “us.”  When we refer to “DSM”, we mean distributed social media as described in the “Business” section of this prospectus.

Our Company

Quepasa Corporation, through its website Quepasa.com, is one of the fastest growing online social communities for young Latinos.  Quepasa.com provides users with access to an expansive, multilingual menu of resources that promote social interaction, information sharing, and other topics of importance to Latino users and is dedicated to empowering young Latinos with the most entertaining online social community.

Corporate Information

We are a Nevada corporation.  Our principal executive offices are located at 324 Datura Street, Suite. 114, West Palm Beach, Florida 33401.  Our phone number is (561) 366-1249 and our corporate website can be found at www.quepascorp.com.  The information on our website is not incorporated into this prospectus.

THE OFFERING

Common stock outstanding prior to the offering:	15,271,480 shares

Common stock offered by the selling shareholders:	1,918,329 shares (1)

Common stock outstanding immediately following the offering:	15,436,480 shares

Use of proceeds:
We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders but will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital purposes.

Risk Factors:	See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Stock Symbol:	QPSA

(1) Except for the shares underlying the warrants, the shares offered under this prospectus have already been issued and are outstanding.

The number of shares of common stock to be outstanding after this offering excludes:

●	a total of 7,677,449 shares of common stock issuable upon the exercise of outstanding stock options;
●	a total of 915,249 shares of common stock reserved for future issuance under our 2006 Stock Incentive Plan, or the Plan;
●	shares of common stock issuable upon conversion of our outstanding Series A Preferred Stock, or Series A; and
●	a total of 4,400,000 shares of common stock issuable upon the exercise of warrants.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, appearing elsewhere in this prospectus.

Statements of Operations Data

	Nine Months Ended September 30, 2010 (Unaudited)	Nine Months Ended September 30, 2009 (Unaudited)	Year Ended December 31, 2009	Year Ended December 31, 2008

Revenue	$4,199,846	$197,018	$535,976	$56,006

Loss from operations	$(4,416,158)	$(7,489,756)	$(9,930,680)	$(11,911,505)

Net loss allocable to common shareholders	$(4,948,962)	$(8,069,096)	$(10,687,007)	$(7,195,069)

Net loss per share allocable to common shareholders	$(0.38)	$(0.63)	$(0.84)	$(0.57)

Weighted average common shares (basic and diluted)	12,951,513	12,722,412	12,725,894	12,621,621

Balance Sheet Data

	September 30, 2010 (Unaudited)	December 31, 2009	December 31, 2008

Cash	$527,854	$1,028,267	$4,932,629

Accounts receivable	$1,819,803	$310,781	$21,775

Current liabilities	$543,098	$479,349	$328,036

Working capital	$2,024,769	$1,050,212	$5,023,950

Notes payable, net of discount	$6,122,243	$5,673,702	$5,074,858

Accumulated deficit	$(164,283,701)	$(159,334,739)	$(148,647,732)

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors before deciding whether to invest in Quepasa. If any of the events discussed in the risk factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected.  In such case, the value and marketability of the common stock could decline.

Risk Factors Relating to Our Company

Because we face significant competition from other social networks and companies with greater resources, we may not be able to compete effectively.

We face formidable competition from other companies that seek to connect young Latinos online.  Our primary competitors are other companies providing portal and online community services, especially to the Spanish and Portuguese language Internet users, such as Facebook, Yahoo!Español,  MySpace Latino, America Online Latin America, StarMedia, Hi5, Orkut, Batanga, Terra.com and UOL.com.  All of these companies have a more established reputation, longer operating histories and more established relationships with users.  They can use their experience and resources against us in a variety of competitive ways, including developing ways to attract and maintain users.  Yahoo and America Online also may have a greater ability to attract and retain users than we do because they operate Internet portals with a broad range of content and products and services.

If our members do not interact with each other or our viral marketing strategy fails, our ability to attract new members will suffer and our revenue will decrease.

Part of our success is dependent upon our social networking members interacting with our website and contributing to our viral advertising platform (DSM).  If our DSM platform is unsuccessful and our members do not spread our advertisers’ messages throughout the Internet, our operating results will suffer.

The majority of our members do not visit our website frequently and spend a limited amount of time when they visit.  If we are unable to encourage our members to interact more frequently and to increase the amount of user generated content they provide, our ability to attract new users to our website and our financial results will suffer.

If we are unable to expand the number of users to our website and generate sufficient revenue, your investment may be jeopardized.

In order to operate our website profitably, we must attract sufficient users, including users who regularly visit our website.  In addition, we must generate revenue from these users.  To date, we have identified two primary revenue sources – social games and advertising, which includes DSM.  To date, the only material revenue came from DSM in 2010 as well as website development for a customer.  We must continue to generate material revenue from DSM and expand our other revenue sources.  If we unable to attract sufficient users and increase our revenue, we will not generate sufficient revenue and your investment may be jeopardized.

If we are unable to expand and monetize our social gaming portfolio, our future results of operations may be adversely affected.

Quepasa believes that social games will be an extremely important part of its business model and its ability to generate significant revenue.  We are relying upon a combination of acquiring content from third parties and a possible acquisition of a social games developer.  If we fail to expand our offering of social games,   if our members do not play the games on a regular basis or if  we do not receive sufficient revenue from gaming on our website, our future results of operations will be materially and adversely affected.

If we fail to enhance our existing services and products or develop and introduce new features in a timely manner to meet changing customer requirements, our ability to grow our business will suffer.

Our social network depends in part on rapidly changing technologies, which will impact our capacity to attract new users. The widespread adoption of new Internet, networking, streaming media, or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. Our future success will depend in large part upon our ability to:

●	identify and respond to emerging technological trends in the market;
●	develop content that attracts and allows us to retain large numbers of users;
●	enhance our products by adding innovative features that differentiate our products and services from those of our competitors;
●	acquire and license leading technologies; and
●	respond effectively to new technological changes or new product and services announcements by others.

We will not be competitive unless we continually introduce new services and content or enhancements to existing services and content that meet evolving industry standards and user needs.

If we cannot address technological change in our industry in a timely fashion and develop new products and services, our future results of operations may be adversely affected.

The Internet and electronic commerce industries are characterized by:

●	rapidly changing technology;
●	evolving industry standards and practices that could render our website and proprietary technology obsolete;
●	changes in Latino consumer tastes and demands; and
●	frequent introductions of new services or products that embody new technologies.

Our future performance will depend, in part, on our ability to develop, license or acquire leading technologies and program formats, enhance our existing services and respond to technological advances and consumer tastes and emerging industry standards and practices on a timely and cost-effective basis. Developing website and other proprietary technology involves significant technical and business risks. We also cannot assure you that we will be able to successfully use new technologies or adapt our website and proprietary technology to emerging industry standards. We may not be able to remain competitive or sustain growth if we do not adapt to changing market conditions or customer requirements.

Because we have international operations, we are exposed to foreign currency risks.

Quepasa conducts business in countries outside of the United States and expects to generate most of its revenue outside of the United States, which exposes us to fluctuations in foreign currency exchange rates. We may enter into short-term forward exchange or option contracts to hedge this risk; nevertheless, volatile foreign currency exchange rates increase our risk related to products purchased in a currency other than the currencies in which our revenue is generated.  The realization of this risk could have a significant adverse effect on our financial results.  There can be no assurance that these and other factors will not have an adverse effect on our business.

Because we are pursuing a strategy of seeking to commercialize our services internationally, we are subject to risks frequently associated with international operations, and we may sustain large losses if we cannot deal with these risks.

Our business model is aimed at Spanish and Portuguese speaking persons who live primarily outside the United States as well as Latinos living in the United States. We also maintain material operations in Mexico.  Because of the diverse number of countries including Mexico and those located in Central and South America, we will be required to focus our business on unique local cultural differences which vary from country to country. If we are able to successfully develop international markets, we would be subject to a number of risks besides currency fluctuations, including:

●	Changes in laws or regulations resulting in more burdensome governmental controls, regulation of the Internet, privacy protection, or restrictions;
●	Being able to attract users from countries with different local cultures;
●	Political and economic instability;
●	Extended payment terms beyond those customarily offered in the United States;
●	Difficulties in managing sales representatives and employees outside the United States; and
●	Potentially adverse tax consequences.

If we cannot manage these risks, we may sustain large losses.

If we are unable to implement payment gateways to our users, our results of operations will be adversely affected.

We conduct our business in countries outside the United States and depend on payment gateways that are not as well developed as those in the United States where most people have Visa, MasterCard or bank debit cards to use in paying for virtual goods and our services.  User of our social network in the countries we operate, outside of the United States, do not always have access to credit cards and other “typical” payment methods  our United States members have such as debit cards.  If we are unable to implement payment gateways that provide end-users of our social network the ability to easily pay for services and related game transactions, our future results will be adversely affected. Additionally, our inability to collect and receive payments from these other sources will have an adverse effect on our business and results of operations.

Because most of our technical operations are in Mexico, we are subject to social instability risks which could materially adversely affect our business and our results of operations.

Because a material portion of our activities are conducted in Hermosillo, Mexico, our business is exposed to the risk of crime that is currently taking place in certain areas in Mexico.  Recent increases in kidnapping and violent drug related criminal activity in Mexico, and in particular Mexican States bordering the United States, may adversely affect our ability to carry on business safely.  Although Hermosillo has not been affected by these criminal activities, if it were to spread to Hermosillo it could affect our ability to do business there and our business could be adversely affected.

If our acquisition strategy is unsuccessful or if we are unable to integrate future acquisitions our business will be materially and adversely affected.

We plan to make acquisitions of social gaming intellectual property.  Our success will depend in part on the ability of Quepasa to manage the integration of future acquisitions.  Integrating businesses poses a variety of challenges, which we must meet.

The process of integrating any future acquired business may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:

●	Our members may cease visiting Quepasa.com if they find our website is no longer interesting or fun;
●	Loss of key employees;
●	Possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;
●	Failure to maintain the quality of services that the companies have historically provided; and
●	The diversion of management’s attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.

These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we currently expect to result from that integration and may cause material adverse short and long-term effects on our operating results and financial condition. If we are not able to integrate the businesses, our future results of operations may reflect declining revenue growth and reduced profitability.

Even if we are able to integrate the operations of acquired businesses into our operations, we may not realize the full benefits that we anticipate. If we achieve the expected benefits, they may not be achieved within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by costs incurred in integrating the companies, increases in other expenses, operating losses or problems in the business unrelated to these acquisitions.

If government regulation of the Internet increases, it may adversely affect our business and operating results.

We may be subject to additional operating restrictions and regulations in the future. Due to the rapid growth and widespread use of the Internet, national and local governments are enacting and considering various laws and regulations relating to the Internet. Very recently in the United States, the Federal Communication Commission has issued proposed rules to regulate the Internet. Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Sometimes, new laws and regulations while designed to protect consumers have unintended consequences. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet. Internationally, we may also be subject to domestic laws regulating our activities in foreign countries and to foreign laws and regulations that are inconsistent from country to country. Political factors may cause governments to restrict Internet Social Networking usage as has occurred in non-Latino countries. Other countries, including Venezuela, may begin to restrict the usage of Internet Social Networks.  We may incur substantial liabilities for expenses necessary to comply with these laws and regulations or penalties for any failure to comply.

With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways.  As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. We may also be subject to costs and liabilities with respect to privacy issues.   Further, it is anticipated that new legislation may be adopted by federal and state governments with respect to user privacy.  Additionally, foreign governments may pass laws which could negatively impact our business or may prosecute us for our products and services based upon existing laws.  The restrictions imposed by and cost of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.

If a regulatory authority were to conclude that skill-based games are subject to compliance with their rules or regulations, the cost of compliance could materially adversely affect our results of operations.

The gaming industry is subject to extensive government regulation.  If a regulator were to conclude that skill-based gaming is subject to their rules or regulations, it could preclude us from providing access to local residents, require us to obtain licenses, or otherwise restrict our business. The cost of compliance with such requirements could be significant and our future results of operations could be adversely affected.

If there are changes in regulations or user concerns regarding privacy and protection of user data, or we fail to comply with such laws, it could adversely affect our business.

Federal and state laws and regulations govern the collection, use, retention, sharing and security of data that we receive from and about our users. We have posted on our website our own privacy policies and practices concerning the collection, use, and disclosure of user data. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders, or other federal or state privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business.

Further, failure or perceived failure by us to comply with our policies, applicable requirements, or industry self-regulatory principles related to the collection, use, sharing or security of personal information, or other privacy or data protection-related matters could result in a loss of user confidence in us, damage to the Quepasa brand, and ultimately in a loss of users, and advertising partners, or which could adversely affect our business.

In addition, various federal and state legislative or regulatory bodies may enact new or additional laws and regulations concerning data privacy and retention issues which could adversely impact our business. The interpretation and application of privacy, data protection and data retention laws and regulations are currently unsettled in the U.S. and internationally. These laws may be interpreted and applied inconsistently from country to country and inconsistently with our current data protection policies and practices. Complying with these varying international requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

If technologies are developed that block our email invitations to join Quepasa, we may be unable to obtain additional memberships.

We send mass emails for our members to invite their friends to join our social network. We believe that our business will continue to rely on this method for attracting users in the foreseeable future. Unsuccessful email delivery could impact our ability to monetize our products. As a result, any email or ad-blocking technology could, in the future, adversely affect our business.

Because of the global economic instability, our business could be harmed in a number of ways.

Although there are indications that the global economic downturn may be abating, a number of European countries have continued to have economic issues including problems related to their indebtedness. There can be no assurance that it will continue to stabilize or that it will improve. There could be additional global economic instability or another downturn. Such an environment creates several risks relating to our results of operations and prospects. We may experience decreased demand for our service and pressure to reduce our cost of operations. We may find that advertisers will reduce Internet advertising which would reduce our future revenue.  The benefits from cost reductions may take longer to fully realize and may not fully mitigate the impact of the reduced demand.  Deterioration in the financial and credit markets heightens the risk of customer delay in payment.  These events may result in a number of adverse effects upon us including reducing online access, failure to spend money on our games and a loss of advertising revenue.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies, we face competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a portion of which is allocated to Internet advertising. We expect that large advertisers will continue to increase their advertising efforts on the Internet. If we fail to convince these companies to spend a portion of their advertising budgets on social media, our operating results would be harmed.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel and the continued contributions of our executive officers and key employees, each of whom may be difficult to replace. In particular, John Abbott, Chief Executive Officer, Michael Matte, Chief Financial Officer and Louis Bardov, Chief Technology Officer, are important to the management of our business and operations and the development of our strategic direction. The loss of the services of Messrs. Abbott, Matte or Bardov and the process to replace any key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

If we cannot manage our growth effectively and expand our technology, we may not become profitable.

Businesses which grow rapidly often have difficulty managing their growth. Because of our rapid growth, we need to expand our technology and data centers and our management by recruiting and employing experienced executives and key employees capable of providing the necessary support.  We cannot assure you that our management will be able to manage our growth effectively or successfully and expand our technology and capacity as needed. Our failure to meet these challenges could cause us to lose money, traffic and user growth and your investment could be lost.

Interruption, failure of our information technology and communications systems or our inability to scale our systems could hurt our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

The availability of our services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems or our inability to scale our systems could result in interruptions in our service, which could reduce our revenue, and damage our brand. Our systems are vulnerable to damage or interruption from terrorist attacks, floods, fires, power loss, telecommunications failures, hurricanes, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers are subject to break-ins, sabotage and intentional acts of vandalism, and to potential disruptions if the operators of these facilities have financial difficulties. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons, or other unanticipated problems at our data centers could result in lengthy interruptions in our service.

Our headquarters and some of our operating locations are located in areas prone to natural disasters such as floods, hurricanes, tornadoes, or earthquakes. Adverse weather conditions, major electrical failures or other natural disasters in these major metropolitan areas may disrupt our business should our ability to host our site be impacted by such an event. Additionally, we operate in multiple geographic markets, several of which may be susceptible to acts of war and terrorism. Our business could be adversely affected should its facilities be impacted by such events.

If we are unable to protect our intellectual property rights, we may be unable to compete with competitors developing similar technologies.

Our success and ability to compete are often dependent upon internally developed software technology that we developed for our Quepasa.com website. While we rely on copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new service developments, frequent enhancements or our services and reliable maintenance are more essential to establishing a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology, making it more difficult for us to compete.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses, pay substantial damages and prevent service delivery.

Third parties may claim that our products or services infringe or violate their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our business service delivery. Even if we were to prevail, any litigation regarding its intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. We may also be obligated to indemnify our business partners in any such litigation, which could further exhaust our resources. Furthermore, as a result of an intellectual property challenge, we may be prevented from providing some of our services unless we enter into royalty, license or other agreements. We may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, we may be precluded from offering some of our products and services.

If there are changes in income tax or other regulatory legislation, our business may be adversely affected.

If new legislation is enacted with minimal advance notice, or when new interpretations or applications of existing laws are made, we may need to implement changes in our policies or operations.

Quepasa makes plans for its operations based upon existing laws and anticipated future changes in the law. We are susceptible to unanticipated changes in legislation.  Such changes in legislation, both domestic and international, may have a significant adverse effect on our business.

If there are changes in accounting rules, our results of operations could be adversely affected.

Quepasa prepares its consolidated financial statements in conformity with accounting principles generally accepted in the U.S. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board, the Securities and Exchange Commission, the American Institute of Certified Public Accountants and various other bodies formed to interpret and create appropriate accounting policies. A change in these policies or a new interpretation of an existing policy could have a significant effect on our reported results or changes in presentation or disclosure, and may affect our reporting of transactions before a change is adopted, which in turn could have a significant adverse affect on our results of operations.

If there is new tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our marketing services and our financial results.

Due to the global nature of the Internet, it is possible that governments might attempt to tax our activities.  As the recession placed budgetary pressures on governments, it is possible that they may seek to tax all Internet sales including game usage and sale of virtual currency.  New or revised tax regulations may subject us to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, would likely increase the cost of doing business online, reduce Internet sales and decrease the attractiveness of advertising over the Internet. Any of these events could have an adverse effect on our business and results of operations.

Risks Relating to Our Common Stock

Because our stock price may be volatile due to factors beyond our control, you may lose all or part of your investment.

Our operating results have been in the past, and in the future are likely to be, subject to quarterly and annual fluctuations as a result of numerous factors, including:

●	changes in the growth rate of our members,
●	changes in the usage of Quepasa.com by our members,
●	independent reports relating to the metrics of our website, including the number of visitors,
●	our failure to generate increases in revenue,
●	our failure to achieve or maintain profitability,
●	actual or anticipated variations in our quarterly results of operations,
●	announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, jointventures or capital commitments,
●	the loss of significant business relationships,
●	changes in market valuations of similar companies,
●	the loss of major advertisers,
●	future acquisitions,
●	the departure of key personnel,
●	short selling activities, or
●	regulatory developments.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

We may issue preferred stock without the approval of our shareholders, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our Board may issue, without a vote of our shareholders, one or more additional series of preferred stock that have more than one vote per share.  This could permit our Board to issue preferred stock to investors who support our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock. This could make it more difficult for shareholders to sell their common stock. This could also cause the market price of our common stock shares to drop significantly, even if our business is performing well.

Because almost all of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of December 24, 2010, we had 15,271,480 shares of common stock outstanding  of which our directors and executive officers beneficially own approximately 1,700,000 which are subject to the limitations of Rule 144 under the Securities Act. Most of the remaining outstanding shares, including a substantial amount of shares issuable upon the exercise of warrants and options are and will be freely tradable.

In general, Rule 144 provides that any non-affiliate of Quepasa, who has held restricted common stock for at least six-months, is entitled to sell their restricted stock freely, provided that we stay current in our SEC filings.  After two years, a non-affiliate may sell without any restrictions, even if we fail to stay current in our SEC filings.

An affiliate of ours may sell after six months with the following restrictions:

(i)	we are current in our filings,
(ii)	certain manner of sale provisions,
(iii)	filing of Form 144, and
(iv)	volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed the 1% of the total number of outstanding shares.

Because almost all of our outstanding shares are freely tradable beginning on the date of this prospectus and a number of shares held by our affiliates may be freely sold (subject to Rule 144 limitation), sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our common stock since the firm itself cannot recommend the purchase of our common stock under the penny stock rules referenced in an earlier risk factor. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It may also make it more difficult for us to attract new investors at times when we acquire additional capital.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding:

●	Having adequate working capital to remain operational,
●	Expectations regarding revenues,
●	Belief regarding the DSM campaigns being a highly effective ad product,
●	Belief that there will be a direct correlation between website traffic and our ability to increase revenue,
●	Expect results from our Open Social Platform,
●	Expectations regarding our net cash earn (burn) rate,
●	Plans regarding continuing to develop and partner with social application developers,
●	Expectations that our companion applications will be distributed on several major carriers in Latin America,
●	Developing new partnerships,
●	Opportunities to monetize applications and our members, and
●	The continued growth of our business.

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements.  The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance.  New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We are registering 1,753,329 shares of common stock pursuant to the registration rights granted to selling shareholders in connection with a registration rights agreement with the selling shareholders.  These selling shareholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus.

We are also registering 165,000 shares of common stock underlying warrants issued to a certain selling shareholder.   Any net proceeds received upon the exercise of warrants will be used for working capital purposes.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010.  The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus:

As of September 30, 2010

Cash and cash equivalents	$527,854
Notes payable, net of discounts	$6,122,243

Shareholders’ equity:
Preferred stock, $0.001 par value	$25
Common stock, $0.001 par value	$13,239
Additional paid-in capital	$161,000,693
Accumulated deficit	$(164,283,701)
Accumulated other comprehensive income (loss)	$(6,568)
Total shareholders’ equity (deficit)	$(3,276,312)

PRIVATE PLACEMENT

On December 21, 2010, we sold 1,753,329 shares of common stock to the selling shareholders (except Lilios Group, Inc.) at $7.50 per share for $13,149,968 in gross proceeds.  We are registering all of the shares in this prospectus.  In connection with this private placement, we paid Merriman Capital, Inc. a fee of $434,999 for acting as placement agent.  Also, we paid $10,000 to Merriman for reimbursement of legal fees and other expenses.  We are using the proceeds from the private placement to support our growth and for general corporate purposes, including working capital, capital expenditures and acquisition consideration.

MARKET FOR COMMON STOCK

Our common stock is quoted on the Bulletin Board under the symbol “QPSA”.  Our common stock last traded at $9.50 on December 23, 2010. The following table provides the high and low bid price information for our common stock for each quarterly period within the two most recent fiscal years as reported by the Bulletin Board.  The quotation reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Quarter Ended	High ($)	Low ($)
December 31, 2010	10.50	5.10
September 30, 2010	5.38	3.25
June 30, 2010	5.50	3.37
March 31, 2010	4.20	1.95

December 31, 2009	2.50	1.11
September 30, 2009	1.90	0.70
June 30, 2009	1.06	0.41
March 31, 2009	2.27	0.74

As of December 27, 2010, here were approximately 640 holders of record of our common stock.  We believe that additional beneficial owners of our common stock hold shares in street name.

Dividend Policy

We have not paid cash dividends on our common stock and do not plan to pay such dividends in the foreseeable future.  Our Board of Directors, or the Board, will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” in this prospectus.

Overview

With the evolution of our website into a social network, we expect future revenue will come predominately from advertising including our DSM contest platform, and from social games. With social games, users can purchase virtual goods and currency from us to enhance their chances of success.

Highlights for the first nine months of 2010 included:

●
Quepasa DSM – Launched in December 2009, this is a new tool that allows advertisers and brands to deliver their brand message through a viral contest engine that is shared and spread by the users across the most popular social media sites.  We believe this is a highly effective ad product that allows brands to market their products to the broader Latino demographic, without requiring the advertiser to have to decide how to allocate its budget among numerous websites.  With Quepasa DSM, brands can target Latinos across all social media properties, leveraging the user’s use of viral widgets and sharing tools to spread the brand message.  In the first nine months of 2010, we signed contracts totaling $5.2 million and generated approximately $3.0 million in DSM revenue.

●	We partnered with Moblyng, Viximo and Hollywood Creations to offer a portfolio of social games to our website.
●	A new community was launched devoted to the Ultimate Fighting Championship, or UFC. The community features a UFC themed contest.
●
We received from Altos Hornos de Mexico, S.A.B. de C.V., or AHMSA, which owns Mexicans and Americans Trading Together, Inc., or MATT Inc., a $3.5 million contract to develop a website and a series of environmental campaigns using our DSM Technology and a $3.0 million contract to develop a website and a legislative campaign using our DSM technology.  These contracts are the ones described in the first bullet point above and the next bullet point below.

●
Website Development - In the first nine months of 2010, we signed contracts totaling $1.3 million in website development revenue and generated approximately $1.0 million in website development revenue.  We do not expect website development revenue to continue.

●	We partnered with and launched the Zoosk online dating service for Latin America.
●	As a result of our ongoing partnership with Dr. Robert Rey (Dr. 90210), we recognized $36,000 in royalty revenue for the first nine months of 2010 from product sales in Brazil.

Substantially all of our revenue has been generated from or arranged by AHMSA and MATT Inc., which are companies affiliated with Mr. Alonso Ancira, a director of Quepasa.  Quepasa did not pay Mr. Ancira for his efforts.  To date, Mr. Ancira has played an important role in generating revenue and played a prominent role in Quepasa obtaining financings.  All contracts with AHMSA (and its subsidiary, MATT Inc.) were negotiated by Mr. Ancira and Quepasa management and benefited both Quepasa and AHMSA.

RESULTS OF OPERATIONS

Revenue Sources

During the nine months ended September 30, 2010, our revenue was generated from four principal sources: revenue earned from the sale of DSM campaigns, website development services, banner advertising on our website and royalty revenue.

DSM Revenue: We recognize DSM revenue over the period of the contest or as the service is provided.  Approximately 71% of our revenue came from DSM campaigns.

Website Development Revenue: We recognize website development revenue as the service is provided.  Approximately 24% of our revenue came from website development.

Banner Advertising Revenue: Banner advertising revenue is generated when an advertiser purchases a banner placement within our quepasa.com website.  We recognize revenue related to banner advertisements upon delivery.  Approximately 3% of our revenue came from banner advertising.

Royalty Revenue: We recognize royalty revenue as reported to us by third parties.  Approximately 1% of our revenue came from royalties. This revenue source is not material.

Operating Expenses

Our principal operating expenses are divided into the following categories:

●
Product Development and Content Expenses: Product development and content expenses consist of personnel costs associated with the development, testing and upgrading of our website and systems, content fees, and purchases of specific technology, particularly software and hardware related to our infrastructure upgrade.

●
Sales and Marketing Expenses: Sales and marketing expenses consist primarily of salaries and expenses of marketing and sales personnel, and other marketing-related expenses including our mass media-based branding and advertising.

●
General and Administrative Expenses: General and administrative expenses consist primarily of costs related to corporate personnel, occupancy costs, general operating costs and corporate professional fees, such as legal and accounting fees.

●	Depreciation and Amortization Expenses: Our depreciation and amortization are non-cash expenses which have consisted primarily of depreciation related to our property and equipment.

●
Other Income (Expense): Other income (expense) consists primarily of interest earned, interest expense and earned grant income.  We have invested our cash in AAA rated, fully liquid instruments. Interest expense relates to our Note Purchase Agreements.  Earned grant income represents the amortized portion of a cash grant received in 2006 from the Mexican government for approved capital expenditures.  The grant is being recognized on a straight-line basis over the useful lives of the purchased assets.

Comparison of the Three Months Ended September 30, 2010 with the Three Months Ended September 30, 2009

The following table sets forth a modified version of our unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss that is used in the following discussions of our results of operations:

	For the Three Months Ended September 30,
	2010	2009	Change ($)	Change (%)

REVENUE	$2,721,760	$51,827	$2,669,933	5152%

OPERATING EXPENSES
Sales and marketing	221,311	111,774	109,537	98%
Product development and content	844,466	718,533	125,933	18%
General and administrative	1,761,810	1,796,930	(35,120)	-2%
Depreciation and amortization	62,310	130,527	(68,217)	-52%
Operating Expenses	2,889,897	2,757,764	132,133	5%

LOSS FROM OPERATIONS	(168,137)	(2,705,937)	2,537,800	-94%

OTHER INCOME (EXPENSE):
Interest income	940	10,128	(9,188)	-91%
Interest expense	(151,500)	(151,500)	-	-100%
Loss on settlement of receivable	-	(100,000)	100,000	100%
Other income	524	9,041	(8,517)	-94%
TOTAL OTHER INCOME (EXPENSE)	(150,036)	(232,331)	82,295	-35%

NET LOSS	$(318,173)	$(2,938,268)	$2,620,095	-89%

Revenue

Our revenue were $2,721,760 for the three months ended September 30, 2010, an increase of $2,669,933 or 5152% compared to $51,827 for the same period in 2009.  This increase is primarily attributable to $1,993,512 in DSM revenue and $677,500 in website development revenue earned in the quarter ended September 30, 2010.  Launched in December 2009, our DSM contest platform is a new tool that allows advertisers and brands to deliver their brand message through a viral contest engine that is shared and spread by the users across the most popular social media sites.  We believe this is a highly effective ad product that allows brands to market their products to the broader Latino demographic, without requiring the advertiser to have to decide how to allocate its budget amongst numerous websites.  With Quepasa DSM, brands can target Latinos across all social media properties, leveraging the user’s use of viral widgets and sharing tools to spread the brand message.  $227,679 of DSM revenue for the third quarter of 2010 was received from MATT Inc., the Company’s largest shareholder, on behalf of the Municipality of Ixtapa in Mexico. MATT Inc. received no compensation from the Company for arranging these campaigns.  $1,765,833 of DSM revenue and $677,500 of Website Development revenue for the third quarter of 2010 was received from AHMSA, which owns MATT, Inc. See Note 9 to the Unaudited Condensed Consolidated Financial Statements.

We expect our revenue will continue to increase in 2010 as a result of the $6.5 million in contracts currently signed to develop websites and a series of environmental and legislative campaigns using our DSM Technology.

In February 2008, we re-launched our website.  Website traffic has increased significantly since the re-launch.  The website had 5,288,445 unique visitors in the third quarter of 2009 and 41,308,183 in the third quarter of 2010, a 681% increase.  We believe there will be a direct correlation between website traffic and our ability to increase revenue.

As part of our website development strategy, we have focused on establishing a platform for sustained, viral growth—based on (i) simple user registration and invitation process; (ii) effective email deliverability; and (iii) a simplified way to navigate the site through an enhanced user interface.  In June 2008, we redesigned the sign-up and invitation pages of our site, resulting in approximately a 50% increase in the number of new users who invited friends and contacts to join Quepasa.com.  In addition, we have substantially reduced the number of Quepasa.com invitation emails that fail to reach recipients’ email inboxes. Improved deliverability, together with the redesign of our sign-up and invitation steps and a more robust user experience, has resulted in meaningful gains in the number new registered users and site traffic.

Operating Costs and Expenses

Sales and Marketing: Sales and marketing expenses increased $109,537, or 98%, to $221,311 for the three months ended September 30, 2010 from $111,774 in 2009.  The increase is primarily attributed to an increase in stock based compensation of $58,000 and an increase in salaries of $47,000 due to the addition of a salesperson in Mexico City and a marketing person in the U.S.

Product Development and Content: Product development and content expenses increased $125,933, or 18%, to $844,466 for the three months ended September 30, 2010 from $718,533 in 2009.  During the three months ended September 30, 2010, we had increases in U.S. salaries of $49,000 and an increase in salaries and associated payroll costs of $52,000 due to salary increases for our product development and technology personnel within Quepasa.com de Mexico, which, under the direction of our U.S.-based Chief Technology Officer, provides substantially all of our design, translation services, and website management and development services.

General and Administrative: General and administrative expenses decreased $35,120, or 2%, to $1,761,810 for the three months ended September 30, 2010 from $1,796,930 for the same period in 2009.  The significant changes consisted of:

●	a decrease in stock based compensation of $54,000; and

●	a decrease in reporting dues of $21,000;

●	partially offset by an increase of $53,000 in hosting, server storage and bandwidth costs.

Stock Based Compensation: Stock based compensation expense, which is included in the other operating expense categories as discussed above, decreased $329 to $1,580,590 for the three months ended September 30, 2010 from $1,580,919 in 2009.  Stock based compensation expense represented 55% and 57% of operating expenses for the three months ended September 30, 2010 and 2009, respectively.  At September 30, 2010, we had $4,131,787 of unrecognized stock based compensation expense, most of which we expect to recognize over the next five quarters.

	For the Three Months Ended September 30,
	2010	2009
Sales and marketing	$96,102	$38,011
Product and content development	246,639	251,489
General and administrative	1,237,849	1,291,419
Total Stock Based Compensation	$1,580,590	$1,580,919

Stock Based Compensation expense is composed of the following:

	For the Three Months Ended September 30,
	2010	2009
Vesting of stock options	$1,553,755	$1,560,005
Issuance of warrants	26,835	-
Issuance of common stock to directors for compensation	-	5,748
Amortization of prepaid expenses	-	15,166
Total Stock Based Compensation	$1,580,590	$1,580,919

The amortization of prepaid expenses includes compensation for professional services in which the professionals vested in stock options prior to the performance of services.  The amount of compensation is being amortized over the lengths of the contracts.

Depreciation and Amortization: Depreciation and amortization expense decreased $68,217, or 52%, to $62,310 for the three months ended September 30, 2010 from $130,527 in 2009.  This decrease is attributable to completed depreciation on older assets.

Other Income (Expense): Other expense decreased $82,295 to $150,036 for the three months ended September 30, 2010 from $232,331 in 2009.  The decrease is primarily attributable to a 2009 loss of $100,000 on settlement of the note receivable discussed in Note 3 of the unaudited condensed consolidated financial statements contained elsewhere in this prospectus.

Comparison of the Nine Months Ended September 30, 2010 with the Nine Months Ended September 30, 2009

The following table sets forth a modified version of our unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss that is used in the following discussions of our results of operations:

	For the Nine Months Ended September 30,
	2010	2009	Change ($)	Change (%)

REVENUE	$4,199,846	$197,018	$4,002,828	2032%

OPERATING EXPENSES
Sales and marketing	602,205	355,111	247,094	70%
Product development and content	2,458,318	2,174,999	283,319	13%
General and administrative	5,300,328	4,762,634	537,694	11%
Depreciation and amortization	255,153	394,030	(138,877)	-35%
Operating Expenses	8,616,004	7,686,774	929,230	12%

LOSS FROM OPERATIONS	(4,416,158)	(7,489,756)	3,073,598	-41%

OTHER INCOME (EXPENSE):
Interest income	1,342	36,051	(34,709)	-96%
Interest expense	(452,104)	(452,106)	2	-100%
Loss on settlement of receivable	-	(100,000)	100,000	100%
Other income	1,583	20,340	(18,757)	-92%
TOTAL OTHER INCOME (EXPENSE)	(449,179)	(495,715)	46,536	-9%

NET LOSS	$(4,865,337)	$(7,985,471)	$3,120,134	-39%

Revenue

Our revenue was $4,199,846 for the nine months ended September 30, 2010, an increase of $4,002,828 or 2032% compared to $197,018 for the same period in 2009.  This increase is primarily attributable to $3.0 million in DSM revenue and $1.0 million in website development revenue earned in the nine months ended September 30, 2010.  Launched in December 2009, our DSM contest platform is a new tool that allows advertisers and brands to deliver their brand message through a viral contest engine that is shared and spread by the users across the most popular social media sites.  We believe this is a highly effective ad product that allows brands to market their products to the broader Latino demographic, without requiring the advertiser to have to decide how to allocate its budget amongst numerous websites.  With Quepasa DSM, brands can target Latinos across all social media properties, leveraging the user’s use of viral widgets and sharing tools to spread the brand message.  $800,000 of DSM revenue for the nine months ended September 30, 2010 was received from MATT Inc., the Company’s largest shareholder, on behalf of the Municipalities of Acapulco, Cozumel and Ixtapa in Mexico. MATT Inc. received no compensation from the Company for arranging these campaigns.  $2.2 million of DSM revenue and $1.0 million of Website Development revenue for the nine months ended September 30, 2010 was received from AHMSA, which owns MATT, Inc. See Note 9 to the Unaudited Condensed Consolidated Financial Statements.

We expect our revenue will continue to increase in 2010 as a result of the $6.5 million in signed contracts to develop websites and a series of environmental and legislative campaigns using our DSM Technology.

In February 2008, we re-launched our website.  Website traffic has increased significantly since the re-launch.  The website had 12,923,628 unique visitors in the first nine months of 2009 and 82,074,670 in 2010, a 535% increase.  We believe there will be a direct correlation between website traffic and our ability to increase revenue.

As part of our website development strategy, we have focused on establishing a platform for sustained, viral growth—based on (i) simple user registration and invitation process; (ii) effective email deliverability; and (iii) a simplified way to navigate the site through an enhanced user interface.  In June 2008, we redesigned the sign-up and invitation pages of our site, resulting in approximately a 50% increase in the number of new users who invited friends and contacts to join Quepasa.com.  In addition, we have substantially reduced the number of Quepasa.com invitation emails that fail to reach recipients’ email inboxes. Improved deliverability, together with the redesign of our sign-up and invitation steps and a more robust user experience, has resulted in meaningful gains in the number new registered users and site traffic.

Operating Costs and Expenses

Sales and Marketing: Sales and marketing expenses increased $247,094, or 70%, to $602,205 for the nine months ended September 30, 2010 from $355,111 in 2009.  The increase is primarily attributed to an increase in stock based compensation of $146,000 and an increase in salaries of $116,000 due to the addition of a salesperson in Mexico City and a marketing person in the US, partially offset by a decrease of $29,000 in advertising.

Product Development and Content: Product development and content expenses increased $283,319, or 13%, to $2,458,318 for the nine months ended September 30, 2010 from $2,174,999 in 2009.  During the nine months ended September 30, 2010, we had increases in U.S. salaries of $153,000, an increase in salaries and associated payroll costs of $145,000 due to salary increases for our product development and technology personnel within Quepasa.com de Mexico, which, under the direction of our U.S.-based Chief Technology Officer, provides substantially all of our design, translation services, and website management and development services and an increase in of $74,000 technical and product development consulting.  These increases were partially offset by decreases of $44,000 in stock based compensation and $58,000 in public relations and design consulting expenses.

General and Administrative: General and administrative expenses increased $537,694, or 11%, to $5,300,328 for the nine months ended September 30, 2010 from $4,762,634 for the same period in 2009.  The increase consisted primarily of an increase in stock based compensation of $483,000 and hosting, server storage and bandwidth costs of $102,000.  These increases were partially offset by a decrease of $34,000 in U.S. salaries.

Stock Based Compensation: Stock based compensation expense, which is included in the other operating expense categories as discussed above, increased $584,919 to $4,704,692 for the nine months ended September 30, 2010 from $4,119,773 in 2009.  This increase is attributable to the July 2009 stock option exchange (see Note 7 to the Unaudited Condensed Consolidated Financial Statements) and an increase in headcount.  Stock based compensation expense represented 55% and 54% of operating expenses for the nine months ended September 30, 2010 and 2009, respectively.  At September 30, 2010, we had $4,131,787 of unrecognized stock based compensation expense, most of which we expect to recognize over the next five quarters.

	For the Nine Months Ended September 30,
	2010	2009
Sales and marketing	$248,459	$102,351
Product and content development	626,217	670,177
General and administrative	3,830,017	3,347,245
Total Stock Based Compensation	$4,704,693	$4,119,773

Stock Based Compensation expense is composed of the following:

	For the Nine Months Ended September 30,
	2010	2009
Vesting of stock options	$4,503,711	$3,948,254
Re-pricing of warrants	147,813	-
Issuance of warrants	26,835	-
Issuance (cancellation) of common stock for professional services	26,334	(20,471)
Issuance of common stock to directors for compensation	-	17,244
Amortization of prepaid expenses	-	174,746
Total Stock Based Compensation	$4,704,693	$4,119,773

The amortization of prepaid expenses includes compensation for professional services in which the professionals vested in stock options prior to the performance of services.  The amount of compensation is being amortized over the lengths of the contracts.

Depreciation and Amortization: Depreciation and amortization expense decreased $138,877, or 35%, to $255,153 for the nine months ended September 30, 2010 from $394,030 in 2009.  This decrease is attributable to completed depreciation on older assets.

Other Income (Expense): Other expense decreased $46,536 to $449,179 for the nine months ended September 30, 2010 from $495,715 in 2009.  The decrease is primarily attributable to a loss in 2009 of $100,000 on the settlement of the note receivable discussed in Note 3 of the Unaudited Condensed Consolidated Financial Statements contained elsewhere in this prospectus, partially offset by $35,000 reduction in interest income due to settlement of that note.

Comparison of the Year Ended December 31, 2009 with the Year Ended December 31, 2008

The following table sets forth a modified version of our Consolidated Statements of Operations and Comprehensive Loss that is used in the following discussions of our results of operations:

	For the years ended December 31,
	2009	2008	Change ($)	Change (%)

REVENUE	$535,976	$56,006	$479,970	857%

OPERATING EXPENSES
Sales and marketing	455,427	382,193	73,234	19%
Product development and content	2,870,411	3,831,849	(961,438)	-25%
General and administrative	6,627,841	7,289,881	(662,040)	-9%
Depreciation and amortization	512,977	463,588	49,389	11%
Operating Expenses	10,466,656	11,967,511	(1,500,855)	-13%

LOSS FROM OPERATIONS	(9,930,680)	(11,911,505)	1,980,825	-17%

OTHER INCOME (EXPENSE):
Interest income	38,351	149,248	(110,897)	-74%
Interest expense	(603,607)	(930,816)	327,209	-100%
Gain/ (Loss) on disposal	(650)	(39,134)	38,484	-98%
Gain on extinguishment of debt	––	5,056,052	(5,056,052)	100%
Loss on settlement of receivable	(100,000)	––	(100,000)	100%
Other income	21,079	536,836	(515,757)	-96%
TOTAL OTHER INCOME (EXPENSE)	(644,827)	4,772,186	(5,417,013)	-114%

NET LOSS	$(10,575,507)	$(7,139,319)	$(3,436,188)	48%

Revenue

Our revenue was $535,976 for the year ended December 31, 2009, an increase of $479,970 compared to $56,006 in 2008 as a result of the significant increase in new members and website traffic during the 4th quarter of 2009. In February 2008, we re-launched our website as a Latino social network with content provided by the user community. Website traffic has experienced significant increases since the re-launch in February 2008. The site had 24,982,695 unique visitors in 2009, a 315% increase from 6,014,865 unique visitors in 2008.  We believe there will be a direct correlation between website traffic and our ability to increase revenue.

As part of our website development strategy, we have focused on establishing a platform for sustained, viral growth—based on (i) simple user registration and invitation process; (ii) effective email deliverability; and (iii) a simplified way to navigate the home page for our members. In June 2008, we redesigned the sign-up and invitation pages of our site, resulting in approximately a 50% increase in the number of new users who invited friends and contacts to join Quepasa.com. In order to avoid Quepasa’s invitations going straight to spam,  we obtained a third party service provider to assist Quepasa to be whitelisted; which has dramatically improved email delivery to major ISPs and substantially increased the number of Quepasa.com invitation emails that reach recipients’ email inboxes. Improved deliverability, together with the redesign of our sign-up and invitation steps, has resulted in meaningful gains in the number new registered users and site traffic.  Registered users at December 31, 2009 and 2008 were 7,675,988 and 1,914,623, respectively. An increase of over 301% in 2009.

Operating Costs and Expenses

Sales and Marketing: Sales and marketing expenses increased $73,234, or 19%, to $455,427 for the year ended December 31, 2009 from $382,193 in 2008. During the year ended December 31, 2009, we had increases in commissions of $52,000 resulting from the increase in revenue and increases in salaries of $66,000. The increases were partially offset by a decrease of $40,000 due the shutdown of the Mexico City sales office in the first quarter of 2008.

Product Development and Content: Product development and content expenses decreased $961,438, or 25%, to $2,870,411 for the year ended December 31, 2009 from 3,831,849 in 2008. This decrease is attributable to a focused effort to reduce costs and focused development effort. During the year ended December 31, 2009, we had decreases in various consulting fees of $187,000, a decrease in stock based compensation of $441,000, a decrease in U.S. salaries of $40,000, and a decrease in salaries and associated payroll costs of $202,000 in Mexico due to the favorable exchange rates for our product development and technology personnel within Quepasa.com de Mexico.

General and Administrative: General and administrative expenses decreased $662,040, or 9%, to $6,627,841, for the year ended December 31, 2009 from 7,289,881 in 2008. The significant changes consisted of:

●	a decrease in professional fees of $85,000, primarily made up of decreases in accounting fees of $138,000 partially offset byan increase in legal fees of $68,000;
●	a decrease in travel related expenses of $60,000;
●	a decrease in stock based compensation of $359,000;
●	a decrease in rent expenses of $195,000, due to the closing of our Scottsdale, AZ headquarters;
●	a decrease in salaries and related payroll costs of $93,000, due to a reduction in headcount and a reduction of some salaries inexchange for stock based compensation;
●	partially offset by an increase in managed hosting cost of $83,000 for the new data center in Dallas;
●	impairment of an intangible asset of $67,000; and
●	an increase in Internet reporting fees of $50,000.

Stock Based Compensation: Stock based compensation expense, which is included in the other operating expense categories as discussed above, decreased $809,634 to $5,626,436 for the year ended December 31, 2009 from $6,436,070 in 2008. This decrease is attributable to a reduction in overall headcount. Stock based compensation expense represented 54% of operating expenses for the years ended December 31, 2009 and 2008.  At December 31, 2009, we had $4,314,589 of unrecognized stock based compensation expense, almost all of which we expect to recognize over the next three quarters.

	For the Year Ended December 31,
	2009	2008

Sales and marketing	$137,427	$147,601
Product and content development	873,313	1,314,013
General and administrative	4,615,696	4,974,456
Total Stock Based Compensation	$5,626,436	$6,436,070

Stock Based Compensation expense is composed of the following:

	For the Year Ended December 31,
	2009	2008

Vesting of stock options	$5,449,170	$6,101,143
Extension of warrants	––	51,657
Issuance (cancellation) of common stock for professional services	(20,471)	319,971
Issuance of common stock to directors for compensation	22,992	98,543
Amortization of prepaid expenses	174,745	(135,244)
Total Stock Based Compensation	$5,626,436	$6,436,070

The amortization of prepaid expenses includes compensation for professional services in which the professionals vested in stock options prior to the performance of services.  The amount of compensation is being amortized over the lengths of the contracts.

Depreciation and Amortization: Depreciation and amortization expense increased $49,389, or 11%, to $512,977 for the year ended December 31, 2009 from $463,588 in 2008. This increase is attributable to fixed asset additions to create a primary data center in the Dallas, Texas metropolitan area leaving the redundant data center in the Phoenix, Arizona metropolitan area as a backup.

Other Income (Expense): Other income decreased $5,417,013 to an expense of $644,827 for the year ended December 31, 2009 from other income of $4,772,186 in 2008. The decrease is primarily attributable to a gain on the extinguishment of debt of $5,056,052 recorded in the second quarter of 2008 as a result of the termination of an agreement discussed in Note 4 of the consolidated financial statements.  This decrease is also attributable to a writeoff of $100,000 of a note receivable as discussed in Note 3 of the consolidated financial statements.  In addition, there was a reduction of $111,000 in interest income due to lower interest rates and lower cash balances.  The decrease is partially offset by a reduction in interest expense of $327,000 due to the termination of an agreement and a loss of $39,000 on the disposal of office furniture and equipment associated with the closure of our Scottsdale, Arizona office.

Liquidity and Capital Resources

	For the Nine Months Ended September 30,
	2010	2009
Net cash used in operating activities	$(1,008,862)	$(2,835,728)
Net cash used in investing activities	$(362,168)	$(15,494)
Net cash provided by financing activities	$871,130	$-

Cash used in operating activities for the nine months ended September 30, 2010 was driven by our net loss, adjusted for non-cash items.  Non-cash adjustments include depreciation and amortization, stock based compensation for the vesting of stock options and issuance of common stock for compensation, and interest accrual and amortization of discounts associated with long-term debt.  Net cash used in operations was $1,008,862 for the nine months ended September 30, 2010 compared to $2,835,728 for 2009.  For the nine months ended September 30, 2010, net cash used by operations consisted primarily of a net loss of $4,865,337, offset by non-cash expenses of $255,153 in depreciation and amortization, $234,150 in non-cash interest, $217,956 in amortization of discounts on notes payable and debt issuance costs, and $4,503,711 related to stock based compensation for the vesting of stock options.  Additionally, changes in working capital impacted the net cash used in operating activities.  These changes included increases in accounts receivable of $1,479,386.  For the nine months ended September 30, 2009, net cash used by operations consisted primarily of a net loss of $7,985,471, offset by non-cash expenses of $394,030 in depreciation and amortization, $211,347 in non-cash interest, $217,956 in amortization of discounts on notes payable and debt issuance costs, and $3,948,254 related to the vesting of stock options. Additionally, changes in working capital impacted the net cash used in operating activities. These changes included a decrease in other current assets and other assets of $279,547, and an increase in accounts payable and accrued expenses of $30,076.

Net cash used in investing activities in the nine months ended September 30, 2010 was primarily attributable to Investment in Hollywood Creations of $216,667, see Note 3 of the Unaudited Consolidated Financial Statements. Our capital expenditures were $145,501 for the nine months ended September 30, 2010, compared to $15,494 for the same period in 2009.

There was $871,130 provided by financing activities for the nine months ended September 30, 2010, attributable to proceeds from the exercise of stock options.  There was no net cash used in financing activities for the nine months ended September 30, 2009.

	September 30,
	2010	2009
Cash and cash equivalents	$527,854	$1,028,267
Total assets	$3,389,029	$2,250,391
Percentage of total assets	16%	46%

We invest excess cash predominately in liquid marketable securities to support our growing infrastructure needs for operational expansion.  The majority of our cash is concentrated in one large financial institution, JP Morgan Chase.

We have substantial capital resource requirements and have generated significant losses since inception.  At September 30, 2010, we had $527,854 in cash and cash equivalents compared to $1,028,267 at December 31, 2009, resulting in a net decrease in cash and cash equivalents of $500,413 for 2010.

The decrease in cash for the nine months ended September 30, 2010 was primarily attributed to cash used in operating activities of $1,008,862 for the period.

During the nine months ended September 30, 2010, we obtained proceeds from the exercise of common stock options and warrants of $871,130.  There were no proceeds from the exercise of stock options and warrants during the nine months ended September 30, 2009.

Net Cash Earn (Burn) – Non-GAAP

Net cash earn (burn) is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with GAAP.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP.  We define “net cash earn (burn)” as loss from operations plus non-cash operating expenses including stock based compensation expenses, depreciation, amortization and other non-cash charges.  This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. Our management uses this non-GAAP financial measure in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison.  We believe that both management and shareholders benefit from referring to non-GAAP financial measures such as net cash earn (burn) in planning, forecasting and analyzing future periods.  Additionally, net cash earn (burn) rate provides meaningful information about our ability to meet our working capital needs.  Net cash earn (burn), as presented below, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate net cash earn (burn) in an identical manner and, therefore, it is not necessarily an accurate measure of comparison between companies.  The following table is a reconciliation of our non-GAAP financial measure to loss from operations.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

LOSS FROM OPERATIONS	(168,137)	(2,705,937)	(4,416,158)	(7,489,756)

NON CASH OPERATING EXPENSES
Stock based compensation expense	1,580,590	1,580,919	4,704,693	4,119,773
Depreciation and amortization	62,310	130,527	255,153	394,030
TOTAL NON CASH OPERATING EXPENSES	1,642,900	1,711,446	4,959,846	4,513,803

NET CASH EARN (BURN)	1,474,763	(994,491)	543,688	(2,975,953)
NET MONTHLY CASH EARN (BURN) RATE	491,588	(331,497)	60,410	(330,661)

We expect a net cash earn (burn) rate of approximately zero per month for 2011, excluding any promotional activities and growth of advertising revenue.

We have budgeted capital expenditures of $500,000 for 2011, which will allow us to continue to grow the business given our member growth, by increasing capacity, improving performance and providing redundant backup for content.

	For the Year Ended December 31,
	2009	2008

Net cash used in operating activities	$(3,878,474)	$(5,332,553)
Net cash used in investing activities	$(19,733)	$(739,353)
Net cash provided by financing activities	$––	$7,337,019

Cash used in operating activities for the year ended December 31, 2009 is driven by our net loss, adjusted for non-cash items. Non-cash adjustments include depreciation and amortization, the vesting of stock options and issuance of common stock for compensation, and interest accrual and amortization of discounts associated with long-term debt. Net cash used in operations was $3,878,474 for the year ended December 31, 2009 compared to $5,332,553 for 2008. For the year ended December 31, 2009, net cash used by operations consisted primarily of a net loss of $10,575,507 less non-cash expenses of $512,977 in depreciation and amortization, $289,397 in non-cash interest, $291,407 in amortization of discounts on notes payable and debt issuance costs, loss of $100,000 on settlement of a receivable, $67,000 for the write-off of an intangible asset and $5,451,691 related to the vesting of stock options, and issuance (cancellation) of common stock for compensation and professional services. Additionally, changes in working capital impacted the net cash used in operating activities. These changes included an increase in accounts receivable of $327,320, offset by decreases in other current assets and other assets of $233,104 and increases in accounts payable and accrued expenses of $55,548. Cash used in operating activities for the year ended December 31, 2008 is driven by our net loss, adjusted for non-cash items. Non-cash adjustments include a gain on the extinguishment of debt, depreciation and amortization, the vesting of stock options and issuance of common stock for compensation, and interest accrual and amortization of discounts associated with long-term debt. For the year ended December 31, 2008, net cash used by operations consisted primarily of a net loss of $7,139,319 plus a gain on extinguishment of debt of $5,056,052 and a write-off of invoices totaling $508,610, offset by non-cash expenses of $463,588 in depreciation and amortization, $641,282 in non-cash interest, $272,246 in amortization of discounts on notes payable and debt issuance costs, $39,134 loss on the disposal of fixed assets, and $6,610,814 related to the vesting of stock options, extension of warrants, and issuance common stock for compensation and professional services. Additionally, changes in working capital impacted the net cash used in operating activities. These changes included a decrease in accounts payable and accrued expenses of $442,378, offset by decreases in other current assets and other assets of $193,417.

Our capital expenditures were $20,483 for the year ended December 31, 2009, compared to capital expenditures of $399,954 for 2008. Net cash used in investing activities for the year ended December 31, 2008 is primarily attributable to Investment in BRC/La Alianza of $350,000, see Note 3 of the Unaudited Condensed Consolidated Financial Statements.

There was no cash flow from financing activities during the year ended December 31, 2009. Net cash provided by financing activities for the year ended December 31, 2008 came from net proceeds of $6,959,519 from our borrowing in January 2008. See Note 6 of the unaudited condensed consolidated financial statements. Cash proceeds from the exercise of stock options and warrants was $377,500 for the year ended December 31, 2008.

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$1,028,267	$4,932,629
Total assets	$2,250,391	$6,741,705
Percentage of total assets	46%	73%

Quepasa had a positive working capital of $1,050,212 at December 31, 2009 which consisted primarily of cash.

In December 2010, we raised net proceeds of approximately $12.6 million from the sale of our common stock to accredited investors in a private offering.  We expect that these funds and the $6.5 million in contracts we signed this in 2010 will supply us working capital to remain operational through at least 2011.

Related Person Transactions

For information on related party transactions and their financial impact, see Note 9 to the Unaudited Condensed Consolidated Financial Statements contained in this prospectus.

 Critical Accounting Policies, Judgments and Estimates

Our discussion and analysis of our consolidated financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with Generally Accepted Accounting Principles, or GAAP. The preparation of these consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe that the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of the consolidated financial statements.

Management has discussed the development and selection of these critical accounting estimates with the Audit Committee of our Board. In addition, there are other items within our financial statements that require estimation, but are not deemed critical as defined above. Changes in estimates used in these and other items could have a material impact on our financial statements.

Stock-Based Compensation Expense

Effective January 1, 2006, we adopted the fair value recognition provisions of GAAP, using the modified-prospective transition method. Since all share-based payments made prior to January 1, 2006 were fully vested, compensation cost recognized during the years ended December 31, 2009 and 2008 represents the compensation cost for all share-based payments granted subsequent to January 1, 2006 based upon the grant-date fair value using the Black-Scholes option pricing model.

The fair values of share-based payments are estimated on the date of grant using the Black-Scholes option pricing model, based on weighted average assumptions. Expected volatility is based on historical volatility of the Company’s common stock. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. Compensation expense is recognized on a straight-line basis over the requisite service period of the award.

In December 2007, the SEC issued guidance that allows companies, in certain circumstances, to utilize a simplified method in determining the expected term of stock option grants when calculating the compensation expense to be recorded under GAAP, for employee stock options. The simplified method can be used after December 31, 2007 only if a company’s stock option exercise experience does not provide a reasonable basis upon which to estimate the expected option term. Through 2007, we used the simplified method to determine the expected option term, based upon the vesting and original contractual terms of the option. We have continued to use the simplified method to determine the expected option term since our stock option exercise experience does not provide a reasonable basis upon which to estimate the expected option term.

The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

Contingencies

Quepasa accrues for contingent obligations, including legal costs, when the obligation is probable and the amount can be reasonably estimated. As facts concerning contingencies become known we reassess our position and make appropriate adjustments to the financial statements. Estimates that are particularly sensitive to future changes include those related to tax, legal, and other regulatory matters that are subject to change as events evolve and additional information becomes available.

Income Taxes

Quepasa uses the asset and liability method to account for income taxes. Under this method, deferred income taxes are determined based on the differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements which will result in taxable or deductible amounts in future years and are measured using the currently enacted tax rates and laws. A valuation allowance is provided to reduce net deferred tax assets to the amount that, based on available evidence, is more likely than not to be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

For information on recent accounting pronouncements, see Note 1 to the Unaudited Condensed Consolidated Financial Statements contained in this prospectus.

BUSINESS

Our Company

Quepasa owns and operates Quepasa.com, a Latino-focused social network with over 25,000,000 registered users as of December 1, 2010.  Quepasa is focused on continuing its rapid user growth, while deepening its users’ engagement with the site by offering users compelling features and content centered on the following themes:

1.	Social Discovery – Quepasa’s user experience is designed to facilitate the discovery of new people and content, in lieu of focusing exclusively on users’ “real world” friend networks.

2.	Social Gaming – Quepasa’s Open Social API brings culturally relevant social gaming titles to the Quepasa audience by way of third party game developers.

3.
Contests – Quepasa’s proprietary Distributed Social Media, or DSM technology, is a social media advertising product that gives the Quepasa audience an opportunity to compete for prizes in engaging, viral contests sponsored by brands.

By building an experience around these core themes, Quepasa seeks to create a clear and differentiated value proposition for existing and potential users, and continue to attract advertisers trying to reach those users. Quepasa believes this strategy will enhance revenue opportunities from its customers, users who engage in micro transactions within social games, and brand advertisers who pay to utilize Quepasa’s advertising products.

Product Development

Quepasa is continually developing new products, as well as optimizing its existing platform and feature set in order to meet the evolving needs of its audience, game developers and advertising partners.

Quepasa’s ongoing emphasis on social discovery drives the development of products that continue to make it easier for users to meet new people and discover new and interesting content.

Quepasa also proactively maintains and evolves its Open Social platform to reflect the latest technological advances as well as ensure that relevant game developers are able to achieve maximum participation in their games.

Quepasa’s DSM platform is designed to give advertisers a vehicle for reaching Latino audiences on Quepasa and across the social web through branded, viral contests. In addition to and in parallel with the launch of new DSM campaigns, Quepasa is also regularly adding features to the DSM platform in response to customer needs for innovative campaigns as well as advanced reporting and analytics.

Quepasa develops most of its software internally. Quepasa will, however, purchase technology and license intellectual property rights in the event that it is strategically important, operationally compatible, and economically advantageous to do so. For instance, Quepasa partners with third party game developers to bring additional social gaming titles to Quepasa.com.  Quepasa believes that it is not materially dependent upon licenses and other agreements with third parties relating to product development.

DSM

One of Quepasa’s strategies is to build innovative social media advertising products that allow advertisers to reach Latino audiences both on Quepasa and across the social web. Quepasa’s offerings attract advertising partners that want to go beyond traditional online channels and leverage social media to drive the viral consumption of their brand messaging and the content associated with it.

To this end, Quepasa developed DSM which launched at the end of 2009.  DSM is a social contest platform that gives users the opportunity to compete for prizes by way of sharing a brand message on Quepasa and across their other social profiles. The viral nature of DSM campaigns helps advertisers achieve highly engaging, word-of-mouth advertising across popular social media sites. By virtue of reaching multiple, relevant sites, DSM campaigns allow advertisers to market their products to the Latino demographic in a single campaign, rather than requiring the advertiser to decide how to allocate their budgets across numerous websites.

Quepasa refers to the core success metric for all DSM campaigns as an “engagement.” The engagements generated by a campaign are defined as the total of all the online activity driven by it, including for instance, entries, votes, and shares. Individuals competing in a given DSM contest increase their chances of winning by driving more engagements around their entries. As a measure of viral activity, engagements are also used to evaluate the success of the campaigns themselves. To date, Quepasa’s DSM campaigns have exceeded all of their engagement targets.

Quepasa believes that DSM represents a significant differentiator as compared to other online advertising offerings in the U.S. Latino and Latin American markets. The ongoing success of the DSM campaigns continues to validate the product and opportunity for existing and potential customers.

Some of Quepasa’s initial DSM Campaigns have included:

●	Campaign: “Why I Watch”
●
Client: Ultimate Fighting Championship
Summary: Participants were invited to create and share UFC video highlight reels and describe their love of the sport for the chance to win UFC memorabilia.  The campaign gave the UFC an opportunity to let its most passionate supporters distribute content across the web and build brand awareness on its behalf.

●
Campaign: “Primer Empleo”
Client: Manlio Fabio Beltrones
Summary:  The goal of this DSM campaign was to educate Mexican youth regarding a proposed law designed to create employment opportunities for them. Participants were given the opportunity to learn about and cast a virtual vote for the law. In turn, they could tell friends about the proposed law and their support of it by sharing information to their various social profiles. The law’s focus on young people made social media and DSM a good fit for disseminating information about it, and the campaign reached over 6,000,000 Mexicans and led to the law being passed in the Mexican Senate.

●
Campaign: “Acapulco Revealed”
Client: Mexico Tourism
Summary: Participants were invited to create a slideshow depicting their ideal vacation to Acapulco using images of Acapulco’s nightlife, beaches, adventure and culture.  Vacation packages were awarded to those contestants who most effectively shared their entry across the social web.  Follow-on DSM campaigns have recently concluded on behalf of Cozumel and Ixtapa-Zihuatanejo.

DSM Reseller Agreements

Quepasa has recently entered into reseller agreements with Sony Pictures Television Ad Sales in Latin America, or Sony, and Grupo Expansion, or Grupo.  Under these reseller agreements, Sony and Grupo have agreed to offer DSM to their advertisers.  Sony handles the advertising sales for nine cable television networks in Latin America.  Grupo is one of Mexico’s premier media companies, with 16 print magazine titles and seven Internet sites that have a combined reach of 11,000,000 monthly readers and users.

Quepasa’s reseller strategy allows major media partners to sell its DSM solution to advertisers as an innovative, “social” solution, in addition to standard broadcast, cable and digital advertising products. Quepasa is able to leverage its resellers’ deep relationships with advertisers to facilitate DSM sales while building credibility in the marketplace.

Social Gaming and Social Applications

As social gaming and other viral applications continue to maintain their hold on social networking audiences, Quepasa plans to continue developing its own intellectual property and partnering with third party developers to bring the best, most relevant content to its users. Quepasa has developed several social applications to facilitate interaction between members in the context of its broader emphasis on “social discovery.”  The first of these, a flirting application called “Papacito,” allows users to browse other users’ photos and pick people with whom they would like to be matched. Users who are picked are invited back to the site to try to guess who picked them. Additionally, Quepasa has created an application called “QTweet” that gives users the opportunity to integrate existing Twitter accounts into their Quepasa experience, thereby driving activity around real-time updates from the popular social networking service.

Quepasa’s feature-rich Open Social Platform allows third party publishers to submit and publish their applications and games to Quepasa.com.  Quepasa is proactively seeking out and building relationships with world-class developers whose titles are well suited to the Quepasa userbase and Latin American market.  In July 2010, for instance, Quepasa worked with Viximo, a leading provider of virtual goods solutions and applications, to launch “Snapmeup,” an application in which users buy and sell photos of other users. Quepasa believes its Open Social Platform will provide a strong foundation for user retention, by giving users access to engaging content from the best social game publishers. To date, the games on Quepasa.com have been supplied primarily by third parties and Quepasa only receives a percentage of the revenue generated from those titles.

Quepasa will also enter the mobile application marketplace by developing companion mobile applications for Quepasa-owned applications. Quepasa expects that the companion applications will be distributed on several major carriers in Latin America and will present monetization opportunities by way of mobile advertising, micro-transactions, and/or monthly subscription fees.

Quepasa has been negotiating an agreement to acquire TechFront Desenvolvimento de Software S/S Ltda, a Brazilian company, or TechFront, which has developed social games for third parties on a contract basis.  Under the terms Quepasa is negotiating, Quepasa will pay TechFront owners $4,000,000 consisting of $300,000 in cash and $3,700,000 in common stock.  In addition, Quepasa may issue up to $250,000 in common stock based upon TechFront meeting certain future performance milestones.  Assuming we complete the acquisition, for which there is no assurance, Quepasa will supply $1,000,000 in working capital.  This acquisition will enable Quepasa to develop and publish games for our own use as well as publish those games to other third party social networks to create additional monetization opportunities for those games we develop.

Skill-Based Gaming

Skill based games are games in which outcomes are primarily determined by a user’s skill, while the role of chance in gameplay is diminished. Some skill-based games can be played for cash.  In these games players pay a cash entry fee to play against one another in the hopes of winning cash or merchandise.  This makes skill-based games attractive to casual gamers interested in capitalizing on their gaming skills. Skill-based games also give users the ability to meet and connect with other people in gameplay.

The growth of online skill-based gaming has presented a lucrative opportunity for game developers and social networks like Quepasa.com:

●
In a presentation given on January 13, 2010, Jim McNiven, CEO of viral games company Kerb, noted that the huge growth of games website Zynga, which is estimated to have generated $200 million in revenue last year, is evidence of the power of viral platforms.

●
According to a report published by iGaming Business, the skills-based games market alone is worth just over $382 million globally and is set to rise to more than $472 million by the end of 2010.  By the end of 2014, iGaming estimated that the industry will enjoy a massive growth spurt and be worth $957 million.

●	As part of a global study on the gaming sector, Ernst & Young reported that in the first 6 months of 2009, 59% of web users had played a skill-based game online.

Quepasa has recently undertaken two new partnerships to bring skill-based gaming opportunities to its userbase. In September 2010, Quepasa and Hollywood Creations, Inc., or Hollywood, signed a binding term sheet whereby Hollywood committed to creating and publishing certain social games and skill-based wagering titles to Quepasa.com. Hollywood granted Quepasa an exclusive worldwide license to market and distribute the games. Quepasa and Hollywood will share the net revenue derived from the games. In June 2010, Quepasa entered into an agreement with Titan Gaming, or Titan, to integrate Titan’s skill based-gaming technologies into its Open Social Developer platform. Titan’s technology enables game developers to add tournaments, leaderboards, skill-based matchmaking, as well as points and cash competitions to their games.  Quepasa anticipates that these partnerships will drive the continued engagement and monetization among its users.

Premium Content Partnerships

Quepasa believes a unique aspect of its strategy is its openness to premium content partnerships with traditional Latino media partners.  Many leading Latin American media companies are proactively looking for ways to reach their audiences on the social web. By being “partner-friendly” and building best-of-breed social tools, Quepasa has been able to attract partnerships with the likes of UFC, the NBA and Sony Pictures, and bring valuable content from these brands to the Quepasa.com userbase.  Quepasa believes it can effectively serve as a social extension for brands that want to access the Latin American market. Quepasa is focused on working with content partners to ensure the consumption of their content on Quepasa.com, while building out new and scalable technologies for distributing that content.  Quepasa will continue developing new partnerships to boost engagement and retention.

Revenue Sources

Quepasa expects future revenue to be derived from two primary revenue sources: Quepasa.com users who engage in micropayments within social games and applications on the site, and advertisers who pay for advertising and marketing services in order to reach Quepasa.com users. In 2010, substantially all of our revenue came from companies of which a director of Quepasa is the Chairman of the Board of Directors. See the section entitled "Related Person Transactions" for further detail.

Quepasa expects to generate revenue from the following products and services:

Advertising

●	DSM campaigns.
●
Banner advertising: Quepasa earns revenue when an advertiser purchases advertising space on its website and “impressions” are delivered. An “impression” is delivered when an advertisement appears on our website and the page is viewed by a user. The fees associated with display advertising can be negotiated on a cost per click, flat fee, or cost per acquisition basis. Quepasa works with many of the leading online ad networks who specialize in delivering ads to the Latino audience online.

Social Games

●	Social games: free-to-play games in which a percentage of users will pay for premium goods and upgrades.
●	Skill-based games: Quepasa will earn a percentage of the amount paid by users to participate in tournaments.

Membership Base

Our website has experienced rapid growth as reflected in the following table:

Month Ending	Number of Members
November 30, 2010	25,052,283
October 31, 2010	22,780,813
September 30, 2010	20,720,906
August 31, 2010	18,673,689
July 31, 2010	16,833,699
June 30, 2010	15,416,042
May 31, 2010	14,230,841
April 30, 2010	13,159,387
March 31, 2010	13,159,387
February 28, 2010	10,326,057
January 31, 2010	9,047,365
December 31, 2009	7,675,988
November 30, 2009	6,432,687
October 31, 2009	5,360,178
September 30, 2009	4,893,240
August 31, 2009	4,573,719
July 31, 2009	4,339,609
June 30, 2009	3,772,374
May 31, 2009	3,465,465
April 30, 2009	2,816,872
March 31, 2009	2,508,023
February 28, 2009	2,331,378
January 31, 2009	2,172,619

Our membership base consists of Latinos in the U.S., Mexico, Brazil and other Latin American countries.  In March 2009, we launched Quepasa in Brazil.  Brazil is distinct from other Latin American countries because it is the only Portuguese speaking country in the Americas.  We are working with Playboy Mexico and Dr. Rey on marketing Quepasa in Brazil.  Dr. Rey was born and is a well known, idolized figure in Brazil.  Additionally, Brazilian Internet users are estimated to grow to 150 million by the end of 2010 and spend more time on the Internet than users in other countries, including the United Kingdom and Japan.

Latino Growth and Concentration

According to the United States Census Bureau and published sources, the Latino population:

●	totaled 48.4 million, or 16% of the total U.S. population, as of July 1, 2009, an increase of 1.4 million over the pastyear.

●	is expected to grow to 132.8 million, or 30% of the total U.S. population, by 2050, an increase of 84.4 million, or272%, between 2000 and 2050;

●	is the fastest growing minority group at 3.1% in the U.S. by adding more than one of every two people to the U.S.population between July 1, 2008 and July 1, 2009; and

●	as of 2009, is the 3rd largest Latino population in the world. Only Brazil (194 million) and Mexico (107 million) had larger Latino populations than the U.S.

In addition, 16 states have at least 500,000 Latino residents and in 21 states Latinos are the largest minority, which makes Latinos in the United States an attractive demographic group for advertisers, enabling marketers to deliver messages cost effectively to a highly targeted audience through geographic targeted ad serving.

Latino Use of the Internet

The number of Internet users in Latin America is growing rapidly because of affordable computers, increased broadband availability and interest in social media.  According to Internet World Stats, as of June 30, 2010, the number of Internet users in Latin America was estimated at 200 million.  Latin America has shown a 1,025% growth in Internet penetration from 2000-2010 and now makes up 10% of the world Internet population.

According to Scarborough Research Firm, over half (54%) of U.S. Latinos use the Internet today.  These users download more digital content than the general population, have a higher household income than the average U.S. Latino, and make online purchases.  In 2008, 43% of Latino users downloaded some form of digital content, such as music, podcasts, video games, etc. compared to 35% of the general population.  The average household income for all U.S. Latinos is $54,000 compared to $67,000 for the U.S. Latino Internet user.  62% of Latino Internet users are online purchasers, spending an average of $762 per person annually.

Latino Purchasing Power

The purchasing power of Latino households is rapidly increasing.  According to the Selig Center, U.S. Latino purchasing power surged to $978 billion in 2009 and is projected to reach as much as $1.3 trillion by 2014.  During the past decade, the rate of growth was more than two times the overall national rate.

Quepasa is committed to providing a comprehensive set of Internet marketing solutions for advertisers. We believe there is an ongoing growth in the online advertising market and an increasing shift in advertisers’ use of online media as audiences shift toward the Internet from traditional media:

●
According to eMarketer, U.S. online spending is expected to top $40 billion by 2014, growing at double digit rates for more than three years. The estimated online share of total U.S. online ad spending will grow from $25.8 billion in 2010 to $40.5 billion in 2014;

●
According to eMarketer, marketers will spend around $2 billion to advertise on social networks in 2010, a 20% increase from 2009.  Furthermore, eMarketer estimated that advertisers will spend $220 million on advertising insocial games, a rise from $183 million in 2009; and

●	A study conducted by inSites Consulting found that 95% of Internet users in Latin America had at least one account on a social networking site in 2010.

Quepasa is committed to capitalizing on this shift to Internet advertising and helping its advertisers create and execute Internet marketing strategies that both encourage its users to interact with our advertisers’ brands as well as provide valuable insights into their customer base.

We offer all of our services in English, Spanish and Portuguese, which we believe provides great value to advertisers seeking to reach the Latino audience. According to published sources, approximately 76% of Latinos five years and older in the U.S. speak Spanish at home.  Moreover, Latinos in the U.S. are expected to continue to speak Spanish because:

o	Approximately one-third were born outside the U.S.;

o	Latino immigration is continuing;

o	Latinos generally seek to preserve their cultural identity; and

o	Latino population concentration encourages communication in Spanish.

Acquiring Members

We primarily rely on viral growth to acquire members.  We encourage our members to invite their friends to join to share the Quepasa experience.

With respect to our users, our sales and marketing activities are focused on developing the Quepasa brand within the Latino community in order to gain a competitive advantage that will enable us to attract, retain, and more deeply engage users and advertisers. We believe that our ability to obtain and retain users is also related to our ability to provide a fully trilingual site.  To date, we do not allocate any budget for the direct marketing efforts to acquire more users.   Our marketing efforts are simply focused on providing great entertainment content to our users and trusting that they will want to share this content with their friends. Our success with user acquisition has been solely dependent on “word of mouth” marketing by the Quepasa user base and our ability to deliver large volumes of email invitations to the contacts of our users.

In 2008, Quepasa focused on creating a new email system because major Internet service providers, or ISPs, and websites which provide email were blocking Quepasa’s emails inviting users to join Quepasa.  In order to avoid Quepasa’s invitations going straight to spam, Quepasa obtained a third party service provider to cause Quepasa to be whitelisted; this has dramatically improved email delivery to major ISPs, especially to popular free email services such as Hotmail, Gmail and Yahoo Mail.  As a result, Quepasa immediately saw increased traffic and increases in the number of new members, every subsequent month thereafter.  In November 2009, we formed a cross functional team dedicated to email management and deliverability.

Sales and Marketing

We sell our marketing services to businesses through both direct and indirect channels. Our main focus is on selling our marketing services and solutions to leading advertising agencies and marketers in the U.S., Mexico and Latin America.  For the portion of banner advertising inventory that we do not sell direct, we work with the leading ad networks to fill the unused ad inventory with banner advertisement aggregated by those ad network partners.

Quepasa employs sales professionals in Miami, Florida, Mexico City, Mexico and Sao Paulo, Brazil. Our sales representatives consult regularly with agencies and advertisers on design and placement of online advertising, and provide customers with measurements and analysis of advertising effectiveness as well as effective consumer insights that can be turned into marketing campaigns.

Intellectual Property

Our intellectual property includes trademarks related to our brands, products and services; copyrights in software and creative content; trade secrets; and other intellectual property rights and licenses of various kinds. We seek to protect our intellectual property assets through, copyright, trade secret, trademark and other laws of the U.S. and other countries of the world, and through contractual provisions.

We consider the Quepasa trademark and our related trademarks to be valuable to Quepasa and we have registered these trademarks in the U.S. and other countries throughout the world and aggressively seek to protect them.

Competition

We operate in the Internet products, services, and content markets, which are highly competitive and characterized by rapid change, converging technologies, and increasing competition. Our most significant competition for users, advertisers, publishers, and developers is from other social networking sites, such as Yahoo!Español, Facebook, MySpace Latino, MySpace, America Online Latin America StarMedia, Hi5, Orkut and Batanga and Terra.com and UOL.com. We also compete with these companies to obtain agreements with software publishers, ISPs, mobile carriers, device manufacturers and others to promote or distribute our services to their users.

The principal competitive factors relating to attracting and retaining users include functionality, performance, ease of use, usefulness, accessibility, integration, and personalization of the online services that we offer, the overall user experience and quality of support on Quepasa properties. The principal competitive factors relating to attracting advertisers and publishers are the reach, effectiveness, and efficiency of our marketing services as well as the creativity of the marketing solutions that we offer. “Reach” is the audience and/or demographic that can be accessed through the Quepasa network. “Effectiveness” for advertisers is delivering against advertisers’ targets, measuring those achievements against those targets and optimizing for these across the Quepasa network. “Effectiveness” for publishers is our advertising technology platforms and the monetization we are able to offer through our marketing services.

Many large media companies have developed, or are developing, social networking or social media tools for their web users. As these companies develop such portal or community sites, we could lose a substantial portion of our user traffic.

Most of our existing competitors, as well as new competitors such as Spanish-language media companies, other portals, communities and Internet industry consolidators, have significantly greater financial, technical, and marketing resources. Many of our competitors offer Internet products and services that are superior and achieve greater market acceptance. There can be no assurance that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse affect on our business.

Corporate History

Quepasa was incorporated in the State of Nevada in June 1997 under the name Internet Century, Inc. and later changed its name to quepasa.com, Inc. to reflect our decision to operate a Spanish language portal and search engine.  On August 5, 2003, we changed our name to Quepasa Corporation.  In 2007, Quepasa moved away from being a bilingual search engine into a multilingual portal and Latino social network. With the evolution of the website into a Latino portal and social network, the products and services provided to businesses transitioned to predominately display advertising. In December 2007, the portal service of Quepasa was discontinued. Quepasa re-launched the site on February 6, 2008, to be solely a Latino social network with content provided by the user community. In August 2008, Quepasa again re-launched Quepasa.com with an improved user interface and enhanced technical capabilities.

Government Regulation

In the United States, advertising and promotional information presented to visitors on our website and our other marketing activities are subject to federal and state consumer protection laws that regulate unfair and deceptive practices. There are a variety of state and federal restrictions on the marketing activities conducted by email, or over the Internet, including U.S. federal and state privacy laws and the CAN-SPAM Act of 2003. We are also subject to laws in the various Latin American countries in which we operate.  The rules and regulations are complex and may be subject to different interpretations by courts or other governmental authorities. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments (or developments stemming from enactment or modification of other laws) or the failure to anticipate accurately the application or interpretation of these laws could create liability to us, result in adverse publicity and negatively affect our businesses.  See our risk factors found elsewhere in this prospectus for further discussion of government regulations.

Our skill-based gaming could be subject to extensive regulation.  If a local regulator were to conclude that skill-based gaming is subject to their rules, it could require us to obtain licenses or otherwise restrict our business or require us to block users in a particular jurisdiction.  See the Risk Factor on page 8 of this prospectus.

Employees

As of December 27, 2010, we employed approximately 75 employees, all of which are full-time.  Of these employees: 61 individuals were employed in Hermosillo, Mexico and 14 were employed in the United States none of whom are represented by a labor union. Our future success is substantially dependent on the performance of our senior management and key technical personnel, and our continuing ability to attract and retain highly qualified technical and managerial personnel.

Research and Development

During 2009 and 2008, we incurred $1,040,022 and $1,241,681 in research and development costs, respectively.

Property

Our headquarters are located in West Palm Beach, Florida. We also lease office space in Los Angeles, California.  Our data centers are operated in Dallas, Texas and Tempe, Arizona. Our technical operations are provided in leased offices located in Hermosillo, Mexico. We believe that our existing facilities are adequate to meet current requirements, and that suitable additional or substitute space will be available as needed to accommodate any further physical expansion of operations.

Legal Proceedings

From time to time, we are party to certain legal proceedings that arise in the ordinary course and are incidental to our business.  There are currently no such pending proceedings to which we are a party that our management believes will have a material adverse effect on Quepasa’s consolidated financial position or results of operations.  However, future events or circumstances, currently unknown to management, will determine whether the resolution of pending or threatened litigation or claims will ultimately have a material effect on our consolidated financial position, liquidity or results of operations in any future reporting periods.

MANAGEMENT

The following is a list of our directors and executive officers.

Name	Age	Position
John Abbott	40	Chairman of the Board and Chief Executive Officer
Michael Matte	51	Chief Financial Officer, Executive Vice President and Secretary
Louis Bardov	47	Chief Technology Officer
Alonso Ancira	56	Director
Ernesto Cruz	53	Director
James Ferris	36	Director
Malcolm Jozoff	71	Director
Lionel Sosa	70	Director
Dr. Jill Syverson-Stork	57	Director

John Abbott has been a director and Chief Executive Officer since October 2007. Since February 25, 2009, Mr. Abbott has served as Chairman of the Board and previously served as Chairman from October 25, 2007 until January 18, 2008. Since 2005, Mr. Abbott has been a financial advisor to or AHMSA. In addition, Mr. Abbott has led investor groups and has served on the executive committees of two start-up efforts in Brazil, namely Click Filmes (www.clickfilmes.com), Brazil’s first hotel video on demand business and Industria de Entretenimento, an entertainment business that owns the rights to the Pacha brand in Brazil, among others. From 1992 to 2005, Mr. Abbott held several senior positions within JP Morgan Securities, Inc. Mr. Abbott was selected to serve on our Board because of his extensive experience in strategic advisory and entrepreneurship. In addition, Mr. Abbott, as our Chief Executive Officer possesses a detailed understanding of the characteristics of our business model.

Michael Matte has served as our Chief Financial Officer, Executive Vice-President and Secretary since October 29, 2007. From July 2006 through October 2007, Mr. Matte served as a director of Quepasa. Mr. Matte served as Chief Financial Officer of Cyberguard Corporation from February 2001 to April 2006. Prior to joining Cyberguard Corporation, Mr. Matte began his professional career at Price Waterhouse, where he worked from 1981 to 1992. His last position was as a senior Audit Manager. Currently, Mr. Matte serves as a director of Iris International, Inc. and until October 15, 2009 served as a director of GelTech Solutions, Inc. Mr. Matte is a Certified Public Accountant.

Louis Bardov has served as our Chief Technology Officer since January 2008. Mr. Bardov has over 21 years’ experience in software development and technology management. Most recently, he worked for Match.com, a leading Internet dating service from 2000 through early January 2008. Mr. Bardov last served as Match.com’s Senior Vice President of Software Development, Customer Care and Customer Retention and previously as the Vice President of Development.

Alonso Ancira has been a director since November 2006. He has served as Chairman of the Board of AHMSA, one of Mexico’s most prestigious industrial consortiums since April 2004. He is also Chairman of the Board of MATT, Inc., a wholly-owned subsidiary of AHMSA. From 1991 until April 2004, Mr. Ancira was Vice-Chairman and Chief Executive Officer of AHMSA. He is currently President of Mexico’s Chamber of Iron and Steel, a position he held from 1993 to 1995, and again from 2003 to 2004. Mr. Ancira was selected to serve on the Board due to his leadership in the Mexican business community, innovative thinking and strong support of our business model.

Ernesto Cruz has been a director since November 13, 2007. Since October 2007, Mr. Cruz has served as the managing partner of Advanzer de Mexico S.A. de C.V. a consulting and audit firm. From March 2002 until October 2007, he was the Managing Partner for the Monterrey and Northeast Mexican offices of Deloitte & Touche, a big four international accounting firm. Mr. Cruz served as the Managing Partner for the Monterrey and Northeast Mexican offices of Arthur Anderson from April 1997 through March 2002. Mr. Cruz is a Certified Public Accountant in Mexico. Mr. Cruz was selected to serve on our Board for because of his extensive knowledge in accounting and auditing and his service on the board of directors of large companies in Mexico.

James Ferris has been a director since July 18, 2008. Since January 2008, Mr. Ferris has been a Sr. Global Brand Manager at EA Games a division of Electronic Arts, Inc. From December 2006 until December 2007, Mr. Ferris was a Global Brand Manager at Electronic Arts. From 2003 to 2006, Mr. Ferris was a Product Manager at EA Sports also a division of Electronic Arts. Prior to his employment at Electronic Arts, Mr. Ferris was a Product Manager at Hasbro, Inc. Mr. Ferris was selected to serve on the Board because of his experience managing premier products in the interactive entertainment industry and his knowledge of the online media landscape.

Malcolm Jozoff has been a director since January 2007. Since 2004, Mr. Jozoff has been serving as a corporate advisor to Otsuka Pharmaceutical Co., Ltd., a pharmaceutical and consumer health products company, based in Tokyo, Japan. From July 1996 to August 2000, Mr. Jozoff was Chairman of the Board of Directors and President and Chief Executive Officer of The Dial Corporation, which markets Dial soaps, Purex laundry detergents, Renuzit air fresheners, and Armour Star canned meats. Mr. Jozoff was selected to serve on the Board because of his past experience as Chief Executive Officer of a major New York Stock Exchange listed company.

Lionel Sosa has been a director since January 2007. Since 2008, Mr. Sosa has been a marketing consultant with Sosa Consultation and Design a position he previously held from 2000 until 2005. From 2005 until 2007, Mr. Sosa also served as executive director of Mexicans & Americans Thinking Together Foundation, Inc., or MATTF, a non-profit organization focused on encouraging bicultural relations between Mexicans and Americans. Mr. Sosa is the founder of Sosa, Bromley, Aguilar, & Associates (now Bromley Communications), the largest  advertising agency in the U.S.  Mr. Sosa has served as a Hispanic media advisor in seven Republican presidential races beginning with President Reagan in 1980.  Mr. Sosa was named one of the “25 Most Influential Hispanics in America” by Time Magazine in 2005. Mr. Sosa was selected to serve on the Board because he is a leader in the Mexican-American community and because of his influence in the Hispanic community. He was also selected for his experience and knowledge of Hispanic consumer behavior.

Dr. Jill Syverson-Stork has been a director since September 2006. She has been a Professor at Wellesley College from September 1989 to the present, and is the Coordinator of Intermediate Spanish and the Director of the Spanish Language House and Cultural Center. Dr. Syverson-Stork was selected to serve on the Board because of her over 30 years experience in bilingual, multi-cultural education with a specialization in serving the Hispanic community and promoting Hispanic culture.

There are no family relationships between any of our directors and/or executive officers.

Board Committees

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board delegates various responsibilities and authority to its Board committees. Committees regularly report on their activities and actions to the Board. The Board currently has, and appoints the members of the Audit Committee and the Compensation and Nominating Committee. Each committee has a written charter approved by the Board. We post each charter on our website at www.quepasacorp.com. The following table identifies the independent and non-independent current Board and committee members:

Name	Independent	Audit	Compensation and Nominating

John Abbott
Alonso Ancira
Ernesto Cruz	✓	Chairman
James Ferris	✓
Malcolm Jozoff	✓	✓	Chairman
Lionel Sosa	✓
Dr. Jill Syverson-Stork	✓	✓	✓

Meetings held in 2010		4	2

The Board held six meetings in 2010 and all of the directors attended over 75% of the combined number of Board and committee meetings, except for Messrs. Alonso Ancira and Lionel Sosa who attended four and James Ferris who attended three of the Board meetings. In addition, Mr. Jeffrey Valdez, a former director, missed both meetings before his resignation. Quepasa does not have a policy with regard to directors’ attendance at annual meetings.  In 2010, Quepasa held an annual meeting which was attended by John Abbott, our Chairman.

Independence

The Board has determined Messrs. Cruz, Ferris, Jozoff and Sosa and Dr. Syverson-Stork are independent directors in accordance with the listing rules of the NYSE Amex Stock Market. The Board has determined that each of the members of the Audit Committee, Messrs. Cruz and Jozoff and Dr. Syverson-Stork are independent in accordance with the independence standards for audit committees under the NYSE Amex Stock listing rules.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal control, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The Audit Committee also has responsibility for our corporate governance including keeping abreast of developments and best practices in corporate governance matters and shall review our compliance and, where appropriate, recommending any changes for approval by the Board. Our Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding our financial statements to serve on the Audit Committee.

The Board has determined that Mr. Cruz is qualified as an “audit committee financial expert,” as that term is defined by the rules of the Securities and Exchange Commission, or the SEC, and in compliance with the Sarbanes-Oxley Act of 2002. This designation does not impose any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed by being a member of the Audit Committee or of the Board.

Compensation and Nominating Committee

The Compensation and Nominating Committee, or the Committee, is responsible for assisting the Board in discharging its duties with respect to the compensation of Quepasa’s directors and executive officers. The Committee reviews the performance of our directors and executive officers in achieving corporate goals and objectives and seeks to ensure that the directors and officers are compensated appropriately in a manner consistent with our business strategies, competitive practices and the requirements of applicable regulatory authorities. The Committee determines salaries, bonuses and other matters relating to compensation of the executive officers of Quepasa. The Committee also approves the compensation of our non-employee directors and reports it to the full Board. The Committee is authorized to delegate to the Chief Executive Officer, Chief Financial Officer or other authorized executive officer with the authority to make annual grants of stock options. The Chief Executive Officer, with the exception of a meeting determining their compensation, may be present at meetings during with compensation is under review and consideration but may not vote.

The responsibilities of the Committee include the identification of individuals qualified to become Board members, the selection or recommendation to the Board of nominees to stand for election as directors, the oversight of the selection and composition of committees of the Board, establish procedures for the nomination process including procedures and a policy with regard to the consideration of any candidates recommended by stockholders and the oversight of the evaluations of the Board and management.

In fulfilling its responsibilities, the Committee considers the following factors in reviewing possible candidates for nomination as a director of Quepasa:

(i)	the appropriate size of our Board and its committees;

(ii)	the perceived needs of our Board for particular skills, background and business experience;

(iii)
diversity, including Latino background and the skills, public company experience, background, reputation, and business experience of nominees compared to those already possessed by other members of our Board;

(iv)	nominees’ independence from management; and

(v)	the applicable regulatory and listing requirements, including independence requirements and legal considerations.

The Committee may, by majority vote of its full membership, create one or more subcommittees comprised of members of the Committee, and may vest any such subcommittee with full authority with respect to the specific matters delegated to such subcommittee.

The Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our Corporate Secretary at our Florida offices, 324 Datura Street, Suite 114, West Palm Beach, Florida 33401.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our directors and employees. To see a copy of the Code of Conduct and Ethics, please go to our corporate website at www.quepasacorp.com.

Board Diversity

While we do not have a formal policy on diversity, the Committee considers as one of the factors the diversity of the composition of our Board and the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Committee seeks to attract individuals with strong ties to the Latino Community or with knowledge of the Spanish culture. Additionally, we seek individuals with experience on public company boards, marketing expertise and international background.

Board Structure

Quepasa has chosen to combine the Chief Executive Officer and Board Chairman positions. We believe that this Board leadership structure is the most appropriate for Quepasa. Because we are a small company and do not have significant revenue, it is more efficient to have the leadership of the Board in the same hands as the Chief Executive Officer of Quepasa. The challenges faced by us at this stage – obtaining financing and developing our business – are most efficiently dealt with by one person who is familiar with both the operational aspects as well as the strategic aspects of our business.

Board Assessment of Risk

Our risk management function is overseen by our Board. Through our management reports, our policies, such as our Related Party Transaction Policy, our Code of Conduct and Ethics and our Board committees’ review of financial and other risks, our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect Quepasa, and how management addresses those risks. Mr. John Abbott, as our Chairman and Chief Executive Officer, and Mr. Michael Matte, our Chief Financial Officer, work closely together with the Board once material risks are identified on how to best address such risks. If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment. Presently, the primary risks affecting Quepasa are the lack of working capital and the inability to generate sufficient revenue so that we have positive cash flow from operations. The Board focuses on these key risks at each meeting and actively interfaces with management on seeking solutions.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at Quepasa Corporation, Attention: Michael Matte, 324 Datura Street, Suite 114, West Palm Beach, Florida 33401, or by visiting Quepasa’s website at www.quepasacorp.com. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

EXECUTIVE COMPENSATION

The following table reflects the compensation paid to our Chief Executive Officer and the two other executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000, who we refer to as our Named Executive Officers for 2009 and 2008.

2009 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)		Bonus ($)(d)		Stock Awards ($)(e)(1)		Option Awards ($)(f)(1)	Total ($)(j)
John Abbott	2009	129,863	(2)	—		—		814,475	944,338
Chief Executive Officer	2008	65,744	(3)(4)	—		—		535,526	601,270
Michael Matte	2009	250,000	(5)	—		—		534,663	784,663
Chief Financial Officer	2008	124,384	(6)	125,000	(7)	3,015	(8)	520,649	773,048
Louis Bardov	2009	160,000		—		—		92,856	252,856
Chief Technology Officer	2008	146,667		—		—		1,457,306	1,603,973
———————

(1)
The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the revised SEC disclosure rules. These rules also require prior years amounts to be recalculated in accordance with the rule and therefore any number previously disclosed regarding our Named Executive Officers compensation on this table or any other table may not reconcile. These amounts represent awards that are paid in shares of common stock or options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the Named Executive Officers.

(2)
In lieu of his $250,000 salary for the period from October 2009 to October 2010, Mr. Abbott elected to receive 316,456 10-year stock options. These options vest monthly through October 2010 and are exercisable at $1.34 per share.

(3)
In lieu of his $80,000 salary for the period from October 2007 to October 2008, Mr. Abbott elected to receive 54,237 10-year stock options. All of these options have fully vested. The options were exercisable at $2.43 per share, however on July 8, 2009, these options were exchanged for options with an exercise price of $1.00 per share.

(4)
Includes 54,237 10-year stock options issued to Mr. Abbott in lieu of salary for the period from October 2008 to October 2009. All of these options have fully vested. The options were exercisable at $2.43 per share, however on July 8, 2009, these options were exchanged for options with an exercise price of $1.00 per share.

(5)
Includes 126,582 10-year stock options issued to Mr. Matte in lieu of $100,000 of his salary for the period from November 2009 through October 2010. These options vest monthly through October 2010 and are exercisable at $1.34 per share.

(6)
Includes 67,797 10-year stock options issued to Mr. Matte in lieu of $100,000 of his salary for the period from November 30, 2008 through October 2009. These options have fully vested. The options were exercisable at $2.43 per share, however on July 8, 2009, these options were exchanged for options with an exercise price of $1.00 per share.

(7)	In lieu of a $75,000 bonus, Mr. Matte elected to receive 50,847 10-year stock options. These options have fully vested and are exercisable at $1.00 per share.

(8)	Represents payments for services as an independent director prior to joining the management team on October 30, 2007.

See the discussion below of the Named Executive Officers’ employment agreements and payments provided to them upon a change of control of Quepasa.

Executive Employment Agreements

John Abbott Employment Agreement

Effective as of October 25, 2007, we entered into an employment agreement with our Chief Executive Officer, John Abbott. Under the agreement, Mr. Abbott received an annual base salary of $80,000 per year, which was increased to $250,000 (discussed below) and was granted 1,897,492 10-year stock options, exercisable at $3.05 per share. On July 8, 2009, these options were exchanged for options with an exercise price of $1.00 per share. One-third of the options vested on October 25, 2008 and the remaining options vested in 24 equal monthly installments thereafter, subject to remaining employed on each applicable vesting date. On September 14, 2009, the Committee approved an increase of Mr. Abbott’s salary to $250,000 per year.

Michael Matte Employment Agreement

Effective as of October 29, 2007, we entered into an employment agreement with our Chief Financial Officer, Michael Matte. Under the agreement, Mr. Matte received an annual base salary of $100,000 per year, which was increased to $250,000 (discussed below), and was granted 1,475,827 10-year stock options exercisable at $3.25 per share. On July 8, 2009, these options were exchanged for options with an exercise price of $1.00 per share. One-third of the options vested on October 29, 2008 and the remaining options vested in 24 equal monthly installments thereafter, subject to remaining employed on each applicable vesting date. Effective November 1, 2008, Mr. Matte’s salary was increased to $250,000 per year.

Amendment to Abbott and Matte Agreements

Effective as of March 27, 2008, the Committee approved amendments to the employment agreements with John Abbott and Michael Matte, the Company’s Chief Executive Officer and Chief Financial Officer, respectively. The amendments provide for immediate vesting of their stock options following a change of control of Quepasa. Additionally, they will have the right to exercise these stock options for a period of two years after they are terminated.

Louis Bardov Employment Agreement

Effective as of January 18, 2008, we entered into an employment agreement with our Chief Technology Officer, Louis Bardov. Mr. Bardov receives an annual base salary of $160,000 per year and was granted 500,000 10-year stock options, exercisable at $2.49 per share. On July 8, 2009, these options were re-priced to an exercise price of $1.00 per share. The options vest in equal annual increments on January 18, 2009, 2010 and 2011, subject to Mr. Bardov remaining as an employee on each applicable vesting date.

Performance Options

On July 31, 2008, the Committee approved the grant of 262,500 10-year stock options to Mr. Abbott and 232,500 10-year stock options each to Mr. Matte and Mr. Bardov exercisable at $2.07 per share (which were later re-priced to $1.00 per share). The options are subject to Quepasa meeting specific performance milestones. As of the record date, 175,000 of Mr. Abbott’s options have vested and 155,000 of each of Mr. Matte’s and Mr. Bardov’s performance options have vested.

Options in Lieu of Cash Compensation

Mr. Abbott and Mr. Matte agreed to accept stock options in lieu of cash compensation for the period from December 1, 2010 until November 30, 2011.  Mr. Abbott was granted 89,928 10-year stock options and Mr. Matte was granted 35,971 10-year stock options.  The options vest monthly in equal increments with the first vesting date being December 1, 2010.  Mr. Bardov agreed to accept stock options in lieu of cash compensation for the period from February 11, 2011 until February 10, 2012.   Mr. Bardov was granted 14,388 10-year stock options.  The options vest monthly in equal increments with the first vesting date being February 11, 2011.  All of the options described in this paragraph are exercisable at $4.95 per share.

Management Bonus Program

Messrs. Abbott and Matte are eligible to participate in our discretionary management bonus program with one-half based upon cost reductions and one-half based upon increases in cash flow. The three target bonus levels are 50%, 150% and 300% of base salary. Also, Mr. Bardov is eligible to participate in our discretionary management bonus program with an initial target bonus of $100,000.

Severance Provisions

Messrs. Abbott and Matte are entitled to severance in the event that they are dismissed without cause, they resign for good reason or are terminated within one year following a change of control. In any of such events, they will receive two years base salary, two times the highest target or bonus for that year, all of their stock options will immediately vest and they will have two years to exercise their options post termination. If Mr. Bardov is terminated without cause, he is entitled to six months base salary, his stock options will vest and he will have three months to exercise his options post-termination. If his employment is terminated following a change of control, he will receive six months’ base salary.

Option Exchange

As a result of the decline of the stock market in 2008 and the first quarter of 2009, a substantial percentage of our outstanding options had exercise prices in excess of the then fair market value of our common stock. In order to retain the compensatory value of the equity awards without further diluting shareholders by issuing incremental shares, the Committee offered to certain option holders, including certain executive officers and directors, the right to exchange on a one-for-one basis outstanding options for newly issued options with an exercise price equal to the fair market value on the new date grant. The newly-issued options had the same terms, other than exercise price, and were vested to the same extent as the exchanged options. Our Named Executive Officers were issued a total of 4,827,937 new options and cancelled the same amount of options.

Outstanding Equity Awards at 2010 Fiscal Year End

Listed below is information with respect to unexercised options, stock that has not vested and equity incentive awards for each Named Executive Officer as of December 31, 2010:

Name (a)	No. of Securities Underlying Unexercised Options (#) Exercisable (b)		No. of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)

John Abbott	1,897,492	(1)	—		—		1.00	10/25/2017
	175,000		—		87,500	(2)	1.00	7/22/2018
	54,237	(1)	—		—		1.00	10/15/2018
	54,237	(1)	—		—		1.00	10/15/2018
	316,456	(1)	—		—		1.34	10/31/2019
	7,494		82,434	(3)	—		4.95	9/26/2020
	—		90,000	(4)	—		4.95	9/26/2020

Michael Matte	1,475,827	(1)	—		—		1.00	10/29/2017
	155,000		—		77,500	(2)	1.00	7/22/2018
	50,847	(1)	—		—		1.00	10/15/2018
	67,797	(1)	—		—		1.00	10/15/2018
	126,582	(1)	—		—		1.34	10/31/2019
	2,998		32,973	(3)	—		4.95	9/26/2020
	—		90,000	(4)	—		4.95	9/26/2020

Louis Bardov	500,000	(1)	—		—		1.00	1/18/2018
	155,000		—		77,500	(2)	1.00	7/22/2018
	—		14,388	(5)	—		4.95	9/26/2020
	—		90,000	(4)	—		4.95	9/26/2020

———————

(1)	Fully vested.

(2)	The options are subject to meeting performance milestones as determined by the Chief Executive Officer at the end of 2011.

(3)	The options vest monthly over a 12 month period with the first vesting date being December 1, 2010.

(4)	The options vest in three equal increments on January 1, 2011, 2012 and 2013.

(5)	The options vest monthly over a 12 month period with the first vesting date being February 1, 2011.

Director Compensation

We do not pay cash compensation to our directors for service on our Board. Non-employee members of our Board were compensated with restricted common stock and stock options in 2009 for service as a director or committee chairperson.

2009 Director Compensation

Name (a)	Stock Awards ($)(c) (1)	Option Awards ($)(d) (1)	Total ($)(j)
Alonso Ancira (2)	2,905	7,999	10,904
Malcolm Jozoff (2)	4,233	7,999	12,232
Lionel Sosa (2)	2,905	7,999	10,904
Dr. Jill Syverson-Stork (2)	2,905	7,999	10,904
Ernesto Cruz (2)	4,233	7,999	12,232
Jeffrey Valdez (3)	2,905	7,999	10,904
James Ferris (2)	2,905	7,999	10,904
———————

(1)
The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the recently revised SEC disclosure rules. These amounts represent awards that are paid in shares of common stock and options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the directors.

(2)
Each non-employee director received 3,500 shares of common stock and 12,500 stock options exercisable at $0.83 per share for their service as directors; all of these options vested on December 31, 2009. Additionally, committee chairpersons were granted 1,600 shares of common stock.

(3)	Mr. Valdez resigned on June 4, 2010.

The following table reflects the number of securities received by our non-employee directors for 2009 and 2008:

	Options	Director Shares	Committee Chairperson Shares
2009	12,500	3,500	1,600
2008	12,500	3,500	1,600

For 2010, our non-employee directors received 18,500 stock options and our committee chairpersons received an additional 2,500 stock options exercisable at $3.05 per share.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Quepasa’s voting stock beneficially owned as of December 27, 2010 (i) those persons known by Quepasa to be owners of more than 5% of Quepasa’s voting stock, (ii) each director (iii) each of the Named Executive Officers, and (iv) all executive officers and directors as a group:

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership (1)	Percent Beneficially Owned (1)

Common Stock	John Abbott 324 Datura Street, Suite 114 West Palm Beach, FL 33401 (2)	2,722,404	15.3%
Common Stock	Michael Matte 324 Datura Street, Suite 114 West Palm Beach, FL 33401 (3)	1,935,279	11.3
Common Stock	Louis Bardov 5820 Bassinghall Lane Plano, TX 75093 (4)	689,899	4.3%
Common Stock	Alonso Ancira C/O Grupo Acerero del Norte, S.A. de C.V, Campos Eliseos No. 29, Colonia Rincon Del Bosque, Mexico (5)	3,393,583	19.6%
Common Stock	Ernesto Cruz Lazaro Cardenas N 4000-27A. Col. Las Brisas, Monterrey N.L., Mexico 64780 (6)	57,867	*
Common Stock	James Ferris 533 Ashland Ave, Apt. 202 Santa Monica, CA 90405 (7)	42,500	*
Common Stock	Malcolm Jozoff 5200 E. Solano Drive Paradise Valley, AZ 85253 (8)	130,366	*
Common Stock	Lionel Sosa 215 Rhode Lane Floresville, TX 78114 (9)	91,138	*

Common Stock	Dr. Jill Syverson-Stork 48 Park Drive Sherborn, MA 01770 (10)	61,825	*
Common Stock	All directors and executive officers as a group (9 persons)	10,838,823	44.4%
5% Stockholders

Common Stock	Mexicans & Americans Trading Together, Inc. 5150 N. Loop 1604 West San Antonio, TX 78249 (11)	3,333,333	19.3%
Common Stock	Richard L. Scott 700 11th Street, Suite 101 Naples, FL 34102 (12)	1,500,000	9.2%
Common Stock	Frederic W. Levin 16 S. Main Street #303 Norwalk, CT 06854 (13)	1,229,944	8.1%
Common Stock	F. Stephen Allen 2100 S. Utica, Suite 305 Tulsa, OK 74114 (14)	1,147,500	7.1%
Preferred Stock	Mexicans & Americans Thinking Together Foundation, Inc. 329 Old Guilbeau Street San Antonio, TX 78204 (15)	25,000	100%

*	Less than 1%

(1)
Applicable percentages are based on 15,271,480 shares of common stock and 25,000 shares of preferred stock outstanding adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. Shares subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, Quepasa believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned by them.  This table includes options that are vesting and exercisable within 60 days of the date of this prospectus.

(2)	Mr. Abbott is a director and executive officer. Includes 2,549,904 shares issuable upon the exercise of stock options.

(3)	Mr. Matte is an executive officer. Includes 1,915,046 shares issuable upon the exercise of stock options.

(4)	Mr. Bardov is an executive officer. Includes 686,199 shares issuable upon the exercise of stock options.

(5)
Mr. Ancira is a director. Mr. Ancira is also the Chairman of the Board of Directors of MATT, Inc. and AHMSA. MATT, Inc. is a wholly-owned subsidiary of AHMSA. Grupo Acerero del Norte, S.A. de C.V., or GAN, is the majority stockholder of AHMSA.  Mr. Ancira is a stockholder of GAN. By virtue of his role as Chairman of the Boards of Directors of MATT, Inc. and AHMSA and his equity interest in GAN, Mr. Ancira may be deemed to beneficially own 1,333,333 shares owned by MATT, Inc. and 2,000,000 shares issuable upon the exercise of warrants held by MATT, Inc. Includes 16,750 shares of common stock and 43,500 shares of common stock issuable upon the exercise of stock options granted to and owned directly by Mr. Ancira. Does not include preferred stock held by a not-for-profit-corporation. Mr. Ancira is Chairman of the Board of this non-for-profit corporation but has no power to vote these shares.

(6)	Mr. Cruz is a director. Includes 46,000 shares issuable upon the exercise of stock options.

(7)	Mr. Ferris is a director. Includes 37,250 shares issuable upon the exercise of stock options.

(8)
Mr. Jozoff is a director and a selling shareholder.  Includes 84,366 shares held in the Malcolm Jozoff Trust with Mr. Jozoff as Trustee.  Includes 46,000 shares issuable upon the exercise of stock options.

(9)	Mr. Sosa is a director. Includes 43,500 shares issuable upon the exercise of stock options.

(10)	Dr. Syverson-Stork is a director. Includes 43,500 shares issuable upon the exercise of stock options.

(11)
MATT, Inc. is a selling shareholder.  Represents 1,333,333 shares of common stock and 2,000,000 shares of common stock issuable upon the exercise of warrants, exercisable at $2.75 per share. See Note 5 above.

(12)
Includes: (i) 166,446 shares of common stock held by the Richard L. Annette Scott Family Partnership, (ii) 166,667 shares of common stock held by the F. Annette Scott Revocable Trust, (iii) 166,887 shares of common stock held by the Richard L. Scott Revocable Trust, and (iv) 1,000,000 shares of common stock issuable upon the exercise of warrants, exercisable at $2.75 per share held by the Richard L. Scott Revocable Trust. Richard L. Scott has sole voting power and dispositive power over all of the shares and warrants.

(13)	Includes 254,224 shares over which Mr. Levin has sole voting and dispositive power and 975,720 shares in which such powers are shared. Based on Schedule 13G/A filed on February 8, 2010.

(14)	Includes 1,000,000 shares of common stock issuable upon the exercise of warrants, exercisable at $3.55 per share.

(15)	Represents Series A Preferred Stock. Each share of Series A represents one vote.

RELATED PERSON TRANSACTIONS

We have engaged in certain transactions in which some of our directors, executive officers and 5% shareholders had a direct or indirect material interest, in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two completed fiscal years (not including employment agreements with our management). These transactions are described below. On January 29, 2007, our management adopted the Related Party Transactions Policy. The Related Party Transactions Policy applies to certain transactions between Quepasa and a “Related Party.”  Under the Related Party Transaction Policy, management must present to the Audit Committee any such related party transactions that it is proposing to enter into. Any such transactions must be on terms comparable to those obtainable in arm’s length dealing with unrelated third parties and must be approved by the Audit Committee. Under the Related Party Transactions Policy, Quepasa must include disclosure of such transactions in its applicable filings made with the SEC.

On January 25, 2008, Quepasa and MATT Inc. entered into a Note Purchase Agreement or the MATT Agreement. Under the MATT Agreement: (i)  MATT Inc. lent us $5,000,000 and we issued it a $5,000,000 subordinated promissory note due October 16, 2016 with 4.46% interest per annum, (ii) the exercise price of MATT Inc.’s outstanding 2,000,000 warrants were reduced to $2.75 per share, and (iii) MATT Inc. terminated a Support Agreement we entered in 2006.

On April 4, 2008, the staff of the Nasdaq Stock Market sent us a deficiency letter because we were not in compliance with the Nasdaq listing requirements. To ensure future compliance with the listing requirements, Quepasa and MATTF terminated an agreement with Mexicans & Americans Thinking Together Foundation, Inc. or MATTF.  In consideration for terminating the agreement, we issued MATTF 25,000 shares of Series A Preferred Stock with a liquidation preference of $2,500,000.  The effect of the transaction was to eliminate future sponsorship obligations for which Quepasa had recorded $7,556,052 of liabilities and to increase shareholders’ equity by the same amount.  This resulted in Quepasa meeting the minimum shareholders’ equity required by Nasdaq. Subsequently, we failed to meet the Nasdaq Listing requirements, and our common stock was delisted.

On January 18, 2008, Quepasa entered into a Consulting Agreement with Jeffrey Valdez and Valdez Productions, Inc. On that same day, Mr. Valdez was elected to our Board. Pursuant to the terms of the Consulting Agreement, Valdez Productions provided Internet based marketing, branding and consulting services in exchange for $8,333 per month and options to purchase 210,000 shares of common stock at an exercise price of $2.49 per share.  One-third of the options vested on October 24, 2008 and the remaining options were to vest in 24 equal monthly installments thereafter, subject to providing services on each applicable vesting date. The Consulting Agreement was effective as of October 24, 2007 and the term ended on October 24, 2008.  Mr. Valdez resigned as Chairman of the Board in February 2009. Quepasa agreed to allow the remaining 140,000 unvested options to vest over a 12-month period, subject to Mr. Valdez remaining as a director on each applicable vesting date. On June 4, 2010, Mr. Valdez resigned as a director of Quepasa.  Valdez resigned following a disagreement he had with Quepasa with respect to his rights to Quepasa’s popular Papacito flirting application.  As a result of this claim, we filed suit seeking a declaratory judgment that we own all rights to the trademark, Papacito.  Mr. Valdez has indicated that he disagrees with Quepasa’s position.  The lawsuit is pending.

MATT Inc. and Malcolm Jozoff, a director of Quepasa, both invested in the 2010 private placement and are selling shareholders.  See “Selling Shareholders”.  The investments were approved by a majority of our independent directors.

We have entered into two agreements with a Mexican company for which Mr. Alonso Ancira is Chairman of the Board.  Mr. Ancira is also a member of our board of directors.  Both of these agreements relate to our DSM campaign.  One agreement dated April 10, 2010 provides us with $3,500,000 in revenue in exchange for our developing of a corporate website of the Mexican company and our developing three DSM campaigns for it.  The second agreement dated June 7, 2010 provides us with $3,000,000 in revenue in exchange for our developing a website and a DSM campaign for a third-party.  While the agreements were with a related party, we believe the agreements were very favorable to Quepasa both from a pure economics viewpoint and when viewed as launching our DSM platform and for providing credibility to it.

SELLING SHAREHOLDERS

The following table provides information about each selling shareholder listing how many shares of our common stock they own on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling shareholder will own after the offering assuming all shares covered by this prospectus are sold.  Except as disclosed in this prospectus, none of the selling shareholders have had any position, office, or material relationship with us or our affiliates within the past three years. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling shareholders.  Information concerning the selling shareholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling shareholder.

Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock.  All of the information contained in the table below is based upon information provided to us by the selling shareholders, and we have not independently verified this information.  The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933 or the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 15,271,480 shares of our common stock issued and outstanding as of December 27, 2010.  For the purposes of the following table, the number of shares common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose.  Under Rule 13d-3, beneficial ownership includes any shares as to which a selling shareholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

Name (1)	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering

ALB Private Investments LLC (2)	30,000	30,000	0	*
Anthony B. Low-Beer	50,000	50,000	0	*
Athena Sofios Marks	40,000	40,000	0	*
BBS Capital Fund, LP (3)	33,333	33,333	0	*
Carpe Diem Partners LLC (4)	25,000	25,000	0	*
Christopher G. Thunen	4,000	4,000	0	*
Columbus Capital Offshore Fund, Ltd. (5)	23,000	23,000	0	*
Columbus Capital Partners, L.P. (5)	177,000	177,000	0	*
Connective Capital I Master Fund, Ltd. (6)	26,666	26,666	0	*
Connective Capital II Cayman Master, Ltd. (6)	26,667	26,667	0	*
Cranshire Capital LP (7)	33,333	33,333	0	*
Cynthia A. Kohn	20,000	20,000	0	*
David N. Low Jr. and Dominique G. Lahaussois	6,000	6,000	0	*
Douglas Thunen	6,000	6,000	0	*
Eric Chez and Bryan Pitstick, TR - UA-07-22-08	10,000	10,000	0	*
Hudson Bay Master Fund LTD (8)	50,000	50,000	0	*
Iroquois Master Fund Ltd. (9)	33,333	33,333	0	*
Jacaranda Partners (10)	25,000	25,000	0	*
John F. Kohn	15,000	15,000	0	*
John R. Low-Beer	1,000	1,000	0	*
Kazazian Capital Master Fund, L.P. (11)	55,000	55,000	0	*
Kenneth Steven Pope	28,333	13,333	15,000	*
Kevin James Flick	113,333	33,333	80,000	*
Kevin McCormack	3,000	3,000	0	*
Maida Chicon	4,500	4,500	0	*
Maiden Capital Opportunity Fund, LP (12)	25,000	25,000	0	*
Malcolm Jozoff Trust, dated Jan. 15, 1999, as amended (13)	130,366	6,666	123,750	*
Mark Green	666	666	0	*
Mechele Plotkin	2,000	2,000	0	*
Mexicans & Americans Trading Together, Inc. (14)	3,333,333	333,333	3,000,000	17.4%
Mireille Gousseland	8,000	8,000	0	*
Phylis M. Esposito	40,000	40,000	0	*
Rockmore Investment Master Fund Ltd. (15)	46,666	46,666	0	*
Ronald L. Chez IRA	90,000	90,000	0	*
Rovida Strategic Investments Company Ltd. (16)	400,000	400,000	0	*
Ryan McCormack	3,000	3,000	0	*
Sander A. Flaum	8,000	8,000	0	*
Sheila Low-Beer	1,500	1,500	0	*
Susan Nakada	4,000	4,000	0	*
The Thunen Family Trust, dtd 10/04/05 (17)	20,000	20,000	0	*
Warberg Opportunistic Trading Fund L.P. (18)	20,000	20,000	0	*
Liolios Group, Inc. (19)	365,000	165,000	200,000	1.3%

*	Less than 1%.

(1)
For all of the selling shareholders who are not natural persons, the investment managers, general partners, trustees or principals named in the footnotes below have the sole voting and dispositive power over the shares held by the selling shareholders.

(2)	Mr. Francis A. Mlynarczyk, Jr. is the investment manager of the selling shareholder.

(3)	Mr. Berke Bakay is the investment manager of the selling shareholder.

(4)	Carpe Diem Capital Management LLC, or Carpe Diem, is the investment manager of the selling shareholder. Mr. John D. Ziegelman is the president of Carpe Diem.

(5)
Mr. Matthew Ockner is the managing member of the investment manager of Columbus Capital Offshore Fund, Ltd. Mr. Ockner is the managing member of the investment manager of Columbus Capital Partners, L.P.

(6)
Connective Capital Management, LLC is the investment manager of the selling shareholder. Messrs. Robert Romero, Ronald Lee and Keith Hwang have voting and dispositive power over the shares held by the investment manager.

(7)	Downsview Capital, Inc. is the general partner of the selling shareholder. Messrs. Keith Goodman and Mitchell Kopin have voting and dispositive power over the shares held by the general partner.

(8)	Mr. Yoav Roth is the investment manager of the selling shareholder.

(9)
Iroquois Capital Management L.L.C., or Iroquois Capital, is the investment manager of the selling shareholder. As managing members of Iroquois Capital, Messrs. Joshua Silverman and Richard Abbe have voting and dispositive power over shares held by Iroquois Capital. Messrs. Silverman and Abbe disclaim any beneficial ownership of these shares.

(10)	Mr. Michael Dooling is the general partner of the selling shareholder.

(11)	Kirk Kazazian is the portfolio manager of the selling shareholder.

(12)	Mr. Steven L. Maiden is the general partner of the selling shareholder.

(13)	Mr. Malcolm Jozoff, a director of Quepasa, is the trustee of the selling shareholder.

(14)
The selling shareholder, which directly owns the securities, is a wholly-owned subsidiary of AHMSA. Mr. Alonso Ancira, a director of Quepasa, is the Chairman of the Boards of Directors of the selling shareholder and AHMSA. See Note 5 on page 57 for further description.

(15)	Rockmore Capital, LLC is the investment manager of the selling shareholder.

(16)	The London & Amsterdam Trust Company Limited is the trustee of the selling shareholder.

(17)	Mr. Garret G. Thunen and Mrs. Carol Thunen are the trustees of the selling shareholder.

(18)	Mr. Daniel I. Warsh is the investment manager of the selling shareholder.

(19)	Liolios Group, Inc. is our financial public relations firm. Mr. J. Scott Liolios has voting and investment power over these shares. Represents warrants exercisable at $4.50 per share.

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

We are authorized to issue 50,000,000 shares of common stock, par value $0.001 per share.  The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.  There is no cumulative voting in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the Board out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities and there are no redemption provisions applicable to our common stock.

Common Stock Warrants

In accordance with a Financial Public Relations Agreement between Quepasa and Liolios Group, Inc., or Liolios, dated as of September 9, 2010, we granted 365,000 warrants (plus additional warrants if new 5% shareholders make filings with the SEC) exercisable at $4.50 per share to Liolios which vest based on certain performance milestones of our common stock.  Of these warrants, 165,000 warrants are being registered under this prospectus of which 65,000 warrants have vested as of the date of this prospectus.   The warrants may be exercised until September 9, 2013.

Anti-takeover Provisions

Our authorized but unissued shares of common and preferred stock are available for future issuance without shareholder approval.  These additional shares may be used for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.  Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our Board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Some features of the Nevada Revised Statutes or the Nevada Statutes, our Articles of Incorporation and our Bylaws, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our shareholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Staggered Board

Under our Articles, only a portion of our directors are elected each year.  A director that is elected to our Board serves for a period of three years.  This will make it difficult for someone to obtain control of Quepasa because even if that shareholder acquires all or a majority of our shares of common stock, they will not gain immediate control of a majority of the Board because members must first serve their terms.  It would take two or more annual meetings to gain control of our Board.

No Shareholder Action by Written Consent

Our Articles and our Bylaws do not provide for action by our shareholders by written consent without a meeting.

Special Shareholder Meetings

Under our Articles and our Bylaws, only the Chairperson of our Board, our President and our Chief Executive Officer may call a special meeting of shareholders and a majority of our Board may request a special meeting to be called.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors.

Anti-takeover Effects of Nevada Law

We are subject to the Nevada Combination with Interested Stockholders Statute, which is an anti-takeover law. In general, the statute prohibits a publicly-held Nevada corporation from engaging in a business combination with an interested shareholder for a period of three years following the date that the person became an interested shareholder, unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner.  Generally, a business combination includes a merger or consolidation with an interested shareholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested shareholder having (i) the direct or indirect beneficial owner of 10% or more of outstanding voting stock of a Nevada corporation; or (ii) an affiliate or associate of a Nevada corporation who, at any time within three years, was the direct or indirect owner of 10% or more the corporation’s outstanding voting stock.  An interested shareholder cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested shareholder.  Our Articles and Bylaws do not exempt Quepasa from this statute.

The Nevada Statutes contain a provision governing the acquisition of a controlling interest (20% or more of the outstanding voting shares) of a Nevada corporation.  The Nevada Statutes provide that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the statute, would bring its voting power within any of the following three ranges: (i) 20 to 33 1/3%, (ii) 33 1/3 to 50%, or (iii) more than 50%.  Any such acquirer may be denied voting rights with respect to the “control shares”, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part.  Our Articles and Bylaws do not exempt our common stock from this statute.

The provisions of the control share statute may discourage companies or persons interested in acquiring a significant interest in or control of Quepasa, regardless of whether such acquisition may be in the best interest of our shareholders.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Dividends

We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

Transfer Agent

We have appointed Action Stock Transfer, Inc., as our transfer agent.  Their contact information is: 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121; phone number (801) 274-1088, facsimile (801) 274-1099.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling shareholders.  The selling shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Bulletin Board or any stock exchange, market or trading facility on which the shares are then traded or in private transactions.  These sales may be at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	Privately negotiated transactions;

●	Short sales;

●	Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	Writing of options on the shares;

●	A combination of any such methods of sale; and

●	Any other method permitted pursuant to applicable law.

The selling shareholders have agreed to sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Except for the shares issuable upon the exercise of the warrants, Rule 144 will be available beginning June 21, 2011 if we are current in our SEC filings under the Exchange Act.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share, which may be below the then market price.  The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the rules thereunder.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  No selling shareholder has entered into any agreement with a prospective underwriter and the selling shareholders have advised us that they have no plans to enter into any such agreement.

The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules thereunder, including Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling shareholders including liabilities under the Securities Act or to contribute to payments the selling shareholders may be required to make in respect of such liabilities.  If the selling shareholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, or file a prospectus supplement to describe the agreements between the selling shareholders and the broker-dealer.

We are paying all fees and expenses incident to the registration of the shares, excluding fees and disbursements of any counsel to the selling shareholders, brokerage commissions and underwriting discounts.

We have advised each selling shareholder that it may not use shares registered for public sale by this prospectus to cover short sales of our common stock made prior to the date we publicly disclosed the private placement.  The selling shareholders are responsible for complying with the applicable provisions of the Exchange Act and the rules thereunder including Regulation M in connection with their sales of shares of common stock under this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Harris Cramer LLP, Palm Beach Gardens, Florida.  An attorney employed by this firm owns 10,000 shares of our common stock.

EXPERTS

The consolidated financial statements appearing in this prospectus and registration statement for the years ended December 31, 2009 and 2008 have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.   We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM.   You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement.  The website address is www.sec.gov.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

324 Datura Street, Ste. 114
West Palm Beach, Florida 33401
(561) 366-1249

QUEPASA CORPORATION AND SUBSIDIARY
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$527,854	$1,028,267
Accounts receivable, net of allowance of $5,000 and $37,000, respectively	1,819,803	310,781
Other current assets	220,210	190,513
Total current assets	2,567,867	1,529,561

Property and equipment, net	312,896	422,548
Notes receivable, including accrued interest of $356 and $0, respectively	467,023	250,000
Other assets	41,243	48,282
Total assets	$3,389,029	$2,250,391

LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$42,060	$118,001
Accrued expenses	237,358	180,288
Accrued dividends	250,875	167,250
Unearned grant income	12,805	13,810
Total current liabilities	543,098	479,349

Notes payable, net of unamortized discount of $1,715,494 and $1,929,885, respectively	6,122,243	5,673,702
Total liabilities	6,665,341	6,153,051

COMMITMENTS AND CONTINGENCIES (see Note 5)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $.001 par value; authorized - 5,000,000 shares; 25,000 shares
issued and outstanding at September 30, 2010 and December 31, 2009	25	25
Common stock, $.001 par value; authorized - 50,000,000 shares; 13,238,669
shares issued and outstanding at September 30, 2010 and 12,743,111 shares issued and outstanding at December 31, 2009	13,239	12,743
Additional paid-in capital	161,000,693	155,425,366
Accumulated deficit	(164,283,701)	(159,334,739)
Accumulated other comprehensive income (loss)	(6,568)	(6,055)
Total stockholders’ equity (deficit)	(3,276,312)	(3,902,660)
Total liabilities and stockholders’ equity (deficit)	$3,389,029	$2,250,391

See notes to unaudited condensed consolidated financial statements.

QUEPASA CORPORATION AND SUBSIDIARY
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

REVENUES	$2,721,760	$51,827	$4,199,846	$197,018
OPERATING COSTS AND EXPENSES:
Sales and marketing	221,311	111,774	602,205	355,111
Product development and content	844,466	718,533	2,458,318	2,174,999
General and administrative	1,761,810	1,796,930	5,300,328	4,762,634
Depreciation and amortization	62,310	130,527	255,153	394,030
TOTAL OPERATING COSTS AND EXPENSES	2,889,897	2,757,764	8,616,004	7,686,774
LOSS FROM OPERATIONS	(168,137)	(2,705,937)	(4,416,158)	(7,489,756)
OTHER INCOME (EXPENSE):
Interest income	940	10,128	1,342	36,051
Interest expense	(151,500)	(151,500)	(452,104)	(452,106)
Loss on settlement of receivable	-	(100,000)	-	(100,000)
Other income	524	9,041	1,583	20,340
TOTAL OTHER INCOME (EXPENSE)	(150,036)	(232,331)	(449,179)	(495,715)
LOSS BEFORE INCOME TAXES	(318,173)	(2,938,268)	(4,865,337)	(7,985,471)
Income taxes	-	-	-	-
NET LOSS	$(318,173)	$(2,938,268)	$(4,865,337)	$(7,985,471)
Preferred stock dividends	(27,875)	(27,875)	(83,625)	(83,625)
NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(346,048)	$(2,966,143)	$(4,948,962)	$(8,069,096)

NET LOSS PER COMMON SHARE ALLOCABLE TO
COMMON SHAREHOLDERS
BASIC AND DILUTED	$(0.03)	$(0.23)	$(0.38)	$(0.63)

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING:
BASIC AND DILUTED	12,982,326	12,729,261	12,951,513	12,722,412

NET LOSS	$(318,173)	$(2,938,268)	$(4,865,337)	$(7,985,471)
Foreign currency translation adjustment	(924)	(509)	(513)	(7,099)
COMPREHENSIVE LOSS	$(319,097)	$(2,938,777)	$(4,865,850)	$(7,992,570)

See notes to unaudited condensed consolidated financial statements.

QUEPASA CORPORATION AND SUBSIDIARY
Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
For the Nine Months Ended September 30, 2010
(Unaudited)

							Accumulated	Total
					Additional		Other	Stockholders'
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	(Deficit)

Balance—December 31, 2009	25,000	$25	12,743,111	$12,743	$155,425,366	$(159,334,739)	$(6,055)	$(3,902,660)
Vesting of stock options
for compensation					4,503,711			4,503,711
Re-pricing of warrants					147,813			147,813
Issuance of warrants					26,835			26,835
Exercise of stock options			488,958	489	870,641			871,130
Issuance of common stock
for professional services			6,600	7	26,327			26,334
Preferred stock dividends						(83,625)		(83,625)
Foreign currency
translation adjustment							(513)	(513)
Net loss						(4,865,337)		(4,865,337)
Balance—September 30, 2010	25,000	$25	13,238,669	$13,239	$161,000,693	$(164,283,701)	$(6,568)	$(3,276,312)

See notes to unaudited condensed consolidated financial statements.

QUEPASA CORPORATION AND SUBSIDIARY
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(4,865,337)	$(7,985,471)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	255,153	394,030
Loss on settlement of receivable	-	100,000
Repricing of warrants	147,813	-
Issuance of warrants	26,835	-
Vesting of stock options for compensation	4,503,711	3,948,254
Issuance of common stock to directors for compensation	-	17,244
Issuance/ (cancellation) of common stock and stock options for professional services	26,334	(20,471)
Grant income	(1,005)	(15,768)
Bad debt expense	(29,636)	5,996
Non-cash interest related to notes receivable	(356)	(22,803)
Non-cash interest related to notes payable	234,150	234,150
Amortization of discounts on notes payable and debt issuance costs	217,954	217,956
Changes in operating assets and liabilities:
Accounts receivable	(1,479,386)	(18,468)
Other current assets and other assets	(26,221)	279,547
Accounts payable and accrued expenses	(18,871)	30,076
Net cash used in operating activities	(1,008,862)	(2,835,728)
Cash flows from investing activities:
Purchase of property and equipment	(145,501)	(15,494)
Advance to Hollywood Creations	(216,667)	-
Net cash used in investing activities	(362,168)	(15,494)
Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	871,130	-
Net cash provided by financing activities	871,130	-
Effect of foreign currency exchange rate on cash	(513)	(7,099)
Net decrease in cash and cash equivalents	(500,413)	(2,858,321)
Cash and cash equivalents at beginning of period	1,028,267	4,932,629
Cash and cash equivalents at end of period	$527,854	$2,074,308

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Preferred stock dividends accrued and charged to accumulated deficit	$83,625	$83,625

See notes to unaudited condensed consolidated financial statements.

QUEPASA CORPORATION AND SUBSIDIARY

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1—Description of Business and Summary of Significant Accounting Policies

Quepasa Corporation, a Nevada corporation (the “Company”), was incorporated in June 1997. The Company operates the world’s fastest growing Latino social network, with content provided by the user community.  It expects to generate revenue from display advertising, the DSM contest platform, website development, royalty revenue and revenue from games introduced to the site.

The Quepasa.com community provides users with access to an expansive, multilingual menu of resources that promote social interaction, information sharing, and other topics of interest to users.  We offer online marketing capabilities, which enable marketers to display their advertisements in different formats and in different locations on our website.  We work with our advertisers to maximize the effectiveness of their campaigns by optimizing advertisement formats and placement on the website.  The Quepasa.com website is operated and managed by the Company’s wholly owned Mexico-based subsidiary, Quepasa.com de Mexico.

Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information required to be included in a complete set of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  Operating results for the three and nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2010.  The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s 2009 Annual Report filed with the SEC on Form 10-K on March 5, 2010.

Basis of Presentation and Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the Company’s continuation as a going concern.  Since inception, the Company has reported net losses and operating activities have used cash, and the Company had a stockholders’ deficit at December 31, 2009.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The Company reported a net loss of approximately $4.9 million for the nine months ended September 30, 2010, and operating activities used cash of approximately $1.0 million during the nine months ended September 30, 2010 and as of September 30, 2010, the Company had a stockholders’ deficit of $3.3 million and accumulated losses from inception of $164.3 million.

The Company’s Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with investors.  Management believes the Company has sufficient working capital to operate through December 31, 2010 with the current working capital on hand and revenue from contracts signed.  With our net cash earn (burn) rate, this forecast assumes that we collect approximately $786,000 in accounts receivables during 2010.  We expect that the $6.5 million in contracts signed this year, which includes $719,000 in current accounts receivable, will supply us working capital to remain operational through 2010 and beyond.  In order to expand our business, we currently need to complete an equity or debt financing and raise approximately $10,000,000 and are currently engaged in discussions with a placement agent about the sale of equity.  The current global recession and volatility of the financial markets could significantly impact our ability to complete any financing.  Assuming we raise the necessary capital through the sale of equity or equity equivalents and we generate the full $6.5 million in revenue, we expect that we will have adequate working capital through 2011.  However, any equity financing may be very dilutive to our existing shareholders.

At September 30, 2010, the Company had cash and cash equivalents of approximately $528,000 and working capital of approximately $2.0 million, compared to cash and cash equivalents of approximately $1.0 million and a working capital of $1.1 million at December 31, 2009.  At September 30, 2010, the Company had total stockholders’ deficit of $3.3 million as compared with total stockholders’ deficit of $3.9 million at December 31, 2009

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Quepasa.com de Mexico.  All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of the discount on notes payable, valuation of equity instruments granted for services and valuation of re-pricing of warrants.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash and cash equivalents.  The Company continually monitors its positions with, and the credit quality of, the financial institutions it invests with.

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits.  The Company has never experienced any losses related to these balances.  Such amounts on deposit in excess of federally insured limits at September 30, 2010 approximated $332,000.

Fair Value of Financial Instruments

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

Fair Value Measurements

Effective January 1, 2008, we adopted accounting guidance for financial assets and liabilities. The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Net Loss per Share

Net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the applicable period.  Diluted loss per share is determined in the same manner as basic loss per share, except that the number of shares is increased to include potentially dilutive securities using the treasury stock method.  Since the Company incurred a net loss in all periods presented, all potentially dilutive securities were excluded from the computation of diluted loss per share since the effect of including them is anti-dilutive.

The following table summarizes the number of dilutive securities outstanding for each of the periods presented, but not included in the calculation of diluted loss per share:

	September 30,
	2010	2009
Stock options	7,957,400	6,415,187
Warrants	4,465,000	4,432,500
Totals	12,422,400	10,847,687

Significant Customers and Concentration of Credit Risk

During the first nine months of 2010, two customers comprised 77% and 19% of total revenues, see Note 9. During the first nine months of 2009, one customer comprised 23% of total revenues.

One customer comprised 98% of total accounts receivable as of September 30, 2010, see Note 9. One customer comprised 86% of total accounts receivable as of December 31, 2009.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with ASC 605, “Revenue Recognition,” which requires that certain criteria must be met before revenue can be recognized; persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the fee is fixed or determinable; and collectibility is reasonably assured, and ASC 605-25, “Multiple-Element Arrangements.”

During the nine months ended September 30, 2010, we signed two contracts with Altos Hornos de Mexico, S.A.B. de C.V. (“AHMSA”), which owns Mexicans and Americans Trading Together, Inc. ("MATT Inc."), that qualify as Multiple-Element Arrangements. The first was a $3.5 million contract to develop a website and a series of environmental campaigns using our DSM Technology, with multiple delivery dates from May 2010 through February 2011.  The second was a $3.0 million contract to develop a website and a legislative campaign using our DSM Technology, with multiple delivery dates from June through December 2010.  The revenue from these contracts is being allocated between DSM and Website Development as separate units of accounting based on their relative selling price.  The selling price for DSM was determined using the ad impressions and clickthrough rate that other advertising would require to generate similar engagements, since the DSM is a relatively new concept developed by the Company. The selling price for Website Development was determined using the projected hours and prevailing rates for website development plus the cost of hardware, third party vendors and premium for use of our development resources. Revenue recognition policies for separate units of accounting, among other revenue recognition policies are discussed below.

During the nine months ended September 30, 2010, our revenue was generated from four principal sources: revenue earned from the sale of Distributed Social Media (“DSM”) campaigns, website development services, banner advertising on our website and royalty revenue.

DSM Revenues: We recognize DSM revenues over the period of the contest or as the service is provided.  Approximately 71% of our revenue came from DSM campaigns.

Website Development Revenue: We recognize website development revenues as the service is provided.  Approximately 24% of our revenue came from website development.

Banner Advertising Revenue: Banner advertising revenue is generated when an advertiser purchases a banner placement within our quepasa.com website.  We recognize revenue related to banner advertisements upon delivery.  Approximately 3% of our revenue came from banner advertising.

Royalty Revenue: Royalty revenue is generated as a percentage of product sales from certain partnership arrangements.We recognize royalty revenues as reported to us by third parties.  Approximately 1% of our revenue came from royalties.

Recent Accounting Pronouncements

In April 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  Earlier application is permitted. The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements. This amendment addresses both the interaction of the requirements of this Topic with the SEC’s reporting requirements and the intended breadth of the reissuance disclosure provision related to subsequent events (paragraph 855-10-50-4).  All of the amendments in this Update are effective upon issuance of the final Update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The Company adopted the provisions of the standard on July 1, 2010, which did not have a material impact on our financial statements.

In January 2010, FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements”. ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements are presented separately. This standard is effective for interim and annual reporting periods beginning after December 15, 2009 with the exception of revised Level 3 disclosure requirements which are effective for interim and annual reporting periods beginning after December 15, 2010. Comparative disclosures are not required in the year of adoption. The Company adopted the provisions of the standard on January 1, 2010, which did not have a material impact on our financial statements.

In October 2009, FASB issued ASU 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements- a consensus of the FASB Emerging Issues Task Force.  This amendment modifies the criteria for separating consideration in multiple deliverable arrangements and replaces fair value for the revenue allocation with selling price.  The amendments in this Update are effective for fiscal years beginning on or after June 15, 2010.  Earlier application is permitted. The Company adopted the provisions of the standard on July 1, 2010, which did not have a material impact on our financial statements.

Effective for all interim and annual periods ending after September 15, 2009, the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) became the sole authoritative source for Generally Accepted Accounting Principles (GAAP) in the United States of America and superceded all previous Level a – d sources of US GAAP.

The following discusses non-authoritative accounting standards adopted by various bodies that have been incorporated into the authoritative FASB Codification:

On January 1, 2009, the Company adopted new guidance and as a result evaluates its options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under GAAP.  The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as Other income (expense).  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.  Equity instruments that are initially classified as equity that become subject to reclassification under GAAP are reclassified to liability at the fair value of the instrument on the reclassification date.  The adoption of this guidance has not had a material impact on the Company’s consolidated financial position and results of operations.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 2—Property and Equipment

Property and equipment consist of the following:

	September 30, 2010	December 31, 2009

Computer equipment	$1,940,299	$1,796,197
Vehicles	18,104	17,340
Office furniture and equipment	132,701	123,256
Other equipment	9,465	9,065
	2,100,569	1,945,858
Less accumulated depreciation	(1,787,673)	(1,523,310)
Property and equipment—net	$312,896	$422,548

Depreciation expense was $62,310 and $130,527 for the three months ended September 30, 2010 and 2009, respectively.  Depreciation expense was $255,153 and $394,030 for the nine months ended September 30, 2010 and 2009, respectively.

Note 3—Notes Receivable

On March 27, 2008, the Company entered into a Loan Agreement with BRC Group, LLC (“BRC”) for a maximum amount of $600,000.

A dispute arose and on April 6, 2009, BRC filed a complaint in the U.S. District Court for the Northern District of California.  The Company filed an Answer with counterclaims alleging a default by BRC and to accelerate the note.

In February 2010, the Company entered into a settlement agreement (the “Settlement”) with BRC effective as of September 22, 2009.  Under the Settlement, BRC’s indebtedness to the Company was reduced from $350,000 to $250,000, evidenced by a new promissory note (the “Note”) dated September 22, 2009.  The Note contains a repayment term of 18 months commencing June 1, 2011, bearing interest at the rate of 4% per annum, such interest to begin accruing February 1, 2011.  As collateral for the Note, BRC issued the Company a warrant (the “Warrant”) permitting the Company to receive up to a 30% membership interest in BRC upon default.  If BRC defaults under the Note and the Warrant is exercised, BRC shall have 90 days to repurchase the membership interest for the balance of the remaining principal and interest to date.

As a result of the Settlement, the Company recognized a loss of $100,000 in the Other Income (Expense) line of the Statement of Operations and Comprehensive Income (Loss) for the third quarter of 2009.  As a result of the change in the prior note from non-interest bearing to an interest bearing note, the Company wrote off a discount of $52,602, which had been calculated using a 12.75% imputed interest rate, with an equal value assigned to Warrant Rights, included in the Other Assets line of the balance sheet.

As a result of the Settlement and the Note, BRC and the Company agreed to a mutual release of the current litigation between the parties by filing a dismissal of the litigation with prejudice.  Furthermore, BRC and the Company agreed to terminate all prior agreements between each other entered into before September 22, 2009, along with all duties rights and obligations thereunder.

On September 20, 2010, the Company and Hollywood Creations, Inc. (“Hollywood”) entered into a Note Purchase Agreement and the Company agreed to lend Hollywood $650,000 in three separate equal installments.  Each loan will be evidenced by a 6% Convertible Promissory Note due one year from the date of issuance (“Note”).   The Note may be converted (i) automatically if a Qualified Financing occurs on or before the Maturity Date; or (ii) if no Qualified Financing occurs on or before the Maturity Date, upon election of the Company.  A Qualified Financing is a transaction (or series of transactions) in which Hollywood issues and sells shares of its preferred stock for aggregate gross proceeds of at least $2 million with the principal purpose of raising capital. The Note may be converted at a price per share equal to the lower of (i) 80% of the price per share paid by the other purchasers of the Preferred Stock sold in the Qualified Financing or (ii) the amount obtained by dividing (A) $5,000,000 by (B) the number of shares of the Company’s capital stock outstanding immediately prior to the Qualified Financing (assuming full conversion and exercise of all convertible and exercisable securities then outstanding (except for the Notes), and including any shares reserved for future issuance pursuant to an equity incentive or similar plan), with no fractional shares.  In the quarter ended September 30, 2010, the Company lent the first $216,667 installment and Hollywood issued the Company a Note due on September 20, 2011.

The second and third installments are subject to certain milestones being met with respect to the development, delivery and integration of certain social web games and skill-based wagering titles on the Company’s website. Once the applicable milestone is met, Hollywood may request the second and third loans of $216,667.  The Company has the right not to lend the second or third installments and also has a put arrangement permitting it to make the additional advances.

Notes receivable consist of the following at September 30, 2010:

	BRC	Hollywood Creations	Total
Notes Receivable, face amount	$250,000	$216,667	$466,667
Accrued Interest	-	356	356
Notes Receivable, including accrued interest	$250,000	$217,023	$467,023

Note 4—Notes Payable

On January 25, 2008, the Company and MATT Inc. entered into a Note Purchase Agreement (the “MATT Agreement”).  Pursuant to the terms of the MATT Agreement: (i)  MATT Inc. invested $5,000,000 in Quepasa and Quepasa issued MATT Inc. a subordinated promissory note due October 16, 2016 with 4.46% interest per annum (the “MATT Note”); (ii) the exercise price of MATT Inc.’s outstanding Series 1 Warrant to purchase 1,000,000 shares of the Company’s common stock was reduced from $12.50 per share to $2.75 per share; (iii) the exercise price of MATT Inc.’s outstanding Series 2 Warrant to purchase 1,000,000 shares of the Company’s common stock was reduced from $15.00 per share to $2.75 per share; and (iv) the Amended and Restated Support Agreement between the Company and MATT Inc. was terminated, which terminates MATT Inc.’s obligation to provide the Company with the use of a corporate jet for up to 25 hours per year through October 2016.  Debt issuance costs of $24,580 related to this transaction have been capitalized within the Other Assets section of the balance sheet and will be amortized to interest expense over the life of the note.  The balance of deferred debt issuance costs was $17,030 included on the balance sheet in Other Assets at September 30, 2010.

On January 25, 2008, the Company and Richard L. Scott Investments, LLC (“RSI”) entered into a Note Purchase Agreement (the “RSI Agreement”).  Pursuant to the terms of the RSI Agreement: (i)  RSI invested $2,000,000 in Quepasa and Quepasa issued RSI a subordinated promissory note due March 21, 2016 with 4.46% interest per annum (the “RSI Note”); (ii) the exercise price of RSI’s outstanding Series 2 Warrant to purchase 500,000 shares of the Company’s common stock was reduced from $4.00 per share to $2.75 per share; and (iii) the exercise price of RSI’s outstanding Series 3 Warrant to purchase 500,000 shares of the Company’s common stock was reduced from $7.00 per share to $2.75 per share.  Debt issuance costs of $15,901 related to this transaction have been capitalized within the Other Assets section of the balance sheet and will be amortized to interest expense over the life of the note.  The balance of deferred debt issuance costs was $10,674 included on the balance sheet in Other Assets at September 30, 2010.

Notes payable consist of the following at September 30, 2010:

	MATT	RSI	Total
Notes Payable, face amount	$5,000,000	$2,000,000	$7,000,000
Discounts on Notes:
Revaluation of Warrants	(1,341,692)	(263,690)	(1,605,382)
Termination of Jet Rights	(878,942)	-	(878,942)
Accumulated Amortization	682,144	86,686	768,830
Total Discounts	(1,538,490)	(177,004)	(1,715,494)
Accrued Interest	598,383	239,354	837,737
Notes Payable, net	$4,059,893	$2,062,350	$6,122,243

Note 5—Commitments and Contingencies

Operating Leases

The Company leases its facilities under two non-cancelable operating leases, which expire in 2011 and 2012.  Future minimum lease payments under these leases as of September 30, 2010 are as follows:

Remainder of 2010	$24,554
2011	85,092
2012	60,538
$170,184

Litigation

On November 16, 2009, the Company entered an agreement with the Investor Relations Group (“IRG”) to receive investor relations and public relations services.  For services rendered from November 15, 2009 through February 15, 2010, IRG would receive 100,000 three-year warrants to purchase common stock at $1.50 vesting February 15, 2010 if the Company completed a securities offering at $2.50 per share or greater.  Since no securities offering took place, the warrants did not vest.  On March 1, 2010, IRG filed a complaint in the New York Supreme Court, County of New York alleging damages in excess of $300,000 plus interest from February 15, 2010.  Subsequently, the Court dismissed the case with prejudice.

The Company has commenced an action for Declaratory Judgment against a former consultant and former member of the Board of Directors in order to determine the ownership of certain intellectual property.  That case is currently pending in the U.S. District Court.  The Defendant has filed a Motion to Dismiss and also seeks to transfer the case to California. The Company has filed a Motion for Remand to send the case back to State court because the damages sought involve less than $75,000, the jurisdictional minimum for federal court jurisdiction.  Those motions remain pending.  The intellectual property in question is not related to any income producing activity and the outcome of the case will not have an effect on the performance of the Company.  However, the Company intends to aggressively protect its marks and intellectual property.

From time to time, we are party to certain legal proceedings that arise in the ordinary course and are incidental to our business.  Other than the action described above, there are currently no such pending proceedings to which we are a party that our management believes will have a material adverse effect on the Company’s consolidated financial position or results of operations.  However, future events or circumstances, currently unknown to management, will determine whether the resolution of pending or threatened litigation or claims will ultimately have a material effect on our consolidated financial position, liquidity or results of operations in any future reporting periods.

Note 6—Series A Preferred Stock

On June 30, 2008, the Company entered into a transaction with Mexicans & Americans Thinking Together Foundation, Inc. (“the Organization”) terminating the Corporate Sponsorship and Management Services Agreement (the “CSMSA”).  In consideration for the termination, the Company issued the Organization 25,000 shares of Preferred Stock, par value $0.001, with a liquidation preference of $2,500,000.  The Company also provided the Organization with piggyback registration rights for the shares of common stock acquired by the Organization upon conversion of the Preferred Stock.  The Preferred Stock may be converted (i) upon election of the Company; (ii) upon liquidation; or (iii) upon election of the Organization after one year.  The Preferred Stock may be converted at the Stated Value of $100.00 per share for a similar value of Common Stock at Fair Market Value, with no fractional shares.  Dividends on the Preferred Stock accrue from the date of issuance at the rate per annum of 4.46% on the Stated Value and are cumulative.  Dividends are payable in a lump sum at liquidation or conversion.  Accrued dividends were $250,875 at September 30, 2010.

Note 7—Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of ASC 718, “Compensation – Stock Compensation” using the modified-prospective transition method.  Since all share-based payments made prior to January 1, 2006 were fully vested, compensation cost recognized during the nine months ended September 30, 2010 and 2009 represents the compensation cost for all share-based payments granted subsequent to January 1, 2006 based upon the grant-date fair value using the Black-Scholes option-pricing model.

The fair values of share-based payments are estimated on the date of grant using the Black-Scholes option-pricing model, based on weighted average assumptions.  Expected volatility is based on historical volatility of the Company’s common stock.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.  Compensation expense is recognized on a straight-line basis over the requisite service period of the award.

In December 2007, the SEC issued guidance which allows companies, in certain circumstances, to utilize a simplified method in determining the expected term of stock option grants when calculating the compensation expense to be recorded under ASC 718, "Compensation - Stock Compensation" for employee stock options.  The simplified method can be used after December 31, 2007 only if a company’s stock option exercise experience does not provide a reasonable basis upon which to estimate the expected option term.  During 2009 and 2010, we continued to use the simplified method to determine the expected option term since the Company’s stock option exercise experience does not provide a reasonable basis upon which to estimate the expected option term.

The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment.  As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

Stock Option Plans

1998 Stock Option Plan

In October 1998, the Company stockholders adopted and later amended the 1998 Stock Option Plan (the “1998 Plan”), which provides for the granting of options to employees, officers, directors and consultants.

In September 2006, the Board of Directors approved, the 2006 Stock Incentive Plan (See 2006 Stock Incentive Plan section below).  On June 27, 2007, the stockholders approved the 2006 Stock Incentive Plan.  As a result, no new awards will be available for issuance under the 1998 Plan, effective September 2006.  The total intrinsic value of options exercised during the first nine months of 2010 and 2009 was $215,125 and $0, respectively.

The fair values of share-based payments are estimated on the date of grant using a Black-Scholes option-pricing model that uses the weighted average assumptions noted in the following table.  Expected volatility is based on historical volatility of the Company’s common stock.  The Company has elected to use the simplified method described in Staff Accounting Bulletin 107, “Share-Based Payment,” to estimate the expected term of employee stock options.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

A summary of stock option activity under the 1998 Stock Option Plan during the nine months ended September 30, 2010 is as follows:

			Weighted
			Average
	Number of	Weighted-	Remaining	Aggregate
	Stock	Average	Contractual	Intrinsic
Options	Options	Exercise Price	Life	Value
Outstanding at December 31, 2009 (1)	105,000	$1.48
Granted	-	$-
Exercised	(100,000)	$1.50
Forfeited or expired	-	$-
Outstanding at September 30, 2010	5,000	$1.00	5.7	$21,250
Exercisable at September 30, 2010	5,000	$1.00	5.7	$21,250
____________
(1)	Includes 100,000 outstanding and exercisable options to purchase common stock at a weighted average exercise price of $1.50 per share being held by consultants.

2006 Stock Incentive Plan

The 2006 Stock Incentive Plan (the “2006 Plan”), provides for the issuance of up to 3,700,000 shares of common stock plus an additional number of shares of common stock equal to the number of shares previously granted under the 1998 Stock Option Plan that either terminate, expire, or lapse after the date of the Board of Directors’ approval of the 2006 Plan.

In 2008, our Board of Directors approved and stockholders approved an amendment to the 2006 Plan to authorize the issuance of an additional 2,000,000 shares of common stock.  In November 2009, our Board of Directors approved an amendment to the 2006 Plan to authorize the issuance of an additional 2,000,000 shares of common stock.  On June 4, 2010, our stockholders ratified this amendment to the 2006 Plan.   As of September 30, 2010, there were 927,280 shares of common stock available for grant under the 2006 Plan.  Pursuant to the terms of the 2006 Plan, eligible individuals may be granted incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, or stock grant awards.

A summary of stock option activity under the 2006 Plan during the nine months ended September 30, 2010 is as follows:

			Weighted
			Average
	Number of	Weighted-	Remaining	Aggregate
	Stock	Average	Contractual	Intrinsic
Options	Options	Exercise Price	Life	Value
Outstanding at December 31, 2009 (1) (2)	6,765,187	$1.18
Granted (3)	1,206,175	$4.24
Exercised (4)	(378,958)	$1.85
Forfeited or expired (5)	(83,042)	$3.01
Outstanding at September 30, 2010 (6)	7,509,362	$1.61	7.8	$27,413,735
Exercisable at September 30, 2010 (7)	5,331,510	$1.14	7.4	$21,974,021
____________
(1)  Includes 516,000 outstanding options to purchase common stock at a weighted average exercise price of $2.03 per share being held by consultants.
(2)  Includes 1,649,000 performance-based options, of which 1,007,040 have been expensed.
(3)  Includes 105,000 outstanding options to purchase common stock at a weighted average exercise price of $3.81 per share being held by consultants.
(4)  Includes 215,833 options to purchase common stock at a weighted average exercise price of $2.25 per share being held by consultants.
(5)  Includes 29,167 options to purchase common stock at a weighted average exercise price of $2.49 per share being held by consultants.
(6)  Includes 376,000 outstanding options to purchase common stock at a weighted average exercise price of $2.12 per share being held by consultants.
(7)  Includes 239,299 exercisable options to purchase common stock at a weighted average exercise price of $1.95 per share being held by consultants.

The weighted-average grant date fair value of options granted during the first nine months of 2010 and 2009 was $0.83 and $1.28, respectively.  The total intrinsic value of options exercised during the first nine months of 2010 and 2009 was $755,894 and $0, respectively.  The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	For the Nine Months Ended
	September 30,
	2010	2009
Risk-free interest rate:	1.87%	2.51%
Expected term:	5.8 Years	4.2 Years
Expected dividend yield:	-	-
Expected volatility:	89%	106%

Non-Plan Options

The Board of Directors has approved the issuance of stock options outside of our stock incentive plans.  A summary of Non-Plan option activity during the nine months ended September 30, 2010 is as follows:

		Weighted	Weighted
	Number of	Average	Average	Aggregate
	Stock	Exercise	Remaining	Intrinsic
Options	Options	Price	Contractual Life	Value
Outstanding at December 31, 2009 (1)	463,038	$1.39
Granted	-	$-
Exercised (2)	(10,000)	$2.00
Forfeited or expired (3)	(10,000)	$3.00
Outstanding at September 30, 2010	443,038	$1.34	0.5	$1,732,279
Exercisable at September 30, 2010	406,118	$1.34	0.7	$1,587,922
____________
(1)  Includes 20,000 outstanding options to purchase common stock at a weighted average exercise price of $2.50 per share being held by consultants.
(2)  Includes 10,000 options to purchase common stock at a weighted average exercise price of $2.00 per share being held by consultants.
(3)  Includes 10,000 options to purchase common stock at a weighted average exercise price of $3.00 per share being held by consultants.

The weighted-average grant date fair value of non-plan options granted during the first nine months of 2010 and 2009 was $0 and $1.40, respectively.  The total intrinsic value of non-plan options exercised during the first nine months of 2010 and 2009 was $17,200 and $0, respectively.

On July 8, 2009, the board of directors authorized an option exchange of 5,751,937 existing stock options to a new exercise price of $1.00 per share in order to provide incentive for certain key employees.  Some of the exchanged options were granted to the Company’s named executive officers including: 2,268,466 to John Abbott, Chief Executive Officer, 1,826,971 to Michael Matte, the Chief Financial Officer and 732,500 to Louis Bardov, the Chief Technology Officer.  The financial impact of this transaction was an increase of $1,052,010 in stock based compensation to be amortized over the remaining life of the options.  The option exchange was subject to meeting performance standards set by the Company’s Chief Executive Officer, which have now been met.

The Company recognized stock-based compensation expense for the vesting of options of $1,595,110 and $1,560,004 for the three months ended September 30, 2010 and 2009, respectively and $4,545,065 and $5,397,150 for the nine months ended September 30, 2010 and 2009, respectively.

As of September 30, 2010, there was $4,131,787 in total unrecognized compensation cost, which is expected to be recognized over a weighted average period of 1.8 years.

Restricted Shares

Restricted shares activity during the nine months ended September 30, 2010 was as follows:

		Weighted-Average
	Shares	Share Price
Unvested at January 1, 2010	-	$-
Granted	6,600	$3.99
Vested during period	(6,600)	$3.99
Cancelled during period	-	$-
Unvested at September 30, 2010	-	$-

The fair value of the restricted shares is based on the closing price of the Company’s common stock on the date of the grant.  The Company recognized $26,334 in stock-based compensation expense for restricted shares that were issued during the nine months ended September 30, 2010.  As of September 30, 2010, there was no unrecognized stock-based compensation expense related to non-vested restricted share grants.

Note 8—Warrants

In March 2006, the Company issued warrants to purchase 200,000 shares of common stock at an exercise price of $3.55 per share as compensation to its Chief Executive Officer.  These warrants are still outstanding on September 30, 2010 and expire in March 2016.  The fair value of these warrants of $667,581 was determined using the Black-Scholes option-pricing model with the assumptions listed below and recognized in general and administrative expenses on the accompanying statements of operations.

Risk-free interest rate:	4.68%
Expected term:	5 years
Expected dividend yield:	0.00%
Expected volatility:	163.73%

During March 2006, the Company issued three series (Series 1, 2 and 3) of warrants to purchase 1,000,000 shares of common stock each at exercise prices of $2.87, $4.00, and $7.00 as compensation for certain strategic initiatives, including acquiring the services of the Company’s Chief Executive Officer.  The Series 1 warrant was exercised in 2006. 50% (1,000,000) of the remaining warrants were owned by RSI.  On January 25, 2008, the Company and RSI entered into a Note Purchase Agreement (the “RSI Agreement”).  Pursuant to the terms of the RSI Agreement the exercise price of RSI’s outstanding warrants were reduced to $2.75 per share.  The warrant re-pricing resulted in a discount on the Note Payable of $263,690, to be amortized over the life of the note, see Note 4.  The Series 2 and Series 3 warrants were still outstanding at September 30, 2010 and expire in March 2016.  The fair value of the warrant re-pricing was determined by comparing the fair value of the modified warrant with the fair value of the unmodified warrant on the modification date and recording any excess as a discount on the note.  The fair value of the modified warrants was calculated using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate:	2.81%
Expected term:	4.08 years
Expected dividend yield:	—
Expected volatility:	105.68%

On February 19, 2010, the Company reduced the exercise price of the remaining 1,000,000 outstanding warrants to $3.55 per share.  The warrant re-pricing resulted in a $147,813 of stock compensation expense recognized in general and administrative expenses on the accompanying statement of operations.  The Series 2 and Series 3 warrants were still outstanding at September 30, 2010 and expire in March 2016.  The fair value of the warrant re-pricing was determined by comparing the fair value of the modified warrant with the fair value of the unmodified warrant on the modification date and recording any excess as a discount on the note.  The fair value of the modified warrants was calculated using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate:	3.24%
Expected term:	6.08 years
Expected dividend yield:	—
Expected volatility:	105.68%

In October 2006, the Company issued two series of warrants to purchase 1,000,000 shares of common stock each at exercise prices of $12.50 and $15.00 per share to MATT Inc. in connection with the issuance of common stock.  On January 25, 2008, the Company and MATT Inc. entered into a Note Purchase Agreement (the “MATT Agreement”).  Pursuant to the terms of the MATT Agreement the exercise price of MATT Inc.’s outstanding warrants were reduced to $2.75 per share.  The warrant re-pricing resulted in a discount on the Note Payable of $1,341,692, to be amortized over the life of the note, see Note 4 above.  These warrants expire in October 2016 and were still outstanding as of September 30, 2010.  The fair value of the warrant re-pricing was determined by comparing the fair value of the modified warrant with the fair value of the unmodified warrant on the modification date and recording any excess as a discount on the note.  The fair value of the modified warrants was calculated using the Black-Scholes option-pricing model as appropriately discounted for these noncompensatory warrants using the method described by GAAP with the following assumptions:

Risk-free interest rate:	2.81%
Expected term:	4.36 years
Expected dividend yield:	—
Expected volatility:	103.55%

In September 2010, the Company issued warrants to purchase 265,000 shares of common stock at an exercise price of $4.50 per share as compensation to a consultant.  These warrants are subject to vesting based on performance standards detailed in the agreement. These warrants are still outstanding on September 30, 2010 and expire in September 2013.  The fair value of these warrants of $26,835 was determined using the Black-Scholes option-pricing model with the assumptions listed below and recognized in general and administrative expenses on the accompanying statements of operations.

Risk-free interest rate:	0.87%
Expected term:	3.0 years
Expected dividend yield:	—
Expected volatility:	79.02%

A summary of warrant activity for the nine months ended September 30, 2010 is as follows:

Outstanding at December 31, 2009	4,200,000
Issued	265,000
Exercised	—
Expired	—
Outstanding at September 30, 2010	4,465,000

Note 9—Related Party Transactions

Alonso Ancira serves on the Company’s Board of Directors as a non-employee director.  Mr. Ancira also serves on the Board of Directors of the Organization, is the Chairman of the Board of Directors of MATT Inc., the Company’s largest shareholder and is the Chairman of the Board of Directors of AHMSA, which owns MATT Inc. The Company has participated in several significant transactions with MATT Inc., the Organization and AHMSA, Note 4 - Notes Payable, Note 6 – Preferred Stock, and Note 8 – Warrants.  These relationships do not qualify as related parties for accounting purposes under GAAP.

We received $800,000 of DSM revenue for the first nine months of 2010 from MATT Inc. on behalf of the Municipalities of Acapulco, Cozumel and Ixtapa in Mexico. MATT Inc. received no compensation from the Company for arranging these campaigns.  We received $2.2 million of DSM revenue and $1.0 million of Website Development revenue for the first nine months of 2010 from AHMSA.  At September 30, 2010, $1.8 million of the Company’s accounts receivable were from AHMSA.

Note 10—Subsequent Events

Management evaluated all activity of the Company through the issue date of the Company’s consolidated financial statements and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders' of
Quepasa Corporation

We have audited the accompanying consolidated balance sheets of Quepasa Corporation and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quepasa Corporation and Subsidiary as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a net loss and net cash used in operating activities in 2009 of $10,575,507 and $3,878,474, respectively, and has a stockholders' deficit and an accumulated deficit of $3,902,660 and $159,334,739, respectively, at December 31, 2009. These matters raise substantial doubt about its ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 4, 2010

QUEPASA CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets

	December 31, 2009	December 31, 2008

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,028,267	$4,932,629
Accounts receivable, net of allowance of $37,000 and $6,000, respectively	310,781	21,775
Other current assets	190,513	397,582
Total current assets	1,529,561	5,351,986

Property and equipment, net	422,548	916,442
Note Receivable, net of discount in 2008	250,000	274,595
Other assets	48,282	198,682
Total assets	$2,250,391	$6,741,705

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$118,001	$60,694
Accrued expenses	180,288	182,047
Accrued dividends	167,250	55,750
Unearned grant income	13,810	29,545
Total current liabilities	479,349	328,036

Notes payable, net of unamortized discount of $1,929,885 and $2,216,529, respectively	5,673,702	5,074,858
Total liabilities	6,153,051	5,402,894

COMMITMENTS AND CONTINGENCIES (see Note 6)

STOCKHOLDERS’ EQUITY (DEFICIT):

Preferred stock, $.001 par value; authorized 5,000,000 shares; 25,000 - shares of Series A Convertible issued and outstanding at December 31, 2009 and December 31, 2008	25	25

Common stock, $.001 par value; authorized - 50,000,000 shares; 12,743,111 shares issued and outstanding at December 31, 2009 and 12,715,411 shares issued and outstanding at December 31, 2008	12,743	12,715
Additional paid-in capital	155,425,366	149,973,703
Accumulated deficit	(159,334,739)	(148,647,732)
Accumulated other comprehensive income	(6,055)	100
Total stockholders’ equity (deficit)	(3,902,660)	1,338,811
Total liabilities and stockholders’ equity (deficit)	$2,250,391	$6,741,705

See notes to consolidated financial statements.

QUEPASA CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Years Ended
	December 31,
	2009	2008

REVENUES	$535,976	$56,006
OPERATING COSTS AND EXPENSES:
Sales and marketing	455,427	382,193
Product development and content	2,870,411	3,831,849
General and administrative	6,627,841	7,289,881
Depreciation and amortization	512,977	463,588
TOTAL OPERATING COSTS AND EXPENSES	10,466,656	11,967,511
LOSS FROM OPERATIONS	(9,930,680)	(11,911,505)
OTHER INCOME (EXPENSE):
Interest income	38,351	149,248
Interest expense	(603,607)	(930,816)
Gain (Loss) on disposal, net	(650)	(39,134)
Gain on extinguishment of debt	––	5,056,052
Loss on settlement of receivable	(100,000)	––
Other income (expense), net	21,079	536,836
TOTAL OTHER INCOME (EXPENSE)	(644,827)	4,772,186
LOSS BEFORE INCOME TAXES	(10,575,507)	(7,139,319)
Income taxes	––	––
NET LOSS	$(10,575,507)	$(7,139,319)
Preferred stock dividends	(111,500)	(55,750)
NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(10,687,007)	$(7,195,069)

NET LOSS PER COMMON SHARE ALLOCABLE TO
COMMON SHAREHOLDERS, BASIC AND DILUTED	$(0.84)	$(0.57)

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING, BASIC AND DILUTED:	12,725,894	12,621,621

NET LOSS	$(10,575,507)	$(7,139,319)
Foreign currency translation adjustment	(6,155)	(5,765)
COMPREHENSIVE LOSS	$(10,581,662)	$(7,145,084)

See notes to consolidated financial statements.

QUEPASA CORPORATION AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
For the Years Ended December 31, 2009 and 2008

							Accumulated	Total
					Additional		Other	Stockholders’
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	(Deficit)

Balance—December 31, 2007	––	$––	12,284,511	$12,285	$138,880,462	$(141,452,663)	$5,865	$(2,554,051)
Vesting of stock options for compensation					6,101,143			6,101,143
Re-pricing of warrants					1,605,382			1,605,382
Extension of warrants					51,657			51,657
Issuance of common stock for professional services			95,000	95	359,376			359,471
Issuance of common stock to directors for compensation			35,900	35	98,508			98,543
Issuance of preferred stock	25,000	25			2,499,975			2,500,000
Exercise of stock options			300,000	300	377,200			377,500
Preferred stock dividends						(55,750)		(55,750)
Foreign currency translation adjustment							(5,765)	(5,765)
Net loss						(7,139,319)		(7,139,319)
Balance—December 31, 2008	25,000	$25	12,715,411	$12,715	$149,973,703	$148,647,732)	$100	$1,338,811
Vesting of stock options for compensation					5,449,170			5,449,170
Issuance (cancellation) of common stock for professional services					(20,471)			(20,471)
Issuance of common stock to directors for compensation			27,700	28	22,964			22,992
Preferred stock dividends						(111,500)		(111,500)
Foreign currency translation adjustment							(6,155)	(6,155)
Net loss						(10,575,507)		(10,575,507)
Balance—December 31, 2009	25,000	$25	12,743,111	$12,743	$155,425,366	$(159,334,739)	$(6,055)	$(3,902,660)

See notes to consolidated financial statements.

QUEPASA CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(10,575,507)	$(7,139,319)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	512,977	463,588
Gain on extinguishment of debt	––	(5,056,052)
Write-off of accounts payable	––	(508,610)
Loss on settlement of receivable	100,000	––
Impairment of intangible asset	67,000	––
Extension of warrants	––	51,657
Vesting of stock options for compensation	5,449,170	6,101,143
Issuance of common stock to directors for compensation	22,992	98,543
Issuance (cancellation) of common stock for professional services	(20,471)	359,471
Loss / (Gain) on disposal of property and equipment	650	39,134
Grant income	(15,735)	(36,372)
Bad debt expense	38,314	10,820
Non-cash interest related to notes receivable	(22,803)	(29,348)
Non-cash interest related to MATT.org agreement	––	379,243
Non-cash interest related to notes payable	312,200	291,387
Amortization of discounts on notes payable and debt issuance costs	291,407	272,246
Changes in operating assets and liabilities:
Accounts receivable	(327,320)	5,711
Other current assets and other assets	233,104	(193,417)
Accounts payable and accrued expenses	55,548	(442,378)
Net cash used in operating activities	(3,878,474)	(5,332,553)
Cash flows from investing activities:
Proceeds from disposal of property and equipment	750	10,601
Purchase of property and equipment	(20,483)	(399,954)
Advance to BRC / La Alianza	––	(350,000)
Net cash used in investing activities	(19,733)	(739,353)
Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	––	377,500
Debt issuance costs associated with issuance of notes payable	––	(40,481)
Proceeds from the issuance of notes payable	––	7,000,000
Net cash provided by financing activities	––	7,337,019
Cash and cash equivalents prior to effect of foreign currency exchange rate on cash	(3,898,207)	1,265,113
Effect of foreign currency exchange rate on cash	(6,155)	(5,765)
Net decrease in cash and cash equivalents	(3,904,362)	1,259,348
Cash and cash equivalents at beginning of period	4,932,629	3,673,281
Cash and cash equivalents at end of period	$1,028,267	$4,932,629

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$––	$––
Cash paid for income taxes	$––	$––

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Reduction in exercise prices of outstanding warrants recorded as additional paid-in capital	$––	$1,605,382
Preferred shares exchanged for long-term debt, recorded as preferred stock and additional paid-in capital	$––	$2,500,000
Preferred stock dividends accrued and charged to accumulated deficit	$111,500	$55,750
Warrants recorded as investment assets	$––	$104,753
Revaluation of warrants recorded as debt discount and additional paid-in capital	$––	$1,605,382
Write-off of Jet Rights recorded as debt discount	$––	$878,942

See notes to consolidated financial statements.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Note 1—Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Quepasa Corporation, a Nevada corporation (the “Company”), was incorporated in June 1997. In 2007, the Company transitioned from being a bilingual search engine into a Latino social network. With the evolution of the Company’s Quepasa.com website into a Latino social network, the future revenue will come predominantly from advertising. The Company re-launched its Quepasa.com website on February 6, 2008, to be solely a Latino social network with content provided by the user community. The Quepasa.com community provides users with access to an expansive, multilingual menu of resources that promote social interaction, information sharing, and other topics of importance to users, such as games and virtual economy. We offer online marketing capabilities which enable marketers to display their advertisements in different formats and in different locations on our website. We work with our advertisers to maximize the effectiveness of their campaigns by optimizing advertisement formats and placement on the website. The Quepasa.com website is operated and managed by the Company’s wholly-owned Mexico-based subsidiary, Quepasa.com de Mexico.

Basis of Presentation and Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the Company’s continuation as a going concern. Since inception, the Company has reported net losses and operating activities have used cash, and the Company has a stockholders’ deficit at December 31, 2009.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company reported a net loss of approximately $10.6 million for the year ended December 31, 2009, and operating activities used cash of approximately $3.9 million during the year ended December 31, 2009, and as of December 31, 2009, the Company had a stockholders’ deficit of $3.9 million and accumulated losses from inception of $159.3 million.

The Company’s Board of Directors and Chief Executive Officer continue to be actively involved in discussions and negotiations with investors. Management does not believe the Company has sufficient working capital to operate beyond May 31, 2010 with the current working capital on hand.  With our net cash burn rate, this forecast assumes that we collect approximately $500,000 in accounts receivables by early April 2010.  Our management has been focused on completing a financing through the sale of equity or debt securities.  To remain operational through December 31, 2010, we will need to raise at least $2,000,000 in net proceeds. The current global recession and volatility of the financial markets could significantly impact our debt or equity.   At the same time that we are seeking to raise capital, we expect that our marketing efforts in Mexico will generate a minimum of $3,000,000 in revenues from Mexican government units over the next 12 months including $300,000 of revenues generated in the fourth quarter of 2009.  Assuming we raise the necessary capital through the sale of equity or equity equivalents and we generate the full $3,000,000 in revenue, we expect that we will have adequate working capital through 2011.  However, any equity financing may be very dilutive to our existing shareholders.

At December 31, 2009, the Company has cash and cash equivalents of approximately $1.0 million and working capital of $1.1 million, compared to cash and cash equivalents of approximately $4.9 million and a working capital of $5.0 million at December 31, 2008.  At December 31, 2009, the Company had total stockholders’ deficit of $3.9 million as compared with total stockholders’ equity of $1.3 million at December 31, 2008.  The Company’s financial position and condition has deteriorated from December 31, 2008 to December 31, 2009 and the Company does not have sufficient cash to meets it needs for the next twelve months.  There is no assurance that continued financing proceeds will be obtained in sufficient amounts necessary to meet the Company's needs. In view of these matters, continuation as a going concern is dependent upon the Company's ability to meet its financing requirements, raise additional capital, and the future success of its operations.  The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Quepasa.com de Mexico. All intercompany accounts and transactions have been eliminated in consolidation.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash and cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions it invests with.

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits.  The Company has never experienced any losses related to these balances.  Such amounts on deposit in excess of federally insured limits at December 31, 2009 approximated $778,000.

Accounts Receivable — Trade

The Company extends credit on a non-collateralized basis primarily to customers who are located in the United States. The Company performs periodic credit evaluations of its customers’ financial condition as part of its decision to provide credit terms. The Company maintains an allowance for potential credit losses based on historical experience and other information available to management.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. The cost of improvements that extend the life of property and equipment are capitalized. All ordinary repair and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Software	2 years
Computer equipment	3 to 4 years
Vehicles	4 to 5 years
Office furniture and equipment	5 to 10 years
Other equipment	3 to 13 years

Unearned Grant Income

Unearned grant income represents the unamortized portion of a cash grant received from the Mexican government for approved capital expenditures. The grant is being recognized into other income on the accompanying statements of operations on a straight-line basis over the useful lives of the purchased assets.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivables, valuation of the discount on notes payable, valuation of equity instruments granted for services, valuation of repricing of warrants, valuation of preferred stock issued in exchange for liabilities and recorded gain on extinguishment and valuation of deferred tax assets.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is the local currency. The financial statements of these subsidiaries are translated to United States dollars using period-end rates of exchange for assets and liabilities and average quarterly rates of exchange for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Net gains and losses resulting from foreign exchange transactions are included in other income (expense).

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition,” and Emerging Issues Task Force Issue 00-21, “Revenue Arrangements with Multiple Deliverables.” In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, delivery has occurred, and collectability of the resulting receivable is reasonably assured.

During the year ended December 31, 2009, our revenue was generated from one principal source, revenue earned from the sale of banner advertising on our website.

Banner Advertising Revenue: Banner advertising revenue is generated when an advertiser purchases a banner placement within our quepasa.com website. We recognize revenue related to banner advertisements upon delivery.  Approximately 99% of our revenue came from banner advertising. Consistent with GAAP, the Company recognizes advertising revenue from customers that are advertising networks, on a net basis, while advertising revenues earned directly from advertisers is recognized on a gross basis.

Virtual Currency Revenue: In the third quarter of 2009, we launched a dual currency virtual economy to reward usage for activity on our site through retention rewards and commerce via premium virtual gifting offerings. Our users can purchase virtual goods in the Quepasa gift store.  Premium gifts can be purchased using QDollars, which can be bought with real money, generating virtual currency revenue.  We recognize revenue related to virtual currency upon purchase. Revenue to date on QDollars has not been material

Income Taxes

The Company uses the asset and liability method to account for income taxes. Under this method, deferred income taxes are determined based on the differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements which will result in taxable or deductible amounts in future years and are measured using the currently enacted tax rates and laws. A valuation allowance is provided to reduce net deferred tax assets to the amount that, based on available evidence, is more likely than not to be realized.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued guidance which clarifies the accounting for uncertainty in income tax positions. This guidance requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained upon audit, based on the technical merits of the position. The provisions of this guidance were effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening accumulated deficit. The adoption of this guidance did not have a material effect on the Company’s consolidated financial position, cash flows, and results of operations.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2009 and 2008 was $14,500 and $28,535, respectively.

Research and Development

The Company incurred research and development costs of $1,040,022 and $1,241,681 during the years ended December 31, 2009 and 2008, respectively.

Other Income/Expense

Other income on the consolidated statement of operations for 2009 was primarily made up of grant income of $16,627. Other income on the consolidated statement of operations for 2008 was primarily made up of the reversal of contingent invoices totaling $508,610 initially recorded in the third quarter of 2007 for a technical consultant. The Company and the technical consultant entered into a mutual release of any obligation.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in stockholders’ equity during a period from non-owner sources. Comprehensive income (loss) for the Company consists of foreign currency translation adjustments which are added to net loss to compute total comprehensive loss.

Net Loss Per Share

Net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the applicable period. Diluted loss per share is determined in the same manner as basic loss per share, except that the number of shares is increased to include potentially dilutive securities using the treasury stock method. Since the Company incurred a net loss in all periods presented, all potentially dilutive securities were excluded from the computation of diluted loss per share since the effect of including them is anti-dilutive.

The following table summarizes the number of dilutive securities, which may dilute future earnings per share, outstanding for each of the periods presented, but not included in the calculation of diluted loss per share:

	December 31,
	2009	2008

Stock options	7,333,225	6,684,687
Warrants	4,200,000	4,432,500
Totals	11,533,225	11,117,187

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Long-Lived Assets

In accordance with GAAP, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. For assets which are held and used in operations, the asset is deemed to be impaired if its carrying value exceeds its estimated undiscounted future cash flows. If such assets are considered to be impaired, the impairment loss recognized is the amount by which the carrying value exceeds the fair value of the asset or estimated discounted future cash flows attributable to the asset. During the year ended December 31, 2009, impairment was recognized on an intangible asset for a writeoff of $67,000 and the expense is included in General and Administrative expense. No asset impairment occurred during the year ended December 31, 2008.

Fair Value of Financial Instruments

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

Effective January 1, 2008, we adopted accounting guidance for financial assets and liabilities. The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and  assumptions developed by us, which reflect those that a market participant would use.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

We currently measure and report intangible assets at fair value.  The intangible asset is adjusted to fair value using level three unobservable inputs to a present value of cash flows model. The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009:

	Balance at December 31, 2009	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant Unobservable inputs

Assets:
Intangible Asset	$––	$––	$––	$0
Total financial assets	$––	$––	$––	$––

Following is a roll forward through December 31, 2009 of the fair value of the intangible asset:

Fair Value of Intangible Asset

Balance at December 31, 2008	$67,000
Change in fair value included in net loss	(67,000)
Ending balance at December 31, 2009	$0

Product Development and Content Costs

Product development and content costs, including costs incurred in the classification and organization of listings within the Company’s website, are charged to expense as incurred.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of GAAP. The fair values of share-based payments are estimated on the date of grant using the Black-Scholes option pricing model, based on weighted average assumptions. Expected volatility is based on historical volatility of the Company’s common stock. The Company has elected to use the simplified method described in GAAP to estimate the expected term of employee stock options. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. Compensation expense is recognized on a straight-line basis over the requisite service period of the award.

The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

Significant Customers and Concentration of Credit Risk

During 2009, one customer comprised 55% of total revenues.  During 2008, one customer comprised 19% of total revenues.

One customer comprised 86% of total accounts receivable as of December 31, 2009.  Two customers comprised 34% and 18% of total accounts receivable as of December 31, 2008

Leases

In accordance with GAAP, the Company performs a review of newly acquired leases to determine whether a lease should be treated as a capital or operating lease. Capital lease assets are capitalized and depreciated over the term of the initial lease. A liability equal to the present value of the aggregated lease payments is recorded utilizing the stated lease interest rate. If an interest rate is not stated, the Company will determine an estimated cost of capital and utilize that rate to calculate the present value. If the lease has an increasing rate over time, and/or is an operating lease, all leasehold incentives, rent holidays, or other incentives will be considered in determining if a deferred rent liability is required. Leasehold incentives are capitalized and depreciated over the initial term of the lease.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Contingencies

The Company accrues for contingent obligations, including legal costs, when the obligation is probable and the amount can be reasonably estimated. As facts concerning contingencies become known we reassess our position and make appropriate adjustments to the financial statements. Estimates that are particularly sensitive to future changes include those related to tax, legal, and other regulatory matters that are subject to change as events evolve and additional information becomes available.

Recent Accounting Pronouncements

Effective for all interim and annual periods ending after September 15, 2009, the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) became the sole authoritative source for Generally Accepted Accounting Principals (GAAP) in the United States of America and superceded all previous Level a – d sources of US GAAP.

The following discusses non-authoritative accounting standards adopted by various bodies that have been incorporated into the authoritative FASB Codification:

In May 2009, the FASB issued guidance on subsequent events.  This guidance does not result in significant changes in the subsequent events that an entity reports in its financial statements.  The guidance requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued.  This guidance was effective for the Company in the second quarter of 2009, and the required disclosure has been included in the consolidated financial statements.  The adoption of this guidance did not have a significant impact on the Company’s consolidated financial statements.

On January 1, 2009, the Company adopted new guidance and as a result evaluates its options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under GAAP.  The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as Other income (expense).  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.  Equity instruments that are initially classified as equity that become subject to reclassification under GAAP are reclassified to liability at the fair value of the instrument on the reclassification date.  The adoption of this guidance has not had a material impact on the Company’s consolidated financial position and results of operations.

In May 2008, the FASB issued guidance which identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of this guidance has not had a material impact on the Company’s consolidated financial position and results of operations.

In May 2008, the FASB issued guidance that requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The guidance will result in companies recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. This guidance was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Through December 31, 2009, there was no impact of adopting this guidance on the Company’s consolidated financial statements.

In April 2008, the FASB issued guidance that amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under GAAP. This guidance was effective for fiscal years beginning after December 15, 2008. Through December 31, 2009, there was no impact of this guidance on the Company’s consolidated financial position and results of operations.

In March 2008, the FASB issued guidance that amends and expands the disclosure requirement for derivative instruments and hedging activities. It requires enhanced disclosure about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under GAAP, and (iii) how derivative instruments and related hedge items affect an entity’s financial position, financial performance, and cash flows. This guidance is effective for the Company as of January 1, 2009. Through December 31, 2009, there was no impact of this guidance on the Company’s consolidated financial position and results of operations.

On January 1, 2008, the Company adopted guidance that defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.  In February 2008, the Financial Accounting Standards Board (“FASB”) issued further guidance, which delays the effective date of this guidance for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).  Excluded from the scope of the guidance are certain leasing transactions accounted for under GAAP.  The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of this guidance.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
Note 2—Property and Equipment

Property and equipment consist of the following:

	December 31, 2009	December 31, 2008

Computer equipment	$1,796,197	$1,770,774
Vehicles	17,340	16,406
Office furniture and equipment	123,256	122,635
Other equipment	9,065	8,577
	1,945,858	1,918,392
Less accumulated depreciation	(1,523,310)	(1,001,950)
Property and equipment—net	$422,548	$916,442

Depreciation expense was $512,977 and $456,818 for the year ended December 31, 2009 and 2008, respectively.

Note 3—Note Receivable

On March 27, 2008, the Company entered into a Loan Agreement with BRC Group, LLC (“BRC”) for a maximum amount of $600,000. Among other things, pursuant to the terms of the Loan Agreement: (i) the $300,000 advanced on January 9, 2008 by the Company pursuant to the BRC Note becomes advancement under the terms of the Loan Agreement; and (ii) the Company agreed to advance BRC an additional $50,000 on April 1, 2008.

BRC executed a noninterest bearing promissory note on March 27, 2008, in favor of the Company and agreed to repay all loans made by the Company under the Loan Agreement by January 8, 2011.  In exchange for the noninterest bearing promissory note, BRC granted the Company an Equity Interests Purchase Warrant, exercisable in the event of default, and a Right of Purchase and Right of First Refusal Agreement (“Warrant Rights”).

Also on March 27, 2008, and in connection with the Loan Agreement, the Company entered into a Website Development and Hosting Agreement with BRC. On April 1, 2008, the Company advanced $50,000 to BRC under the terms of the Loan Agreement.  The Company has not advanced any additional funds to BRC.

Under the terms of the agreement BRC would have been due a third advance in the amount of $250,000 on September 1, 2008 if BRC was not in breach of the agreement and only then at the discretion of the Company.  The Company exercised its discretion and declined to make the loan advance.  The Company has learned that BRC materially breached the terms of the loan agreement.  On April 6, 2009, BRC filed a complaint in the U.S. District Court for the Northern District of California.  The Company filed an Answer with counterclaims alleging a default by BRC and to accelerate the note.

On September 22, 2009, the Company entered into a settlement agreement (the “Settlement”) with BRC. Under the Settlement, BRC’s indebtedness to the Company was reduced from $350,000 to $250,000, evidenced by a new promissory note (the “Note”) dated September 22, 2009. The Note contains a repayment term of 18 months commencing June 1, 2011, bearing interest at the rate of 4% per annum, such interest to begin accruing February 1, 2011. As collateral for the Note, BRC issued the Company a warrant (the “Warrant”) permitting the Company to receive up to a 30% membership interest in BRC upon default. If BRC defaults under the Note and the Warrant is exercised, BRC shall have 90 days to repurchase the membership interest for the balance of the remaining principal and interest to date.

As a result of the Settlement, the Company recognized a loss of $100,000 in the Other Income (Expense) line of the Statement of Operations and Comprehensive Income (Loss) for the third quarter of 2009.  As a result of the change in the prior note from non-interest bearing to an interest bearing note, the Company wrote off a discount of $52,602, which had been calculated using a 12.75% imputed interest rate, with an equal value assigned to Warrant Rights, included in the Other Assets line of the balance sheet.

As a result of the Settlement and the Note, BRC and the Company agreed to a mutual release of the current litigation between the parties by filing a dismissal of the litigation with prejudice. Furthermore, BRC and the Company agreed to terminate all prior agreements between each other entered into before September 22, 2009, along with all duties rights and obligations thereunder.

The parties have not yet agreed upon the essential language of the settlement documents and may return to litigation.  In such circumstances the loss and write off of the discount would be reversed.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Note 4—Long-term Debt and Gain on Extinguishment

Corporate Sponsorship and Management Services Agreement

On November 20, 2006, in connection with a financing transaction, the Company entered into Corporate Sponsorship and Management Services Agreement (the “CSMSA”) with MATT Inc. and Mexicans & Americans Thinking Together Foundation, Inc. (the “Organization”). The CSMSA provided that the Company will develop, operate and host the Organization’s website and provide to it all the services necessary to conduct such operations. During the first three years of the term of the CSMSA, the Organization agreed to reimburse the Company for its costs and expenses in providing these services, not to exceed $500,000 per annum. The CSMSA further provided that the Company will pay the Organization’s operating costs through October 2016 (including certain special event costs commencing in year four), up to a cap of $1,200,000 per annum minus the Company’s costs and expenses for providing the services described above. The Organization’s obligations to pay any costs and expenses due to the Company were guaranteed by MATT Inc.

The Company established a reasonable estimate of the long-term debt based on the present value calculation of the expected payout of $1,200,000 per year, or $300,000 per quarter, through October 2016, discounted at a 12% annual rate, which was based on available borrowing rates.

On June 30, 2008, the Company entered into a Termination Agreement (the “Transaction”) with the Organization terminating the CSMSA.  In consideration for the Transaction, the Company issued 25,000 shares of Series A Convertible Preferred Stock with a liquidation preference of $2,500,000 (the “Preferred Stock”) to the Organization.  The estimated fair value of the preferred stock was also $2,500,000 based on various factors, including the share price of common stock into which the preferred stock may convert and based on the preferences (see Note 7). The Company also provided the Organization with piggyback registration rights for the shares of common stock acquired by the Organization upon conversion of the Preferred Stock.

The effect of the Transaction was to eliminate the Company’s current and future obligations for the Organization’s operating costs under the CSMSA for which the Company had a remaining recorded value of $7,556,052 as of June 30, 2008.  The Company recognized a gain on the extinguishment of the long-term debt of $5,056,052, the difference between the value of the long-term liabilities and the value of preferred stock issued in exchange for the debt as of June 30, 2008. (See Note 7 below.)

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Note 5—Notes Payable

On January 25, 2008, the Company and MATT Inc. entered into a Note Purchase Agreement (the “MATT Agreement”). Pursuant to the terms of the MATT Agreement: (i)  MATT Inc. invested $5,000,000 in Quepasa and Quepasa issued MATT Inc. a subordinated promissory note due October 16, 2016 with 4.46% interest per annum (the “MATT Note”); (ii) the exercise price of MATT Inc.’s outstanding Series 1 Warrant to purchase 1,000,000 shares of the Company’s common stock was reduced from $12.50 per share to $2.75 per share; (iii) the exercise price of MATT Inc.’s outstanding Series 2 Warrant to purchase 1,000,000 shares of the Company’s common stock was reduced from $15.00 per share to $2.75 per share (see Note 9); and (iv) the Amended and Restated Support Agreement between the Company and MATT Inc. was terminated, which terminates MATT Inc.’s obligation to provide the Company with the use of a corporate jet for up to 25 hours per year through October 2016. The $878,942 net book value of the Jet Rights was written off and recorded as a debt discount. Debt issuance costs of $24,580 related to this transaction have been capitalized within the Other Assets section of the balance sheet and will be amortized to interest expense over the life of the note.  The balance of deferred debt issuance costs was $19,135 at December 31, 2009 and is included in Other Assets.

On January 25, 2008, the Company and Richard L. Scott Investments, LLC (“RSI”) entered into a Note Purchase Agreement (the “RSI Agreement”). Pursuant to the terms of the RSI Agreement: (i)  RSI invested $2,000,000 in Quepasa and Quepasa issued RSI a subordinated promissory note due March 21, 2016 with 4.46% interest per annum (the “RSI Note”); (ii) the exercise price of RSI’s outstanding Series 2 Warrant to purchase 500,000 shares of the Company’s common stock was reduced from $4.00 per share to $2.75 per share, see Note 9; and (iii) the exercise price of RSI’s outstanding Series 3 Warrant to purchase 500,000 shares of the Company’s common stock was reduced from $7.00 per share to $2.75 per share. Debt issuance costs of $15,901 related to this transaction have been capitalized within the Other Assets section of the balance sheet and will be amortized to interest expense over the life of the note. The balance of deferred debt issuance costs was $12,131 at December 31, 2009 and is included in Other Assets.

Notes payable consisted of the following at December 31, 2009:

	MATT	RSI	Total

Notes Payable, face amount	$5,000,000	$2,000,000	$7,000,000
Discounts on Notes:
Revaluation of Warrants	(1,341,692)	(263,690)	(1,605,382)
Termination of Jet Rights	(878,942)	––	(878,942)
Accumulated Amortization	491,926	62,513	554,439
Total Discounts	(1,728,708)	(201,177)	(1,929,885)
Accrued Interest	431,133	172,454	603,587
Notes Payable, net	$3,702,425	$1,971,277	$5,673,702

Note 6—Commitments and Contingencies

Operating Leases

On March 20, 2008, the Company terminated its future lease obligations of $344,495, relating to one of its operating leases for office space in Scottsdale, Arizona. Under the terms of the Lease Termination Agreement, the Company paid $64,261 to the Lessor and forfeited the security deposit in the amount of $44,703.

The Company leases its facilities under three non-cancelable operating leases which expire in 2010 and 2012. Future minimum lease payments under these leases as of December 31, 2009 are as follows:

2010	$102,760
2011	88,904
2012	66,678
$258,342

Rent expense under these leases was $76,522 and $270,900 for the years ended December 31, 2009 and 2008, respectively.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Litigation

From time to time, we are party to certain legal proceedings that arise in the ordinary course and are incidental to our business. There are currently no such pending proceedings to which we are a party that our management believes will have a material adverse effect on the Company’s consolidated financial position or results of operations. However, future events or circumstances, currently unknown to management, will determine whether the resolution of pending or threatened litigation or claims will ultimately have a material effect on our consolidated financial position, liquidity or results of operations in any future reporting periods.

Note 7—Series A Convertible Preferred Stock

On June 26, 2008, the Company authorized 25,000 shares of Series A Preferred Stock. On June 30, 2008, the Company entered into the Transaction with the Organization terminating the CSMSA (see note 5).  In consideration for the Transaction, the Company issued the Organization 25,000 shares of Preferred Stock, par value $0.001, with a liquidation preference of $2,500,000.  The Company also provided the Organization with piggyback registration rights for the shares of common stock acquired by the Organization upon conversion of the Preferred Stock. The Series A Preferred Stock may be converted (i) upon election of the Company; (ii) upon liquidation; or (iii) upon election of the Organization after one year. The Series A Preferred Stock has voting rights at one vote per share and may be converted at the Stated Value of $100.00 per share for a similar value of Common Stock at Fair Market Value, with no fractional shares.  Dividends on the Preferred Stock accrue from the date of issuance at the rate per annum of 4.46% on the Stated Value and are cumulative.  Dividends are payable in a lump sum at liquidation or conversion.  Accrued dividends were $167,250 at December 31, 2009.

Note 8—Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of GAAP, using the modified-prospective transition method. Since all share-based payments made prior to January 1, 2006 were fully vested, compensation cost recognized subsequent to 2005 represents the compensation cost for all share-based payments granted subsequent to January 1, 2006 based upon the grant-date fair value using the Black-Scholes option pricing model.

The fair values of share-based payments are estimated on the date of grant using the Black-Scholes option pricing model, based on weighted average assumptions. Expected volatility is based on historical volatility of the Company’s common stock. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. Compensation expense is recognized on a straight-line basis over the requisite service period of the award.

In December 2007, the Securities and Exchange Commission (“SEC”) issued guidance which allows companies, in certain circumstances, to utilize a simplified method in determining the expected term of employee stock option grants when calculating the compensation expense to be recorded under GAAP for employee stock options. The simplified method can be used after December 31, 2007 only if a company’s stock option exercise experience does not provide a reasonable basis upon which to estimate the expected option term. During 2008 and 2009, we continued to use the simplified method to determine the expected option term since the Company’s stock option exercise experience does not provide a reasonable basis upon which to estimate the expected option term.

The assumptions used in calculating the fair value of stock-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
Stock Option Plans

1998 Stock Option Plan

In October 1998, the Company stockholders adopted and later amended the 1998 Stock Option Plan (the “1998 Plan”), which provides for the granting of options to employees, officers, directors and consultants. The 1998 Plan permits the granting of incentive stock options meeting the requirements of Section 422A of the Internal Revenue Code as well as non-qualified stock options. The Company reserved 6,000,000 shares of common stock to be granted under the 1998 Plan. Incentive stock options are issuable only to employees, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees.

Stock options granted pursuant to the 1998 Plan may not have an option price that is less than the fair market value of the Company’s common stock on the date of grant. Incentive stock options granted to significant stockholders must have an exercise price of not less than 110% of the fair market value of the Company’s common stock on the date of grant. Generally, options granted under the 1998 Plan vest ratably over a three year service period and expire ten years from the date of the grant (or 90 days after the termination of employment). The Board of Directors of the Company may modify the exercise price, vesting term and expiration date of the individual grants at their discretion.

The fair values of share-based payments are estimated on the date of grant using a Black-Scholes option pricing model that uses the weighted average assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s common stock. The Company has elected to use the simplified method described in Staff Accounting Bulletin 107, “Share-Based Payment,” to estimate the expected term of employee stock options. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

A summary of stock option activity under the 1998 Stock Option Plan during the year ended December 31, 2009 is as follows:

Options	Number of Stock Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding at December 31, 2008 (1)	200,000	$2.36
Granted	––	$––
Exercised	––	$––
Forfeited or expired	(95,000)	$3.00
Outstanding at December 31, 2009 (1)	105,000	$1.48	2.6	$65,500
Exercisable at December 31, 2009 (1)	105,000	$1.48	2.6	$65,500
———————
(1)	Includes 100,000 options held by consultants.

In September 2006, the Board of Directors approved, the 2006 Stock Incentive Plan (See 2006 Stock Incentive Plan section below). On June 27, 2007, the stockholders approved the 2006 Stock Incentive Plan. As a result, no new awards will be available for issuance under the 1998 Plan, effective September 2006.  The total intrinsic value of options exercised during the years ended 2009 and 2008 was $0 and $621,500, respectively.

2006 Stock Incentive Plan

On June 27, 2007, the stockholders approved the 2006 Stock Incentive Plan (the “2006 Plan”), providing for the issuance of up to 3,700,000 shares of common stock plus an additional number of shares of common stock equal to the number of shares previously granted under the 1998 Stock Option Plan that either terminate, expire, or lapse after the date of the Board of Directors’ approval of the 2006 Plan.

In April 2008, our Board of Directors approved and on June 27, 2008, the stockholders approved an amendment to the 2006 Plan to authorize the issuance of an additional 2,000,000 shares of common stock. In November 2009, our Board of Directors approved an amendment to the 2006 Plan to authorize the issuance of an additional 2,000,000 shares of common stock.   As of December 31, 2009, there were 1,607,375 shares of common stock available for grant under the 2006 Plan. Pursuant to the terms of the 2006 Plan, eligible individuals may be granted incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, or stock grant awards.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

A summary of stock option activity under the 2006 Stock Incentive Plan during the year ended December 31, 2009 is as follows:

Options	Number of Stock Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding at December 31, 2008 (1)(2)	6,484,687	$2.85
Granted (3)	1,095,538	$1.41
Exercised	––	$––
Forfeited or expired (4)	(372,000)	$2.84
Outstanding at December 31, 2009 (5)	7,208,225	$1.19	8.2	$6,929,087
Exercisable at December 31, 2009 (5)	4,279,048	$1.19	7.9	$4,226,502
———————

(1)	Includes 486,000 options to purchase common stock at a weighted average exercise price of $2.83 per share being held by consultants.

(2)	Includes 1,649,000 performance based options, of which 1,007,040 have been expensed.

(3)	Includes 45,000 options to purchase common stock at a weighted average exercise price of $2.22 per share being held by consultants.

(4)	Includes 15,000 options to purchase common stock at a weighted average exercise price of $1.00 per share being held by consultants.

(5)	Includes 511,000 outstanding and 287,667 exercisable options to purchase common stock at a weighted average exercise price of $1.99 and $2.36 per share, respectively, being held by consultants.

The weighted-average grant date fair value of options granted during the years 2009 and 2008 was $1.36 and $2.34, respectively.  There were no options exercised under this plan during the years 2009 and 2008. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31,
	2009	2008

Risk-free interest rate:	2.49%	3.10%
Expected term:	4.4 Years	5.6 Years
Expected dividend yield:	––	––
Expected volatility:	105%	140%

On July 8, 2009, the board of directors authorized the re-pricing of 5,751,937 existing stock options to a new exercise price of $1.00 per share in order to provide incentive for certain key employees.  Some of the re-priced options were granted to the Company’s named executive officers including: 2,268,466 to John Abbott, Chief Executive Officer, 1,826,971 to Michael Matte, the Chief Financial Officer and 732,500 to Louis Bardov, the Chief Technology Officer.  The financial impact of this transaction is an increase of $1,052,010 in stock based compensation to be amortized over the remaining life of the options.  The re-pricing was subject to meeting performance standards set by the Company’s Chief Executive Officer, which have now been met.

The Company recognized stock-based compensation expense for the vesting of options of $5,449,170 and $6,101,143 for the years ended December 31, 2009 and 2008, respectively.

As of December 31, 2009, there was $4,314,589 in total unrecognized compensation cost, which is expected to be recognized over a weighted average period of 0.8 years.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Unrestricted Shares

During the year ended December 31, 2009, the Company granted no unrestricted common stock. The Company recognized stock-based compensation expense of $29,082 for the unrestricted shares being amortized for a prepaid issuance to a consultant in 2008 during the year ended December 31, 2009. As of December 31, 2009 there was no unrecognized stock based compensation related to unrestricted shares.

Restricted Shares

On April 28, 2009, the Board of Directors granted 27,700 shares of restricted common stock to the Company’s non-employee directors for compensation during 2009 under the 2006 Plan. The restricted shares vest monthly on the last day of the month through December 31, 2009. Restricted shares activity during the year ended December 31, 2009 was as follows:

	Shares	Weighted-Average Share Price

Unvested at January 1, 2009	––	$––
Granted	27,700	$0.83
Vested during period	(27,700)	$0.83
Cancelled during period	––	$––
Unvested at December 31, 2009	––	$––

The fair value of the restricted shares is based on the closing price of the Company’s common stock on the date of the grant. The Company recognized stock-based compensation expense of $22,991 for the restricted shares that vested during the year ended December 31, 2009. As of December 31, 2009, there was no unrecognized stock -based compensation expense related to non-vested restricted share grants.

Note 9—Warrants

In March 2006, the Company issued warrants to purchase 200,000 shares of common stock at an exercise price of $3.55 per share as compensation to its Chief Executive Officer. These warrants were still outstanding on December 31, 2009 and expire in March 2016. The fair value of these warrants of $667,581 was determined using the Black-Scholes option pricing model with the assumptions listed below and recognized in general and administrative expenses on the accompanying statements of operations.

Risk-free interest rate:	4.68%
Expected term:	5 years
Expected dividend yield:	0.00%
Expected volatility:	163.73%

During March 2006, the Company issued three series (Series 1, 2 and 3) of warrants to purchase 1,000,000 shares of common stock each at exercise prices of $2.87, $4.00, and $7.00 as compensation for certain strategic initiatives, including acquiring the services of the Company’s Chief Executive Officer. The Series 1 warrant was exercised in 2006. 50% (1,000,000) of the remaining warrants were owned by RSI. On January 25, 2008, the Company and RSI entered into a Note Purchase Agreement (the “RSI Agreement”). Pursuant to the terms of the RSI Agreement the exercise price of RSI’s outstanding warrants were reduced to $2.75 per share. The warrant re-pricing resulted in a discount on the Note Payable of $263,690, to be amortized over the life of the note, see Note 5. The Series 2 and Series 3 warrants were still outstanding at December 31, 2009 and expire in March 2016. The fair value of the warrant re-pricing was determined by comparing the fair value of the modified warrant with the fair value of the unmodified warrant on the modification date and recording any excess as a discount on the note.  The fair value of the modified warrants was calculated using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate:	2.81%
Expected term:	4.08 years
Expected dividend yield:	—
Expected volatility:	105.68%

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

The remaining 500,000 of the Series 2 and Series 3 warrants priced at $4.00 and $7.00, respectively, were still outstanding at December 31, 2009 and expire in March 2016. The fair value of these warrants of $3,693,990 was determined using the Black-Scholes option pricing model with the assumptions listed below and recognized in general and administrative expenses on the accompanying statements of operations.

	Warrant #1	Warrants #2 and #3
Risk-free interest rate:	4.69%	4.68%
Expected term:	0.25 years	5 years
Expected dividend yield:	0.00%	0.00%
Expected volatility:	53.98%	163.73%

In October 2006, the Company issued two series of warrants to purchase 1,000,000 shares of common stock each at exercise prices of $12.50 and $15.00 per share to MATT Inc. in connection with the issuance of common stock. On January 25, 2008, the Company and MATT Inc. entered into a Note Purchase Agreement (the “MATT Agreement”). Pursuant to the terms of the MATT Agreement the exercise price of MATT Inc.’s outstanding warrants were reduced to $2.75 per share. The warrant re-pricing resulted in a discount on the Note Payable of $1,341,692, to be amortized over the life of the note, see Note 5 above. These warrants expire in October 2016 and were still outstanding as of December 31, 2009. The fair value of the warrant re-pricing was determined by comparing the fair value of the modified warrant with the fair value of the unmodified warrant on the modification date and recording any excess as a discount on the note.  The fair value of the modified warrants was calculated using the Black-Scholes option pricing model as appropriately discounted for these noncompensatory warrants using the method described under GAAP with the following assumptions:

Risk-free interest rate:	2.81%
Expected term:	4.36 years
Expected dividend yield:	—
Expected volatility:	103.55%

A summary of warrant activity for the year ended December 31, 2009 is as follows:

Outstanding at January 1, 2009	4,432,500
Issued	—
Exercised	—
Expired	(232,500)
Outstanding at December 31, 2009	4,200,000

Note 10—Income Taxes
The Company did not provide a current or deferred U.S. federal, state, or foreign income tax provision or benefit for any of the periods presented because it has experienced recurring operating losses. The Company has provided a full valuation allowance on the deferred tax assets, consisting primarily of the net operating losses, because evidence does not indicate that the deferred tax assets will more likely than not be realized.

At December 31, 2009, the Company had net operating losses of approximately $106,227,000 related to U.S. federal and state jurisdictions. Utilization of the net operating losses, which expire at various times starting in 2012 through 2029, may be subject to certain limitations under Section 382 of the Internal Revenue Code, as amended, and other limitations under state and foreign tax laws.

QUEPASA CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Actual income tax benefit differs from the amount calculated using the Federal statutory tax rate of 34% as follows:

	2009	2008
U.S. federal income tax at statutory rate	$(3,596,000)	$(2,427,000)
Extinguishment of debt	––	(1,719,000)
Nondeductible expenses	3,000	3,000
Exercise and forfeitures of stock based compensation	(13,000)	660,000
Change in valuation allowance	4,083,000	4,061,000
State tax benefit, net of federal provision (benefit)	(486,000)	(604,000)
Foreign subsidiary loss	8,000	25,000
Other	1,000	1,000
Income Tax Expense	$––	$––

Significant components of the Company's deferred tax assets (liabilities) are approximately as follows:

	December 31, 2009	December 31, 2008
U.S. federal income tax at statutory rate	$41,016,000	$39,179,000
Extinguishment of debt	23,000	(50,000)
Change in valuation allowance	5,158,000	3,000,000
State tax benefit, net of federal provision (benefit)	51,000	36,000
Foreign subsidiary loss	46,248,000	42,165,000
Other	(46,248,000)	(42,165,000)
Income Tax Expense	$––	$––

Note 11—Related Party Transactions

Alonso Ancira serves on the Company’s Board of Directors as a non-employee director. Mr. Ancira also serves on the Board of Directors of the Organization and is the Chairman of the Board of Directors of MATT Inc. The Company has participated in several significant transactions with MATT Inc. and the Organization; see Note 4 - Long-Term Debt and Gain on Extinguishment, Note 5 - Notes Payable, Note 7 – Preferred Stock, and Note 9 – Warrants. MATT Inc. is also the Company’s largest shareholder.  These relationships do not qualify as related parties for accounting purposes under GAAP.

During 2008, the Company had a Consulting agreement with its then Chairman of the Board.  Under the terms of the Consulting agreement, this director was paid $100,000 and received 210,000 stock options with associated compensation expense of $490,952.

Note 12—Subsequent Events

Management evaluated all activity of the Company through March 4, 2010 (the issue date of the Company’s consolidated financial statements) and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.  No expenses shall be borne by the selling shareholders.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$2,060
Printing expenses	$1,300
Accounting fees and expenses	$5,000
Legal fees and expenses	$27,500
Blue sky fees	$1,075
Miscellaneous	$1,065
Total	$38,000

Indemnification of Directors and Officers.

The Nevada Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our Articles provide for the elimination of liability of our directors and officers for monetary damages for their breach of fiduciary duty to the fullest extent provided by Nevada law.  Also, our Articles provide that our directors and officers shall be indemnified by Quepasa against any liability to the fullest extent provided by law.

At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in our Articles and the Indemnification Agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Quepasa pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Recent Sales of Unregistered Securities.

On December 21, 2010, Quepasa sold 1,753,329 shares of common stock to 41 accredited investors in consideration for $13,149,980.  The sale was exempt under Section 4(2) of the Securities Act and Regulation 506 thereunder.  There was no general solicitation.

In accordance with a Financial Public Relations Agreement between Quepasa and Liolios, dated as of September 9, 2010, Quepasa granted 365,000 warrants (plus additional warrants if new 5% shareholders make filings with the SEC) exercisable at $4.50 per share to Liolios which vest based on certain performance milestones. The warrants may be exercised until September 9, 2013.  The sale was exempt under Section 4(2) of the Securities Act and Regulation 506 thereunder. There was no general solicitation.

Exhibits and Financial Statement Schedules.

		Incorporated by Reference			Filed or Furnished
Exhibit No.	Exhibit Description	Form	Date	Number	Herewith

3.1	Certificate of Restated Articles of Incorporation	10-QSB	8/15/07	3.1
3.2	Certificate of Amendment – Officer Liability Protection	10-Q	8/9/10	3.2
3.3	Certificate of Designation	10-Q	7/25/08	3.2
3.4	Amended and Restated Bylaws	8-K	7/3/07	3.2
3.5	Amendment to Amended and Restated Bylaws	8-K	5/14/10	3.1
4.1	Form of Hollywood Note	8-K	9/24/10	4.1
5.1	Legal Opinion of Harris Cramer LLP				Filed
10.1	Amended and Restated 2006 Stock Incentive Plan	10-Q	8/9/10	10.1
10.2	AHMSA Marketing Services Agreement	10-Q	11/12/10	10.5
10.3	AHMSA Promotional Campaign Agreement	10-Q	11/12/10	10.6
10.4	John Abbott Employment Agreement*	8-K	10/30/07	10.2
10.5	Abbott Employment Agreement Amendment No. 1*	10-KSB	3/31/08	10.18
10.6	Abbott Employment Agreement Amendment No. 2*				Filed
10.7	Michael Matte Employment Agreement*	8-K	10/30/07	10.3
10.8	Matte Employment Agreement Amendment No. 1*	10-KSB	3/31/08	10.21
10.9	Matte Employment Agreement Amendment No. 2*				Filed
10.10	Louis Bardov Employment Agreement*	10-Q	7/25/08	10.18
10.11	Hollywood Note Purchase Agreement	8-K	9/24/10	4.1
10.12	Securities Purchase Agreement dated December 14, 2010	8-K	12/16/10	10.1
10.13	Amendment to Securities Purchase Agreement dated December 14, 2010	8-K	12/22/10	10.2
10.14	Registration Rights Agreement dated December 14, 2010	8-K	12/16/10	10.3
10.15	MATT, Inc. Note Purchase Agreement	8-K	1/30/08	10.1
10.16	MATT, Inc. Subordinated Promissory Note	8-K	1/30/08	10.11
10.17	RSI LLC Note Purchase Agreement	8-K	1/30/08	10.6
10.18	RSI LLC Promissory Note	8-K	1/30/08	10.12
21.1	List of Subsidiaries				Filed
23.1	Consent of Salberg & Company, P.A.				Filed
23.2	Consent of Harris Cramer LLP				Filed**
___________________

*	Management compensatory agreement.

**	Contained in Exhibit 5.1.

Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of West Palm Beach, State of Florida, on December 29, 2010.

QUEPASA CORPORATION.

By:	/s/ John Abbott
John Abbott
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Abbott	Principal Executive Officer and Director	December 29, 2010
John Abbott

/s/ Michael Matte	Chief Financial Officer (Principal Financial Officer) and	December 29, 2010
Michael Matte	Chief Accounting Officer (Principal Accounting Officer)

Director
Alonso Ancira

/s/ Ernesto Cruz	Director	December 27, 2010
Ernesto Cruz

Director
James Ferris

/s/ Malcolm Jozoff	Director	December 27, 2010
Malcolm Jozoff

/s/ Lionel Sosa	Director	December 27, 2010
Lionel Sosa

/s/ Dr. Jill Syverson-Stork	Director	December 27, 2010
Dr. Jill Syverson-Stork

EXHIBIT INDEX

Exhibit No.	Exhibit Description
5.1	Legal Opinion of Harris Cramer LLP
10.6	Abbott Employment Agreement Amendment No. 2
10.9	Matte Employment AgreementAmendment No. 2
21.1	List of Subsidiaries
23.1	Consent of Salberg & Company, P.A.
23.2	Consent of Harris Cramer LLP